Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HEALTHCARE REALTY TRUST INCORPORATED,

HEALTHCARE TRUST OF AMERICA, INC.,

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

and

HR ACQUISITION 2, LLC

Dated as of February 28, 2022

(continued)

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EXHIBITS

EXHIBIT A — Form of Second Amended and Restated Company OP Partnership Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2022 (this “Agreement”), is by and among Healthcare Realty Trust Incorporated, a Maryland corporation (“HR”), Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Company OP”), and HR Acquisition 2, LLC, a Maryland limited liability company and a direct, wholly owned Subsidiary of the Company (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 9.13.

WHEREAS, the parties wish to effect a business combination by means of a merger of Merger Sub with and into HR (the “Merger”), with HR surviving the Merger as a wholly owned Subsidiary of the Combined Company (as defined below), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “LLC Act”).

WHEREAS, the Board of Directors of HR (the “HR Board”) has unanimously (a) determined that this Agreement and the Transactions (as defined below), including the Merger, are in the best interests of HR, (b) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (c) directed that the Merger and the other Transactions be submitted to the holders of HR Common Stock (as defined below) for consideration at the HR Stockholders Meeting (as defined below), and (d) subject to the terms of the Merger Agreement, resolved to recommend approval of this Agreement and the Transactions, including the Merger, by the holders of HR Common Stock and to include such recommendation in the Joint Proxy Statement/Prospectus (as defined below).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the Merger and the other Transactions, (b) determined that this Agreement, the Merger and the other Transactions are advisable on substantially the terms and conditions set forth in this Agreement, (c) directed that the issuance of Company Common Stock (as defined below) contemplated by this Agreement (the “Issuance”) be submitted for consideration at the Company Stockholders Meeting (as defined below), and (d) subject to the terms of the Merger Agreement, resolved to recommend approval of the Issuance by the stockholders of the Company and to include such recommendation in the Joint Proxy Statement/Prospectus.

WHEREAS, the Company, in its capacity as sole member of Merger Sub, has (a) declared that the Merger is advisable on substantially the terms and conditions set forth in this Agreement, and (b) approved the Merger by written consent prior to or simultaneously with the execution of this Agreement.

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code to which the Company and HR are parties within the meaning of Section 368(b) of the Code, and (b) this Agreement is and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.

WHEREAS, HR, the Company, the Company OP and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, HR, the Company, the Company OP and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the MGCL and the LLC Act, at the Effective Time (as defined below), Merger Sub shall be merged with and into HR, the separate corporate existence of Merger Sub shall thereupon cease and HR shall be the surviving corporation in the Merger and a Subsidiary of the Company (the Company, following the Effective Time, sometimes being referred to herein as the “Combined Company”). HR, as the surviving corporation in the Merger, is hereinafter referred to as the “Surviving Corporation.”

Section 1.02 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on the third (3rd) Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to the satisfaction or valid waiver of those conditions at such time), at the offices of McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, New York 10017 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by HR and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 1.03 Effective Time. At the Closing, HR and the Company shall (i) cause articles of merger in form and substance mutually agreeable to HR and the Company (the “Articles of Merger”) with respect to the Merger to be executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the LLC Act, and (ii) duly make all other filings, recordings or publications required by the MGCL, the LLC Act and/or the SDAT (if any) in order to effectuate the Merger. The Articles of Merger shall provide that the Merger shall become effective at the time that the Articles of Merger are accepted for record by the SDAT or at such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as is agreed to in writing by the parties hereto prior to the filing of such Articles of Merger and specified in the Articles of Merger in accordance with the MGCL and the LLC Act (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions of the MGCL (including Section 3-114) and the LLC Act (including Section 4A-709).

Section 1.05 Charter and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the charter of HR as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until amended in accordance with the applicable provisions of the MGCL and such charter.

(b) At the Effective Time, the bylaws of HR as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MGCL, the charter of the Surviving Corporation and such bylaws.

Section 1.06 Directors and Officers of the Surviving Corporation.

(a) Prior to the Effective Time, the parties shall take all necessary actions so that, upon and immediately after the Effective Time, the size of the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”) shall be fixed at five (5) and, as of the Effective Time, the Surviving Corporation Board shall consist of five (5) individuals designated by HR prior to the Closing Date, each to hold office in accordance with the charter and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

(b) The officers of HR as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 1.07 Combined Company Corporate Governance.

(a) Unless otherwise agreed to by the Company and HR prior to the Effective Time, prior to the Effective Time, the Company shall take all requisite action so that, upon and immediately after the Effective Time: (i) the size of the Board of Directors of the Combined Company (the “Combined Company Board”) shall be fixed at thirteen (13) members; (ii) nine (9) members of the Combined Company Board shall be the individuals who are the directors of HR immediately prior to the Effective Time (collectively, the “HR Designees”); and (iii) four (4) members of the Combined Company Board shall be individuals designated by the Company, consisting of W. Bradley Blair II, Vicki U. Booth, Jay P. Leupp and Constance Moore (collectively, the “Company Designees”), provided that, unless otherwise approved in writing by HR, each Company Designee must: (A) not have been party to an event that would be required to be disclosed pursuant to Item 401(f) of Regulation S-K under the Securities Act and the Exchange Act and (B) qualify as an independent director of the Combined Company based on the NYSE Listed Company Manual or any NYSE rules related thereto as determined by the Nominating and

Corporate Governance Committee of the Combined Company Board, who shall initially serve until the 2023 annual meeting of the stockholders of the Combined Company and until their respective successors are duly elected and shall qualify, all in accordance with the Constituent Documents of the Combined Company. In the event that any Company Designee is unable or unwilling to serve, for any reason, as a director on the Combined Company Board at the Effective Time, the Company Board (or a committee thereof) shall designate another individual to serve as a director on the Combined Company Board and to become a Company Designee in place of such Company Designee originally designated, provided that such replacement director is approved by the HR Board (or a committee thereof) and shall meet the requirements of clauses (A) and (B) of this Section 1.07(a).

(b) The Combined Company Board shall cause the Company Designees to be nominated to stand for election or reelection, as the case may be, to the Combined Company Board at the 2023, 2024 and 2025 annual meetings of stockholders of the Combined Company, shall include the Company Designees as nominees to the Combined Company Board in the proxy materials for such meetings, and shall solicit proxies in favor of such election or reelection, in all cases subject to (A) such Company Designees’ election by the Combined Company’s stockholders at the then-immediately preceding annual meeting and (B) the compliance of such Company Designees with the Combined Company’s then-current corporate governance guidelines and code of business conduct and ethics (collectively, “Corporate Governance Guidelines”). The Corporate Governance Guidelines shall apply uniformly to all directors of the Combined Company Board.

(c) Until the 2026 annual meeting of stockholders of the Combined Company, at least one (1) Company Designee shall serve on each committee of the Combined Company Board, with the exception of the Nominating and Corporate Governance Committee on which at least (2) Company Designees shall serve. For the avoidance of doubt, HR and the Company and their respective Boards of Directors shall take all requisite action so that the HR Designees and the Company Designees shall have been appointed to the Combined Company Board and each of its committees as of or prior to the Effective Time, with such HR Designees and Company Designees taking office immediately after the Effective Time.

(d) Prior to the Effective Time, the Company shall cause to be delivered to HR written resignation letters from each director of the Company Board (solely in their capacity as directors) that is not a Company Designee effective as of the Effective Time.

(e) Prior to the Effective Time, the parties shall take all requisite action so that, upon and immediately after the Effective Time, the name of the Combined Company shall be “Healthcare Realty Trust Incorporated”.

(f) Prior to the Effective Time, the parties shall take all requisite action so that, upon and immediately after the Effective Time, the ticker symbol of the Combined Company shall be “HR”.

Section 1.08 Agreement of Limited Partnership of Company OP. Prior to the Effective Time, the Company and the Company OP shall take all requisite action so that, as of immediately after the Effective Time, the second amended and restated agreement of limited partnership of the Company OP shall be substantially in the form attached hereto as Exhibit A (the “Agreement of Limited Partnership”), which shall be the second amended and restated agreement of limited partnership of the Company OP until thereafter amended as provided therein or by applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF

CERTIFICATES; COMPANY RESTRICTED SHARES

Section 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HR, the Company, Merger Sub or any holder of any shares of common stock, $0.01 par value per share, of HR (“HR Common Stock”) or any membership interest of Merger Sub:

(a) Membership Interest of Merger Sub. The membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate (if any) representing ownership of such membership interest of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Cancellation of Certain HR Common Stock. All shares of HR Common Stock held by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor (“Cancelled Shares”).

(c) Conversion of HR Common Stock. Subject to the other provisions of this Article II, each share of HR Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares) shall be converted automatically into, and shall thereafter represent, the right to receive 1.000 (the “Exchange Ratio”) validly issued, fully paid and nonassessable share of Class A Common Stock, $0.01 par value per share, of the Company (“Company Common Stock”), subject to adjustment as provided in Section 2.05, and in each case, subject to any applicable withholding Tax (collectively, the “Merger Consideration”). From and after the Effective Time, all such shares of HR Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of HR Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such share of HR Common Stock in accordance with Section 2.03, including the right to receive, pursuant to Section 2.03, cash in lieu of fractional shares of Company Common Stock, if any, into which such shares of HR Common Stock have been converted pursuant to this Section 2.01(c), together with the amounts, if any, payable pursuant to Section 2.03(e).

(d) Treatment of HR Common Stock. From and after the Effective Time, all of the shares of HR Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of HR Common Stock represented by book-entry form (“HR Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of HR Common Stock (each, an “HR Certificate”) shall thereafter represent only the right to receive (x) the Merger Consideration into which the shares of HR Common Stock represented by such HR Book-Entry Share or HR Certificate have been converted pursuant to this Section 2.01, and (y) any dividends or other distributions to which holders of HR Common Stock shall become entitled in accordance with Section 2.03(g).

(e) Special Distribution Payment. Subject to and explicitly conditioned on the receipt by the Company of the HR Certification (as defined below) and the delivery of the Company Certification (as defined below) to HR on or before the Payment Date, the holders of shares of Company Common Stock issued and outstanding as of the Record Date shall receive the Special Distribution (as defined below) in the amount of $4.82 in cash per share of Company Common Stock held on the Record Date pursuant to Section 6.16(c). Following the receipt by the Company of the HR Certification and the delivery of the Company Certification to HR, the Company shall deposit, or cause to be deposited, the aggregate Special Distribution Amount Shortfall (as defined below) with the Company’s transfer agent (the “Transfer Agent”) on the Business Day prior to the Effective Time.

Section 2.02 Stock Options and Other Stock-Based Awards.

(a) HR Stock Options and Other Stock-Based Awards.

(i) As of the Effective Time, each HR Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof or any other Person, assumed by the Combined Company. Each HR Stock Option so assumed and converted by the Company under this Agreement shall continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any vesting provisions and provisions regarding the acceleration of vesting), except that each HR Stock Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock (rounded down to the nearest whole share) equal to the product of: (A) the number of shares of HR Common Stock subject to such HR Stock Option; and (B) the Exchange Ratio, at an exercise price per share of Company Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of HR Common Stock of such HR Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Company Common Stock subject to the HR Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of HR Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code. The Company shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of all HR Stock Options on the terms set forth in this Section 2.02(a)(i).

(ii) Each share of HR Restricted Stock and each right of any kind, contingent or accrued, to receive shares of HR Common Stock or benefits measured in whole or in part by the value of a number of shares of HR Common Stock granted by HR outstanding immediately prior to the Effective Time (including restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than HR Stock Options (each, other than HR Stock Options, an “HR Stock-Based Award”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Combined Company, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such HR Stock-Based Award immediately prior to the Effective Time, with respect to the number of shares of Company Common Stock that is equal to the number of shares of HR Common Stock subject to the HR Stock-Based Award immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest full share.

(b) Company Restricted Shares.

(i) Each share of Company Common Stock subject to forfeiture conditions (collectively, “Company Restricted Shares”) outstanding immediately prior to the Effective Time shall vest in full as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Restricted Shares that were granted subject to performance-based vesting conditions shall be treated assuming attainment of the target level of performance. Each such Company Restricted Share shall be entitled to receive the Special Distribution Amount and any other accrued but unpaid dividends with respect to such Company Restricted Share (“Company Restricted Share Payment”).

(ii) The portion of any Company Restricted Share Payment shall be made, net of any applicable withholding Taxes with respect to the full amount of the Company Restricted Share Payment, through the Combined Company’s payroll on the next administratively practicable regular payroll date (and in any event within fifteen (15) Business Days) following the Effective Time.

Section 2.03 Exchange of HR Common Stock.

(a) Prior to the Effective Time, the Company shall appoint an agent reasonably acceptable to HR (the “Exchange Agent”) to act as paying and exchange agent, including for purposes of exchanging HR Certificates (or affidavits of loss in lieu thereof) or HR Book-Entry Shares for the Merger Consideration. Prior to the Effective Time, the Company shall deposit or cause to be deposited, with the Exchange Agent, for the benefit of the holders of HR Certificates and HR Book-Entry Shares, shares of Company Common Stock sufficient in order for the

Exchange Agent to distribute the Merger Consideration. In addition, the Combined Company shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.03(g) and cash in lieu of any fractional shares payable pursuant to Section 2.03(e). The shares of Company Common Stock and cash deposited with the Exchange Agent for the benefit of the holders of shares of HR Common Stock are collectively referred to herein as the “Exchange Fund.” In connection with the foregoing, the Company shall enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to HR, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.03.

(b) Promptly after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, the Combined Company shall cause the Exchange Agent to mail to each holder of record of shares of HR Common Stock at the Effective Time, a letter of transmittal in a form prepared by the Company and reasonably acceptable to HR (a “Letter of Transmittal”) (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the HR Certificates (or affidavits of loss in lieu thereof) or transfer of HR Book-Entry Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of HR Book-Entry Shares) and instructions for use in effecting the surrender of HR Certificates (or affidavits of loss in lieu thereof) or HR Book-Entry Shares in exchange for the Merger Consideration.

(c) Each holder of shares of HR Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of an HR Certificate (or affidavit of loss in lieu thereof), together with a properly completed Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of HR Book-Entry Shares, the Merger Consideration in respect of the shares of HR Common Stock represented by an HR Certificate (or affidavit of loss in lieu thereof) or HR Book-Entry Share. The shares of Company Common Stock constituting the Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is required under applicable Law. The Exchange Agent shall accept such HR Certificates (or affidavits of loss in lieu thereof) or HR Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Merger Consideration is to be paid to a Person other than the Person in whose name the applicable shares of HR Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such HR Certificate shall be properly endorsed or such HR Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such HR Book-Entry Share shall be properly transferred, and (ii) the Person requesting such exchange shall pay to the Company any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the HR Certificate (or shares of HR Common Stock specified in an affidavit of loss in lieu thereof) and/or HR Book-Entry Share so surrendered, or such Person shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(d) From and after the Effective Time, until surrendered as contemplated by this Section 2.03, each HR Certificate and/or HR Book-Entry Share shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Letter of Transmittal, cash and certificates or evidence of shares in book-entry form representing the Merger Consideration that the holder of such HR Certificate and/or HR Book-Entry Share is entitled to receive pursuant to Section 2.01, and any cash payment that such holder is entitled to receive pursuant to Section 2.03(e) and Section 2.03(g). No interest will be paid or will accrue on any such consideration. The issuance or payment of the Merger Consideration and the payment of any cash payment required to be made pursuant to Section 2.03(e) shall be deemed issued and paid in full satisfaction of all rights pertaining to such shares of HR Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.03(g)).

(e) No certificates or book-entry securities representing less than one (1) share of Company Common Stock shall be issued in the Merger as a result of the conversion provided for in Section 2.01, but in lieu thereof each holder of HR Common Stock otherwise entitled to a fractional share of Company Common Stock (after aggregating the total number of shares of Company Common Stock that such holder of HR Common Stock has the right to receive pursuant to Section 2.01) shall be entitled to receive from the Combined Company, in accordance with the provisions of this Section 2.03(e), a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of Company Common Stock, as applicable, to which such holder of HR Common Stock would otherwise be entitled, multiplied by (ii) the average daily volume weighted average price of a share of Company Common Stock on NYSE over the five (5) consecutive trading days immediately prior to the Closing Date. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to the Combined Company that would otherwise be caused by the issuance of fractional shares.

(f) After the Effective Time, there shall be no further transfer on the records of HR of shares of HR Common Stock which have been converted, pursuant to this Agreement, into the right to receive the consideration set forth herein, and if any HR Certificates (or affidavits of loss in lieu thereof) and/or HR Book-Entry Shares, together with a duly executed and properly completed Letter of Transmittal, are presented to the Exchange Agent or the Combined Company for transfer they shall be cancelled and exchanged, without interest, for the Merger Consideration as provided in Section 2.01 (together with any cash in lieu of fractional shares pursuant to Section 2.03(e)).

(g) No dividends or other distributions with respect to shares of Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered HR Common Shares with respect to the shares of Company Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by the Combined Company to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such HR Certificate (or affidavit of loss in lieu thereof) or HR Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such HR Certificate or HR Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Company Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

(h) If any HR Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery for the benefit of the Combined Company of a bond of indemnity in an amount and upon terms reasonably satisfactory to the Exchange Agent, and (iii) execution and delivery of a Letter of Transmittal, the Combined Company shall pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each share of HR Common Stock represented by such certificate in accordance with the terms of this Agreement.

(i) Any portion of the Exchange Fund that remains unclaimed by the holders of HR Common Stock twelve (12) months after the Closing Date shall be returned to the Combined Company, upon demand, and any such holder who has not exchanged shares of HR Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Combined Company for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(g) and any cash in lieu of fractional shares pursuant to Section 2.03(e), in respect of such shares without any interest thereon.

(j) Until disbursed in accordance with the terms and conditions of this Agreement, any cash in the Exchange Fund will be invested by the Exchange Agent, as directed by the Combined Company. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of HR Certificates or HR Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to the Combined Company on demand.

Section 2.04 Withholding Rights. Each of the Company, the Company OP, Merger Sub and HR and any of their respective Subsidiaries (and any agent acting on behalf of any of them, including the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law. Any such withheld amounts (a) shall be remitted by the Company, the Company OP, Merger Sub and HR or any Subsidiary of any of them (or any agent acting on behalf of any of them, including the Exchange Agent), as the case may be, to the appropriate Governmental Entity and (b) provided that such amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.05 Adjustments. In the event that, at any time during the period from the date hereof to the Effective Time, the Company or HR, as applicable, changes (or establishes a record date for changing) the number of shares of HR Common Stock issued and outstanding, or the number of shares of Company Common Stock issued and outstanding, as a result of a stock-split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or any similar transaction, in each case other than pursuant to the Transactions, then the Exchange Ratio shall be appropriately and proportionally adjusted to reflect fully the effect of such change.

Section 2.06 Dissenters’ Rights. No dissenters’ or appraisal rights or similar rights of an objecting stockholder to demand and receive fair value (under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to HR that, except as (A) set forth in the confidential disclosure schedule delivered by the Company to HR prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed by the Company with, or furnished by the Company to, the SEC pursuant to the Securities Act or the Exchange Act prior to the date hereof and publicly available prior to the execution of this Agreement, other than any risk factor disclosure contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are not forward looking, cautionary or predictive in nature):

Section 3.01 Organization; Standing.

(a) The Company is a corporation duly incorporated and existing under and by virtue of the Laws of the State of Maryland and is in good standing with the SDAT. The Company has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Merger Sub is a limited liability company duly formed and existing under and by virtue of the Laws of the State of Maryland and is in good standing with the SDAT. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company’s Constituent Documents as amended to the date of this Agreement are included in the Company SEC Documents. The Company has made available to HR true and complete copies of Merger Sub’s Constituent Documents. The Constituent Documents of the Company, the Company OP and Merger Sub are in full force and effect and the Company, the Company OP and Merger Sub are not in violation of any of their respective Constituent Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing and in good standing, have such power or authority or be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company OP Documents are included in the Company SEC Documents.

(c) Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities). There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding the Company or any of the Company Subsidiaries.

Section 3.02 Capitalization.

(a) The authorized stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 200,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). At the close of business on February 25, 2022 (the “Company Capitalization Date”), (i) 229,026,869 shares of Company Common Stock were issued and outstanding (including 527,455 Company Restricted Shares) and (ii) no shares of Company Preferred Stock were issued or outstanding. Since the Company Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of stock of the Company, other than, in each case, pursuant to the lapsing of forfeiture conditions with respect to Company Restricted Shares or the forfeiture of, or withholding of taxes with respect to, Company Restricted Shares. The shares of Company Common Stock required to be delivered by the Company as the aggregate Merger Consideration, when so delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any preemptive rights.

(b) The Company is the sole general partner of the Company OP. As of the Company Capitalization Date, the Company held, directly or indirectly, 229,026,869 units in the Company OP (“Partnership Units”). In addition to the Partnership Units held by the Company, as of the Company Capitalization Date, 4,050,493 Partnership Units (excluding Company LTIP Units) were issued and outstanding and held by Persons other than the Company, and each such Partnership Unit is redeemable by the Company OP in exchange for one share of Company Common Stock or cash, at the Company’s election. No Partnership Units are held by any Subsidiary of the Company. Section 3.02(b) of the Company Disclosure Schedule sets forth a list as of the Company Capitalization Date of all holders of the Partnership Units (other than the Company) and the number and type of Partnership Units held by each such holder, as reflected in the books and records of the Company OP. Other than the foregoing and the Company LTIP Units and except as set forth in Section 3.02(b) of the Company Disclosure Schedule, as of the Company Capitalization Date, no other Partnership Units or other equity interests in the Company OP are issued and outstanding. Since the Company Capitalization Date through the date hereof, the Company OP has not issued any Partnership Units or other equity security (other than Partnership Units issued in respect of Company LTIP Units outstanding prior to such date). Section 3.02(b) of the Company Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company OP to issue, transfer or sell any partnership interests of the Company OP or any securities convertible into or exchangeable for any partnership interests of the Company OP. Except as provided above or as set forth in Section 3.02(b) of the Company Disclosure Schedule, and other than the Company LTIP Units set forth in Section 3.02(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company OP to issue, repurchase, redeem or otherwise acquire any partnership interests of the Company OP or any other securities convertible into or exchangeable for any partnership interest in the Company OP. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Partnership Units that are owned by the Company are free and clear of any Liens other than any transfer and other restrictions under applicable federal and state securities Laws or the Company OP Documents.

(c) Except as set forth in this Section 3.02, as of the Company Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. As of the Company Capitalization Date, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to (x) the forfeiture of, or withholding of taxes with respect to, Company Restricted Shares, (y) the redemption of Partnership Units or (z) this Agreement), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any shares of Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of the Company (except for directors’ qualifying shares or the like and Partnership Units held by Persons other than the Company or its Subsidiaries, which are the subject of Section 3.02(b) are wholly owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Significant Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary of the Company (other than pursuant to this Agreement and other than the redemption of Partnership Units for cash, or, at the election of the Company, in exchange for Company Common Stock pursuant to the Company OP Documents), including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary. The Constituent Documents of all Significant Subsidiaries of the Company are in full force and effect and the Significant Subsidiaries of the Company are not in violation of any of their respective Constituent Documents in any material respect.

Section 3.03 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Requisite Company Stockholder Vote, to consummate the Transactions, including the Issuance. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by the Company Board and, except for obtaining the Requisite Company Stockholder Vote and the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. The Company, in its capacity as the sole member of Merger Sub, has (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable and (iii) approved this Agreement and the Transactions, including the Merger, by written consent prior to or simultaneously with the execution of this Agreement. Except as expressly set forth in this Section 3.03, no other limited liability company action (including any stockholder vote or other action) on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions.

(b) This Agreement has been duly executed and delivered by the Company and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the foregoing clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(c) The Company Board, at a meeting duly called and held and at which a quorum was present, adopted resolutions (i) declaring that the Merger and the Issuance are advisable on substantially the terms and conditions set forth in this Agreement, (ii) directing that the Issuance be submitted for consideration at a meeting of the holders of shares of Company Common Stock and (iii) subject to the terms of the Merger Agreement, resolving to recommend approval of this Agreement and the Transactions, including the Issuance, by the holders of shares of Company Common Stock and to include such recommendation in the Joint Proxy Statement/Prospectus (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 6.03, been subsequently rescinded, modified or withdrawn.

(d) The Requisite Company Stockholder Vote at the Company Stockholders Meeting is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve this Agreement and the Transactions, including the Issuance.

(e) Except as set forth in Section 3.03(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, the Company OP or Merger Sub, nor the consummation by the Company, the Company OP or Merger Sub of the Transactions, nor performance or compliance by the Company, the Company OP or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Constituent Documents of the Company, the Company OP or Merger Sub or (B) the Constituent Documents of any of the other Company Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Requisite Company Stockholder Vote are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) The Company OP has the requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company OP and the consummation by the Company OP of the Transactions have been duly authorized by all necessary action on the part of the Company OP and the Company in its capacity as the sole general partner of the Company OP and no additional proceedings on the part of the Company OP are necessary to authorize the execution, delivery and performance by the Company OP of this Agreement or the consummation of the Transactions by the Company OP. This Agreement has been duly executed and delivered by the Company OP and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto) constitutes a legal, valid and binding obligation of the Company OP, enforceable against the Company OP in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(g) The Company owns all membership interests of Merger Sub, free and clear of all Liens other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 3.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a Joint Proxy Statement/Prospectus relating to the Company Stockholders Meeting and the HR Stockholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), (b) compliance with the rules and regulations of NYSE, (c) the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) compliance with any applicable state securities or blue sky laws, and (e) such filings as may be required in connection with the Taxes described in Section 6.18(d), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company, the Company OP or Merger Sub, the performance by the Company, the Company OP or Merger Sub of their respective obligations hereunder and the consummation by the Company, the Company OP or Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Company SEC Documents; Company Financial Statements; No Undisclosed Liabilities.

(a) Each of the Company and the Company OP has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by the Company and the Company OP with the SEC since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (together with any documents furnished during such period by the Company or the Company OP to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to December 31, 2018, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company and the Company OP (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) in the case of unaudited statements, as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company, the Company OP and their respective consolidated Subsidiaries, as at the respective dates thereof, and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the respective periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments, that are not, individually or in the aggregate, material).

(c) Neither the Company nor any of its Subsidiaries (including the Company OP) has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company or the Company OP as of December 31, 2021 (the “Latest Company Balance Sheet Date”), included in the Company SEC Documents, (ii) incurred after the Latest Company Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes, except those which are being contested in good faith and by appropriate proceedings, or (v) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company OP has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. Each of the Company and the Company OP has established and maintains (i) disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company or the Company OP, as applicable, in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company or the Company OP, as applicable, as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (as of November 5, 2021) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date hereof, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(f) Since December 31, 2018, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) The Joint Proxy Statement/Prospectus (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HR or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 3.06 Absence of Certain Changes.

(a) Since the Latest Company Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) Since the Latest Company Balance Sheet Date through the date of this Agreement, there has not been any Company Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.07 Legal Proceedings. Except as set forth in Section 3.07 of the Company Disclosure Schedule, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened Action against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Entity (a “Judgment”) imposed upon the Company or any of its Subsidiaries or any of their respective assets or properties, or any director or officer of the Company or any of its Subsidiaries that seeks an unspecified monetary amount in controversy or material injunctive or other material non-monetary relief, in each case, by or before any Governmental Entity and that, if determined or resolved adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.08 Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and have been since January 1, 2019, in compliance in all material respects with all Laws or Judgments, applicable to the Company, any of its Subsidiaries, the Owned Real Properties and the Leased Real Properties. The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses (collectively, “Company Permits”). All Company Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any such Company Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and has been since January 1, 2019, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder. This Section 3.08 does not relate to the Company SEC Documents, financial statements or disclosure controls and procedures or internal controls, which are the subject of Section 3.05, tax matters, which are the subject of Section 3.09, employee benefits, which are the subject of Section 3.10, environmental matters, which are the subject of Section 3.12, or intellectual property, privacy, data security or data protection matters, which are the subject of Section 3.13. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any Company Subsidiary or their properties or operations is pending or, to the Knowledge of the Company, threatened in writing, and, to the Knowledge of the Company, no Governmental Entity has indicated an intention to conduct the same. There is no proceeding to which the Company or any Company Subsidiary is subject before any Governmental Entity pending or threatened regarding whether any of the Company Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the Knowledge of the Company, threatened with respect to violations of, any applicable Laws, except for proceedings or investigations relating to violations which would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.09 Tax Matters.

(a) The Company and each Company Subsidiary have timely filed with the appropriate Governmental Entity all U.S. federal and state income and other Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete. The Company and each Company Subsidiary have timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after December 31, 2017, have been made available to HR. Neither the Company nor any Company Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by such jurisdiction.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2015 and through the Company’s taxable year ended December 31, 2021 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) since January 1, 2022 has been organized and operated in a manner consistent with the requirements for qualification and taxation as a REIT, (iii) expects that its current and proposed method of operation will enable the Company to continue to meet the requirements for qualification as a REIT, and (iv) has not, to the Knowledge of the Company, taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened in writing.

(c) Section 3.09(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Subsidiary of the Company and each other entity in which the Company directly or indirectly holds a material ownership interest and such Subsidiary’s or other entity’s classification for U.S. federal income Tax purposes. Each such Subsidiary or other entity is treated for U.S. federal income Tax purposes as a (i) partnership or Disregarded Entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) Qualified REIT Subsidiary, (iii) Taxable REIT Subsidiary or (iv) REIT.

(d) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any amount of Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for any amount of Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith by appropriate proceedings; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions; and (v) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(e) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(f) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other Treasury Regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.

(g) Since their respective inceptions, (i) the Company and the Company Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or any liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) the Company has not, and none of the Company Subsidiaries have, incurred any liability for Tax other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, the Company and the Company Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and the Company and the Company Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS income” described in Section 857(b)(7) of the Code.

(h) The Company and the Company Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any applicable state, local and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) There are no Company Tax Protection Agreements (as herein defined) in force as of the date hereof (x) other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) and (y) those set forth in Section 3.09(i) of the Company Disclosure Schedule, and, as of the date hereof, no Person has raised, or to the Knowledge of the Company threatened in writing to raise, a claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Company Subsidiary Partnership (as herein defined) relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; or (ii) Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is treated as a partnership for United States federal income tax purposes.

(j) Except as set forth in Section 3.09(j) of the Company Disclosure Schedule (and the Company Tax Protection Agreements), there are no Tax allocation, indemnity or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely the Company and the Company Subsidiaries) with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation, indemnity or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.

(l) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to this Agreement.

(m) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law), as a transferee or successor by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(n) Neither the Company nor any Company Subsidiary has participated in any (A) “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or (B) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss (or any similar provisions under any state or local Law).

(o) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(p) Merger Sub is and has been since its formation a Disregarded Entity for U.S. federal income tax purposes.

(q) The Company does not own a direct or indirect interest in any entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(r) Neither the Company nor any of the Company Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(s) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(t) Notwithstanding any provision to the contrary, the representations in this Section 3.09 are the sole representations of the Company and the Company Subsidiaries regarding their Tax matters.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the material Company Benefit Plans, including all Company Benefit Plans subject to ERISA. With respect to each such material Company Benefit Plan, Company has made available to HR a true and complete copy of such Company Benefit Plan, if written, or a description of the material terms of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (iv) the most recent IRS determination or opinion letter, and (v) all current summary plan descriptions.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Company Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the Knowledge of Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, and all contributions required to be made to any Company Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HR.

(c) Neither Company nor any of the Company Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the six (6) years immediately preceding the date hereof sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (C) “multiple employer plan” within the meaning of Section 413 of the Code, (D) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (E) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).

(d) There are no claims pending or, to the Knowledge of Company, threatened in writing with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened, by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(e) Except as provided in Schedule 3.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the payment or benefit to any employee, officer, trustee or director of the Company or any of the Company Subsidiaries, (ii) result in an obligation to fund benefits under any Company Benefit Plan or limit or restrict the right to merge, amend or terminate such benefits, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), solely as it relates to the Company and its Subsidiaries. No Company Benefit Plan provides for a gross up or indemnification for taxes due under Sections 4999 or 409A of the Code.

Section 3.11 Labor Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by, party to, or negotiating with respect to any collective bargaining agreement or other Contract with a labor union or any similar employee representative organization. No demand for recognition as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor union or any similar employee representative organization, and there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes. Other than the Company Employment Agreements, there are no employment Contracts between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries.

Section 3.12 Environmental Matters. (a) The Company, each of its Subsidiaries, each Company Owned Real Property and each Company Leased Real Property is, and has been since January 1, 2019, in compliance in all material respects with all applicable Environmental Laws, and the Company has not received any written notice since January 1, 2019 alleging that the Company, a Subsidiary, a Company Owned Real Property or a Company Leased Real Property is in violation of any Environmental Law that has not been resolved prior to the date of this

Agreement, (b) the Company and its Subsidiaries possess and are, and have been since January 1, 2019, in compliance in all material respects with all Company Permits required under Environmental Laws for the operation of their respective businesses, the Owned Real Properties and the Leased Real Properties, (c) there is no Action under or pursuant to any Environmental Law, or permit related thereto, that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or that concerns any Company Owned Real Property or any Company Leased Real Property, and (d) neither the Company nor any of its Subsidiaries is a party to, or is legally bound by, any Judgment imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws or concerning Hazardous Substances.

Section 3.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own all of their registered Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) all of the Intellectual Property registered by the Company or its Subsidiaries is subsisting, valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have sufficient rights and valid licenses to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(d).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened, and since January 1, 2019, the Company or any Company Subsidiary has not received any written notice or claim, (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted is not violating, misappropriating or infringing the Intellectual Property of any other Person

(e) The information technology systems used by the Company or any Subsidiary of the Company (the “IT Systems”) are designed to provide a commercially reasonable degree of redundancy, reliability, scalability and security with respect to the businesses of the Company and its Subsidiaries. To the Knowledge of the Company, since January 1, 2019, the IT Systems have not been subject to any breach or unauthorized access by any third Person, except for any breach or unauthorized access which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and have been since January 1, 2019, in compliance with (i) all applicable Laws and Contracts relating to privacy, data security and data protection and (ii) any applicable privacy policies adopted by the Company and its Subsidiaries.

Section 3.14 No Rights Agreement; Takeover Statutes.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Neither the Company nor any of the Company’s respective affiliates (as that term is defined in Section 3-601 of the MGCL) is, with respect to HR, an “interested stockholder” as such term is defined in Section 3-601 of the MGCL. The Company Board has taken all action necessary, if any, to render inapplicable to this Agreement, the Merger and the other Transactions, the restrictions on business combinations contained Subtitle 6 of Title 3 of the MGCL, and any such action shall be irrevocable during the term of this Agreement. No other “business combination,” “control share acquisition” (including without limitation the restrictions on control share acquisitions contained in Sections 3-701 through 3-710 of the MGCL), “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger and the other Transactions.

Section 3.15 Property.

(a) Company Owned Real Property.

(i) Section 3.15(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the common name and address of all real property owned by the Company or any of its Subsidiaries (all such real property, together with all right, title and interest of the Company or any such Subsidiary in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, are referred to herein individually and collectively as the “Company Owned Real Property”).

(ii) Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Schedule, there are no real properties that the Company or any Company Subsidiary is obligated to buy at some future date.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to such Company Owned Real Property free and clear of all Liens (other than Permitted Liens).

(b) Company Leased Real Property.

(i) Section 3.15(b)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property leases and ground leases (as lessee or sublessee) (“Company Real Property Lease”) for all real property leased and ground leased (as lessee or sublessee) by the Company or any of its Subsidiaries (“Company Leased Real Property”). The Company has made available to HR true and complete copies of all Company Real Property Leases, as in effect as of the date of this Agreement.

(ii) Section 3.15(b)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the common name and address of each facility and real property which is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or ground leased by the Company or a Company Subsidiary after the date of this Agreement.

(iii) Except as set forth in Section 3.15(b)(iii) of the Company Disclosure Schedule and except for those obligations relating to tenant space expansion options under any lease, there are no real properties that the Company or any Company Subsidiary is obligated to lease or ground lease, as landlord or ground lessor, at some future date.

(iv) Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company or a Company Subsidiary has a good and valid lease interest to all of the Company Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(v) Each Company Real Property Lease is valid and binding on the Company or its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to Company and the Company Subsidiaries. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Company Real Property Lease, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries

have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Company Real Property Lease, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any counterparty under any Company Real Property Lease, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Development Property. Section 3.15(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of each Company Real Property that is, or is expected to be, the site of a facility for which activities have commenced or are expected to commence within the next six months to prepare the space for its intended use (each, a “Company Development Property”). There are no material defaults under any contracts for the design, development and construction of the Company Development Properties, including any binding agreement for ground-up development or commencement of construction by the Company or a Company Subsidiary (the “Company Development Contracts”). With respect to each Company Development Property, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company or a Company Subsidiary has obtained all Company Permits which are necessary to permit the construction and development thereof in accordance with the Company’s plan as of the date of this Agreement.

(d) Condemnation; Eminent Domain Proceedings. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or rezoning proceedings relating to any of the Company Real Properties or that would interfere in any material manner with the current use of the Company Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Real Properties (assuming its continued use in the manner it is currently operated), and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of the Company or with the Company’s consent as set forth in Section 3.15(d) of the Company Disclosure Schedule) are threatened for any Company Real Property that would interfere in any material manner with the current use of the Company Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Company Real Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire or health has been violated (and remains in violation) for any Company Real Property.

(e) Tax Abatements. There are no material Tax abatements or exemptions specifically affecting the Company Real Property.

(f) Options to Purchase; Outstanding Rights. Other than this Agreement and except as set forth in Section 3.15(f) of the Company Disclosure Schedule, (i) there are no unexpired option to purchase agreements or any other rights to purchase or otherwise acquire any Company Real Property or any portion thereof that would materially adversely affect the Company’s, or any Company Subsidiary’s, ownership, lease, ground lease or right to use a Company Real Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, lease, ground lease or letter of intent to sell, lease or ground lease any Company Real Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a “Company Third Party”).

(g) Third Party Development. Except pursuant to any lease or ground lease affecting any Company Real Property, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(h) Insurance Policies. The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies with respect to each Company Real Property (the “Company Title Insurance Policies”) and each Company Real Property is insured as a fee simple, leasehold or ground leasehold interest held by the Company or a Company Subsidiary under a Company Title Insurance Policy. To the Knowledge of the Company, each Company Title Insurance Policy is in full force and effect. No written claim has been made against any Company Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any Company Real Property.

(i) Third-Party Property Management. Section 3.15(i) of the Company Disclosure Schedule lists the parties currently providing third-party property management services to the Company or a Company Subsidiary and the names of facilities currently managed by each such party and true, complete and correct copies of all such agreements have been provided to HR prior to the date hereof.

(j) Personal Property. The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s, or any of the Company’s Subsidiaries’, ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect on the current use of any Company Real Property.

(k) Defects. Except as set forth in Section 3.15(k) of the Company Disclosure Letter, to the Knowledge of the Company, there are no defects or conditions related to the Company Real Property or any improvements located thereon, or uncured violations of Law relating to any Company Real Property, in each case that are or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has received written notice of any physical damage to any Company Real Property that would have, or would reasonably be expected to have, individually or in the aggregate, would have a Company Material Adverse Effect on the current use of any Company Real Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

(l) Easements. Neither the Company nor any Company Subsidiary has received written notice that the Company or any Company Subsidiary is in violation or default under any operation and reciprocal easement agreement or other similar agreements to which the Company or any Company Subsidiary is a party, except for violations or defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has delivered a written default notice to a party under any operation and reciprocal easement agreement or other similar agreements to which a member of the Company or any Company Subsidiary is a party, except for defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) Rent Rolls. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the information set forth in the rent rolls for each of the Company Real Properties, as of January 31, 2022, which rent rolls have previously been made available to HR are true and correct.

Section 3.16 Company Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means any Contract, agreement or understanding, whether written or oral (but excluding this Agreement, any Company Benefit Plan and any Company Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is or would be required to be filed as a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) governs the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries;

(iii) other than mortgage debt up to $25,000,000 individually, provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000, other than (A) indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries or (B) letters of credit;

(iv) is a Contract that obligates the Company or any Company Subsidiary to indemnify past or present directors, officers, or employees of the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary is the indemnitor;

(v) other than advisory agreements entered into in connection with the Transactions, relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $10,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $10,000,000 after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(vi) is material to the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit the Company or any of its Affiliates from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Affiliates from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(vii) prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(viii) contains covenants expressly limiting, in any material respect, the ability of the Company or any Company Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of the Company or any Company Subsidiary;

(ix) contains restrictions on the ability of the Company or any Company Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of the Company and Company Subsidiaries);

(x) is with a Governmental Entity; or

(xi) is a Contract with any professional employer organization, staffing agency, temporary employee agency or similar company service provider with respect to more than ten (10) employees.

(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced:

(i) each Company Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Company Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(iii) neither the Company nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Company Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(iv) there are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any counterparty under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of the material insurance policies held by, or for the benefit of Company or any of its Subsidiaries as of the date hereof, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 3.18 Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus shall not, at the time the Form S-4 becomes effective by the SEC or Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of HR or any Affiliates thereof specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or in the Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the stockholders of HR in connection with the HR Stockholders Meeting shall not, at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of HR, or at the time of the Company Stockholders Meeting, or at the time of the HR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HR or any Affiliates thereof for inclusion in the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto). The Form S-4 and Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.19 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by the Company Financial Advisor in preparing its opinion, the Merger Consideration to be paid by the Company is fair from a financial point of view to the Company. The Company will make a true and correct copy of such opinion available to HR, for informational purposes only, within three (3) Business Days after receipt of such opinion by the Company Board of Directors. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by HR or any other Person for any purpose.

Section 3.20 Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Related Party Transactions. Except as described in the Company SEC Documents from January 1, 2019, through the date of this Agreement or in Section 3.21 of the Company Disclosure Schedule, no agreements, arrangements or understandings between Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person (including any past or present officer or director or employee of Company thereof), on the other hand (other than those exclusively among Company and the Company Subsidiaries), are in existence that are not, but are required to be, reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.22 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2021, included in the Company SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since December 31, 2021 in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the Transactions.

Section 3.23 Financial Ability.

(a) The Company has delivered to HR a true, complete and correct copy of an executed commitment letter and term sheet (collectively, the “Commitment Letter”) pursuant to which, upon the terms and subject to the conditions set forth therein, certain Financing Sources have committed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Financing”).

(b) As of the date hereof, the Commitment Letter in the form so delivered to HR is in full force and effect and represents the legally valid and binding obligation of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception). As of the date hereof, the Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, restated, modified or waived in any respect. The Company and its Subsidiaries are not in breach of any of the terms or conditions set forth in the Commitment Letter.

Section 3.24 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company, any of its Subsidiaries nor any other Person on behalf of the Company, or any of its Subsidiaries or Affiliates, makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to HR or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and HR acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to HR, the HR Subsidiaries or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral, written, video, electronic or other information presented to HR or any of its Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations or warranties expressly set forth in Article IV, each of the Company, the Company OP and Merger Sub agrees that none of HR, any of its Subsidiaries or any other Person on behalf of HR or any of its Subsidiaries or Affiliates makes any other express or implied representation or warranty with respect to HR or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding HR and its Subsidiaries, notwithstanding the delivery or disclosure to the Company, its Subsidiaries or any of its respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and the Company, the Company OP and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither HR nor any other Person makes or has made any express or implied representation or warranty to the Company, the Company OP, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to HR, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by HR in Article IV, any oral, written, video, electronic or other information presented to the Company, the Company OP, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of HR, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HR

HR represents and warrants to the Company that, except as (A) set forth in the confidential disclosure schedule delivered by HR to the Company prior to the execution of this Agreement (the “HR Disclosure Schedule”) (it being understood that any information, item or matter set forth on one section or subsection of the HR Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed by HR with, or furnished by HR to, the SEC pursuant to the Securities Act or the Exchange Act and prior to the date hereof and publicly available prior to the execution of this Agreement, other than any risk factor disclosure contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are not forward looking, cautionary or predictive in nature):

Section 4.01 Organization; Standing.

(a) HR is a corporation duly incorporated and existing under and by virtue of the Laws of the State of Maryland and is in good standing with the SDAT. HR has all requisite corporate power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to HR’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. HR is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. True and complete copies of HR’s charter and bylaws are included in the HR SEC Documents. The Constituent Documents of HR are in full force and effect and HR is not in violation of any of its Constituent Documents, except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(b) Each of the HR Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite organizational power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing and in good standing, have such power or authority or be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(c) Except as set forth in Section 4.01(c) of the HR Disclosure Schedule, neither HR nor any HR Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the HR Subsidiaries and investments in short-term investment securities). There are no current or pending dissolution, liquidation, forfeiture or revocation proceedings regarding HR or any of the HR Subsidiaries.

Section 4.02 Capitalization.

(a) The authorized stock of HR consists of 300,000,000 shares of HR Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share, of HR (“HR Preferred Stock”). As of the close of business on February 22, 2022 (the “HR Capitalization Date”), (i) 151,161,174 shares of HR Common Stock were issued and outstanding including 1,935,418 shares of restricted stock subject to certain transferability and forfeiture restrictions, (ii) no shares of HR Preferred Stock were issued and outstanding, (iii) restricted stock units granted pursuant to HR option and restricted share plans and programs in respect of an aggregate of 589,862 shares of HR Common Stock were issued and outstanding, measured assuming “maximum” performance is achieved, and (iv) 420,492 shares of HR Common Stock remain reserved and available for issuance pursuant to the HR Incentive Plans. Since the HR Capitalization Date through the date hereof, neither HR nor any of the HR Subsidiaries has (1) issued any HR Securities or incurred any obligation to make any payments based on the price or value of any HR Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of stock of HR. All outstanding shares of HR Common Stock are, and all HR Common Stock that may be issued pursuant to any HR Incentive Plan will be, when issued in accordance with the respective terms thereof, validly issued and outstanding, fully paid, non-assessable and not subject to preemptive rights.

(b) Except as set forth in this Section 4.02, as of the HR Capitalization Date, there are no outstanding (i) shares of capital stock of, or other equity or voting interests in, HR (ii) securities of HR convertible into or exchangeable for shares of capital stock, or other equity or voting interest in, HR, (iii) options, warrants or other rights or other commitments or agreements to acquire from HR, or other obligations of HR to issue or pay cash valued by reference to, any shares of capital stock of, or other equity or voting interests in or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, HR, (iv) no obligations of HR to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, HR (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “HR Securities”) and (v) no other obligations by HR or any HR Subsidiaries to make any payments based on the price or value of any HR Securities. As of the HR Capitalization Date, there are no outstanding agreements of any kind which obligate HR or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the HR Securities (other than pursuant to (x) the forfeiture of, or withholding of taxes with respect to, HR Restricted Shares, (y) the redemption of Partnership Units or (z) this Agreement), or obligate HR to grant, extend or enter into any such agreements relating to any HR Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any HR Securities. No direct or indirect Subsidiary of HR owns any shares of HR Common Stock. None of HR or any Subsidiary of HR is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any HR Securities or any other agreement relating to the disposition, voting or dividends with respect to any HR Securities. All outstanding shares of HR Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Significant Subsidiary of HR are wholly owned directly or indirectly, beneficially and of record, by HR or its Subsidiaries free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Significant Subsidiary of HR is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Significant Subsidiary of HR, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Significant Subsidiary. The Constituent Documents of all Significant Subsidiaries of HR are in full force and effect and the Significant Subsidiaries of HR are not in violation of any of their respective Constituent Documents in any material respect.

Section 4.03 Authority; Noncontravention.

(a) HR has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite HR Stockholder Vote as contemplated by Section 6.02(b), to consummate the Transactions. The execution, delivery and performance by HR of this Agreement, and the consummation by it of the Transactions, have been duly authorized by the HR Board and, except for obtaining the Requisite HR Stockholder Vote and the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act, no other corporate action on the part of HR is necessary to authorize the execution, delivery and performance by HR of this Agreement and the consummation by it of the Transactions.

(b) This Agreement has been duly executed and delivered by HR and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of HR, enforceable against HR in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) The HR Board, at a meeting duly called and held and at which a quorum was present, adopted resolutions (i) determining that this Agreement and the Transactions, including the Merger, are in the best interests of HR, (ii) approving this Agreement and declaring that the Transactions, including the Merger, are advisable, (iii) directing that the Merger and the other Transactions be submitted to the holders of HR Common Stock for consideration at the HR Stockholders Meeting and (iv) subject to the terms of the Merger Agreement, resolving to recommend approval of this Agreement and the Transactions, including the Merger, by the holders of HR Common Stock and to include such recommendation in the Joint Proxy Statement/Prospectus (such recommendation, the “HR Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 6.04, been subsequently rescinded, modified or withdrawn.

(d) The Requisite HR Stockholder Vote at the HR Stockholders Meeting is the only vote of the holders of any class or series of shares of stock of HR necessary to approve this Agreement and the Transactions, including the Merger.

(e) Except as set forth in Section 4.03(e) of the HR Disclosure Schedule, neither the execution and delivery of this Agreement by HR nor the consummation by HR of the Transactions, nor performance or compliance by HR with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Constituent Documents of HR or (B) the Constituent Documents of any HR Subsidiary or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 and the Requisite HR Stockholder Vote are obtained prior to the Effective Time and the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to HR or any of its Subsidiaries, (y) violate or constitute a default under any of the terms or provisions of any Contract to which HR or any of its Subsidiaries is a party or accelerate HR’s or any of its Subsidiaries’, if applicable, obligations under any such Contract or (z) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of HR or any of its Subsidiaries except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.04 Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of a Joint Proxy Statement/Prospectus, (b) compliance with the rules and regulations of NYSE, (c) the filing and acceptance for record of the Articles of Merger with the SDAT pursuant to the MGCL and the LLC Act and the filing of appropriate documents with the relevant authorities of other jurisdictions in which HR or any of its Subsidiaries or any of its Subsidiaries are qualified to do business, (d) compliance with any applicable state securities or blue sky laws, and (e) such filings as may be required in connection with the Taxes described in Section 6.18(d), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by HR, the performance by HR of its obligations hereunder and the consummation by HR of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.05 HR SEC Documents; HR Financial Statements; No Undisclosed Liabilities.

(a) HR has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by HR with the SEC since December 31, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act (together with any documents furnished during such period by HR to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to December 31, 2018, collectively, the “HR SEC Documents”). As of their respective effective dates (in the case of the HR SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other HR SEC Documents), the HR SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such HR SEC Documents, and none of the HR SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of HR (including all related notes or schedules) included or incorporated by reference in the HR SEC Documents, as of their respective dates of filing with the SEC (or, if such HR SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) in the case of unaudited statements, as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of HR and its consolidated Subsidiaries, as at the respective dates thereof, and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the respective periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments, that are not, individually or in the aggregate, material).

(c) Neither HR nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of HR as of December 31, 2021 (the “Latest HR Balance Sheet Date”), included in the HR SEC Documents, (ii) incurred after the Latest HR Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as related to Taxes, except those which are being contested in good faith and by appropriate proceedings, or (v) as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(d) HR has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. HR has established and maintains (i) disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by HR in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by HR in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of HR as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (as of February 22, 2022) evaluation by the chief executive officer and chief financial officer of HR of HR’s internal control over financial reporting, to its auditors and the audit committee of the HR Board (A) all significant deficiencies and material weaknesses in the design or operation of HR’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in HR’s internal control over financial reporting. As of the date hereof, neither HR nor, to HR’s Knowledge, HR’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of HR’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect HR’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e) Neither HR nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among HR and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, HR or any of its Subsidiaries in the HR SEC Documents.

(f) Since December 31, 2018, HR nor any of its Subsidiaries nor, to the knowledge of HR, any Representative of HR or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HR or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any material complaint, allegation, assertion or claim that HR or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) The Joint Proxy Statement/Prospectus (including any amendment or supplement thereto), at the time first sent or given to the stockholders of HR and at the time of HR Stockholders Meeting, will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, HR makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HR or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.06 Absence of Certain Changes.

(a) Since the Latest HR Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of HR and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) Since the Latest HR Balance Sheet Date through the date of this Agreement, there has not been any HR Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.07 Legal Proceedings. As of the date of this Agreement, there is no (a) pending or, to the Knowledge of HR, threatened Action against HR or any of its Subsidiaries or (b) Judgment imposed upon HR or any of its Subsidiaries or any of their respective assets or properties, or any director or officer of HR or any of its Subsidiaries that seeks an unspecified monetary amount in controversy or material injunctive or other material non-monetary relief, in each case, by or before any Governmental Entity and that, if determined or resolved adversely to HR or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.08 Compliance with Laws; Permits. HR and each of its Subsidiaries are, and have been since January 1, 2019, in compliance in all material respects with all Laws or Judgments, applicable to HR, any of its Subsidiaries, the Owned Real Properties and the Leased Real Properties. HR and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses (collectively, “HR Permits”). All HR Permits are in full force and effect in accordance with their terms and there is no proceeding or investigation to which HR or any such HR Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such HR Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity and, to the Knowledge of HR, each of its and their other agents acting on its or their behalf is, and has been since January 1, 2019, in compliance with the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder. This Section 4.08 does not relate to the HR SEC Documents, financial statements or disclosure controls and procedures or internal controls, which are the subject of Section 4.05, tax matters, which are the subject of Section 4.09, employee benefits, which are the subject of Section 4.10, environmental matters, which are the subject of Section 4.12, or intellectual property, privacy, data security or data protection matters, which are the subject of Section 4.13. Except as would not reasonably be expected to have, individually or in the aggregate, an HR Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to HR or any HR Subsidiary or their properties or operations is pending or, to the Knowledge of HR, threatened in writing, and, to the Knowledge of HR, no Governmental Entity has indicated an intention to conduct the same. There is no proceeding to which HR or any HR Subsidiary is subject before any Governmental Entity pending or threatened regarding whether any of HR Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the Knowledge of HR, threatened with respect to violations of, any applicable Laws, except for proceedings or investigations relating to violations which would not individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.09 Tax Matters.

(a) HR and each HR Subsidiary have timely filed with the appropriate Governmental Entity all U.S. federal and state income and other Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete. HR and each HR Subsidiary have timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by HR and each HR Subsidiary with respect to the taxable years ending on or after December 31, 2017, have been made available to the Company. Neither HR nor any HR Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where HR or any HR Subsidiary do not file Tax Returns that HR or any HR Subsidiary is or may be subject to Tax by such jurisdiction.

(b) HR (i) for all taxable years commencing with HR’s taxable year ended from December 31, 2015 through HR’s taxable year ended December 31, 2021, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) since January 1, 2022, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code (except for the requirement to file REIT tax returns that are not yet due or are subject to a valid extension of time). The current and proposed method of operation for HR is expected to enable HR to continue to meet the requirements for qualification as a REIT through and including HR’s final taxable year ending with the Effective Time, and HR has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to result in HR’s failure to qualify as a REIT, and no challenge to HR’s status as a REIT is pending or, to the Knowledge of HR, threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the Knowledge of HR, threatened with regard to any amount of Taxes or Tax Returns of HR or any HR Subsidiary; (ii) no deficiency for any amount of Taxes of HR or any HR Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith by appropriate proceedings; (iii) neither HR nor any HR Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither HR nor any HR Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions; and (v) neither HR nor any HR Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each HR Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became an HR Subsidiary, treated for United States federal income tax purposes as a partnership, Disregarded Entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No HR Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither HR nor any HR Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other Treasury Regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.

(f) Since their respective inceptions, (i) HR and the HR Subsidiaries have not incurred any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or any liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) HR has not, and none of the HR Subsidiaries have, incurred any liability for Tax other than (x) in the ordinary course of business, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, HR and the HR Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and HR and the HR Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS income” described in Section 857(b)(7) of the Code.

(g) HR and the HR Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any applicable state, local and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no HR Tax Protection Agreements (as herein defined) in force as of the date hereof (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date hereof, no Person has raised, or to the Knowledge of HR threatened in writing to raise, a claim against HR or any HR Subsidiary for any breach of any HR Tax Protection Agreements. As used herein, “HR Tax Protection Agreements” means any written agreement to which HR or any HR Subsidiary is a party pursuant to which: (i) any liability to holders of interests in an HR Subsidiary Partnership (as herein defined) relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; or (ii) HR or any HR Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “HR Subsidiary Partnership” means an HR Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of HR or any HR Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation, indemnity or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely HR and the HR Subsidiaries) with respect to or involving HR or any HR Subsidiary, and after the Closing Date neither HR nor any HR Subsidiary shall be bound by any such Tax allocation, indemnity or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Except as set forth in Section 4.09(k) of the HR Disclosure Letter, neither HR nor any HR Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.

(l) Neither HR nor any HR Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is HR or one of its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than HR or any HR Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(m) Neither HR nor any HR Subsidiary has participated in any (A) “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or (B) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss (or any similar provisions under any state or local Law).

(n) No written power of attorney that has been granted by HR or any HR Subsidiary (other than to HR or an HR Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(o) Neither HR nor any HR Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to this Agreement.

(p) HR does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(q) Neither HR nor any of the HR Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(r) HR is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s) Notwithstanding any provision to the contrary, the representations in this Section 4.09 are the sole representations of HR and the HR Subsidiaries regarding their Tax matters.

Section 4.10 Employee Benefits.

(a) Section 4.10(a) of the HR Disclosure Schedule sets forth as of the date hereof a true and complete list of the material HR Benefit Plans, including all HR Benefit Plans subject to ERISA. With respect to each such material HR Benefit Plan, HR has made available to HR a true and complete copy of such HR Benefit Plan, if written, or a description of the material terms of such HR Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (iv) the most recent IRS determination or opinion letter, and (v) all current summary plan descriptions.

(b) Each HR Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that HR Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the Knowledge of HR, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner that would, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. Each HR Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to HR and HR Subsidiaries, taken as a whole, and all contributions required to be made to any HR Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HR.

(c) Neither HR nor any of HR Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the six (6) years immediately preceding the date hereof sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (C) “multiple employer plan” within the meaning of

Section 413 of the Code, (D) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (E) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).

(d) There are no claims pending or, to the Knowledge of HR, threatened in writing with respect to any of HR Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. There are no audits, inquiries or proceedings pending or, to the Knowledge of HR, threatened, by the IRS, DOL, or other Governmental Entity with respect to any HR Benefit Plan.

(e) Except as provided in Schedule 4.10(e) of the HR Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the payment or benefit to any employee, officer, trustee or director of HR or any of the HR Subsidiaries, (ii) result in an obligation to fund benefits under any HR Benefit Plan or limit or restrict the right to merge, amend or terminate such benefits, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), solely as it relates to HR and its Subsidiaries. No HR Benefit Plan provides for a gross up or indemnification for taxes due under Sections 4999 or 409A of the Code.

Section 4.11 Labor Matters.

(a) Neither HR nor any of the HR Subsidiaries is bound by, party to, or negotiating with respect to any collective bargaining agreement or other Contract with a labor union or any similar employee representative organization. No demand for recognition as the exclusive bargaining representative of any employees of HR or any of the HR Subsidiaries has been made by or on behalf of any labor union or any similar employee representative organization, and there is no pending or, to the Knowledge of HR, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of HR or any of the HR Subsidiaries.

(b) HR and the HR Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes. Other than the employment Contracts set forth on Section 4.10(a) of the HR Disclosure Schedule, there are no employment Contracts between HR or any of its Subsidiaries and any employee of HR or any of its Subsidiaries.

Section 4.12 Environmental Matters. (a) HR, each of its Subsidiaries, each HR Owned Real Property and each HR Leased Real Property is, and has been since January 1, 2019, in compliance in all material respects with all applicable Environmental Laws, and HR has not received any written notice since January 1, 2019 alleging that HR, a Subsidiary, an HR Owned Real Property or an HR Leased Real Property is in violation of any Environmental Law that has not been resolved prior to the date of this Agreement, (b) HR and its Subsidiaries possess and are, and have been since January 1, 2019, in compliance in all material respects with all HR Permits required under Environmental Laws for the operation of their respective businesses, the HR Owned Real Properties and the HR Leased Real Properties, (c) there is no Action under or pursuant to any Environmental Law, or permit related thereto, that is pending or, to the Knowledge of HR, threatened against HR or any of its Subsidiaries, or that concerns any HR Owned Real Property or any HR Leased Real Property, and (d) neither HR nor any of its Subsidiaries is a party to, or is legally bound by, any Judgment imposed by any Governmental Entity under which there are uncompleted, outstanding or unresolved obligations on the part of HR or its Subsidiaries arising under Environmental Laws or concerning Hazardous Substances.

Section 4.13 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, (i) HR and its Subsidiaries own all of their registered Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) all of the Intellectual Property registered by HR or its Subsidiaries is subsisting, valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR and its Subsidiaries own or have sufficient rights and valid licenses to use all Intellectual Property used in the conduct of the business of HR and its Subsidiaries as currently conducted; provided that nothing in this Section 4.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 4.13(d).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, no claims are pending or, to the Knowledge of HR, threatened, and since January 1, 2019, HR or any HR Subsidiary has not received any written notice or claim, (i) challenging the ownership, validity or use by HR or any of its Subsidiaries of any Intellectual Property owned by HR or any of its Subsidiaries or (ii) alleging that HR or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect (i) to the Knowledge of HR, no Person is infringing, misappropriating or otherwise violating the rights of HR or any of its Subsidiaries with respect to any Intellectual Property owned by HR or a Subsidiary of HR and (ii) the operation of the business of HR and its Subsidiaries as currently conducted is not violating, misappropriating or infringing the Intellectual Property of any other Person

(e) The information technology systems used by HR or any Subsidiary of HR (the “HR IT Systems”) are designed to provide a commercially reasonable degree of redundancy, reliability, scalability and security with respect to the businesses of HR and its Subsidiaries. To the Knowledge of HR, since January 1, 2019, the HR IT Systems have not been subject to any breach or unauthorized access by any third Person, except for any breach or unauthorized access which would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR and each of its Subsidiaries are, and have been since January 1, 2019, in compliance with (i) all applicable Laws and Contracts relating to privacy, data security and data protection and (ii) any applicable privacy policies adopted by HR and its Subsidiaries.

Section 4.14 No Rights Agreement; Takeover Statutes.

(a) HR is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Neither HR nor any of HR’s respective affiliates (as that term is defined in Section 3-601 of the MGCL) is, with respect to HR, an “interested stockholder” as such term is defined in Section 3-601 of the MGCL. The HR Board has taken all action necessary, if any, to render inapplicable to this Agreement, the Merger and the other Transactions, the restrictions on business combinations contained Subtitle 6 of Title 3 of the MGCL, and any such action shall be irrevocable during the term of this Agreement. Except as set forth in Section 4.14(b) of the HR Disclosure Schedule, no other Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions. No dissenters’, appraisal or similar rights are available to the holders of HR Common Stock with respect to the Merger and the other Transactions.

Section 4.15 Property.

(a) HR Owned Real Property.

(i) Section 4.15(a)(i) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the common name and address of all real property owned by HR or any of its Subsidiaries (all such real property, together with all right, title and interest of HR or any such Subsidiary in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, are referred to herein individually and collectively as the “HR Owned Real Property”).

(ii) Except as set forth in Section 4.15(a)(ii) of the HR Disclosure Schedule, there are no real properties that HR or any HR Subsidiary is obligated to buy at some future date.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, HR or one of its Subsidiaries has good and valid title to such HR Owned Real Property free and clear of all Liens (other than Permitted Liens).

(b) HR Leased Real Property.

(i) Section 4.15(b)(i) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all real property leases and ground leases (as lessee or sublessee) (“HR Real Property Lease”) for all real property leased and ground leased (as lessee or sublessee) by HR or any of its Subsidiaries (“HR Leased Real Property”). HR has made available to the Company true and complete copies of all HR Real Property Leases, as in effect as of the date of this Agreement.

(ii) Section 4.15(b)(ii) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a list of the common name and address of each facility and real property which is under contract by HR or an HR Subsidiary for purchase or which is required under a binding contract to be leased or ground leased by HR or an HR Subsidiary after the date of this Agreement.

(iii) Except as set forth in Section 4.15(b)(iii) of the HR Disclosure Schedule and except for those obligations relating to tenant space expansion options under any lease, there are no real properties that HR or any HR Subsidiary is obligated to lease or ground lease, as landlord or ground lessor, at some future date.

(iv) Except as would not reasonably be expected to be material to HR and HR Subsidiaries, taken as a whole, HR or an HR Subsidiary has a good and valid lease interest to all of the HR Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(v) Each HR Real Property Lease is valid and binding on HR or its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Knowledge of HR, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to HR and HR Subsidiaries. HR and each of its Subsidiaries, and, to the Knowledge of HR, any other party thereto, have performed all obligations required to be performed by it under each HR Real Property Lease, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. Neither HR nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of HR or any of its Subsidiaries under any HR Real Property Lease, except where such default would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect. There are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of HR or any of its Subsidiaries, or, to the Knowledge of HR, any counterparty under any HR Real Property Lease, except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(c) Development Property. Section 4.15(c) of the HR Disclosure Schedule sets forth, as of the date of this Agreement, a list of each HR Real Property that is, or is expected to be, the site of a facility for which activities have commenced or are expected to commence within the next six months to prepare the space for its intended use (each, an “HR Development Property”). There are no material defaults under any contracts for the design, development and construction of HR Development Properties, including any binding agreement for ground-up development or commencement of construction by HR or any HR Subsidiary (the “HR Development Contracts”). With respect to each HR Development Property, except as would not, individually or in the aggregate, reasonably be expected to result in an HR Material Adverse Effect, HR or an HR Subsidiary has obtained all HR Permits which are necessary to permit the construction and development thereof in accordance with HR’s plan as of the date of this Agreement.

(d) Condemnation; Eminent Domain Proceedings. As of the date hereof, there are no pending or, to the Knowledge of HR, threatened condemnation, eminent domain or rezoning proceedings relating to any of HR Real Properties or that would interfere in any material manner with the current use of HR Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such HR Real Properties (assuming its continued use in the manner it is currently operated), and neither HR nor any HR Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings (other than those initiated by or on behalf of HR or with HR’s consent as set forth in Section 4.15(d) of the HR Disclosure Schedule) are threatened for any HR Real Property that would interfere in any material manner with the current use of HR Real Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such HR Real Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire or health has been violated (and remains in violation) for any HR Real Property.

(e) Tax Abatements. There are no material Tax abatements or exemptions specifically affecting HR Real Property.

(f) Options to Purchase; Outstanding Rights. Other than this Agreement and except as set forth in Section 4.15(f) of the HR Disclosure Schedule, (i) there are no unexpired option to purchase agreements or any other rights to purchase or otherwise acquire any HR Real Property or any portion thereof that would materially adversely affect HR’s, or any HR Subsidiary’s, ownership, lease, ground lease or right to use an HR Real Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, lease, ground lease or letter of intent to sell, lease or ground lease any HR Real Property or any portion thereof that is owned by any HR Subsidiary, which, in each case, is in favor of any party other than HR or an HR Subsidiary (an “HR Third Party”).

(g) Third Party Development. Except pursuant to any lease or ground lease affecting any HR Real Property, neither HR nor any HR Subsidiary is a party to any agreement pursuant to which HR or any HR Subsidiary manages or manages the development of any real property for any HR Third Party.

(h) Insurance Policies. HR and each HR Subsidiary, as applicable, is in possession of title insurance policies with respect to each HR Real Property (the “HR Title Insurance Policies”) and each HR Real Property is insured as a fee simple, leasehold or ground leasehold interest held by HR or an HR Subsidiary under an HR Title Insurance Policy. To the Knowledge of HR, each HR Title Insurance Policy is in full force and effect. No written claim has been made against any HR Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any HR Real Property.

(i) Third-Party Property Management. Section 4.15(i) of the HR Disclosure Schedule lists the parties currently providing third-party property management services to HR or an HR Subsidiary and the names of facilities currently managed by each such party and true, complete and correct copies of all such agreements have been provided to HR prior to the date hereof.

(j) Personal Property. HR and HR Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have an HR Material Adverse Effect. None of HR’s, or any of HR’s Subsidiaries’, ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have an HR Material Adverse Effect on the current use of any HR Real Property.

(k) Defects. Except as set forth in Section 4.15(k) of HR Disclosure Letter, to the Knowledge of HR, there are no defects or conditions related to HR Real Property or any improvements located thereon, or uncured violations of Law relating to any HR Real Property, in each case that are or would reasonably be expected to be material to HR and its Subsidiaries, taken as a whole. Neither HR nor any HR Subsidiary has received written notice of any physical damage to any HR Real Property that would have, or would reasonably be expected to have, individually or in the aggregate, would have an HR Material Adverse Effect on the current use of any HR Real Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

(l) Easements. Neither HR nor any HR Subsidiary has received written notice that HR or any HR Subsidiary is in violation or default under any operation and reciprocal easement agreement or other similar agreements to which HR or any HR Subsidiary is a party, except for violations or defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, an HR Material Adverse Effect. Neither HR nor any HR Subsidiary has delivered a written default notice to a party under any operation and reciprocal easement agreement or other similar agreements to which a member of HR or any HR Subsidiary is a party, except for defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, an HR Material Adverse Effect.

(m) Rent Rolls. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have an HR Material Adverse Effect, the information set forth in the rent rolls for each of the HR Real Properties, as of January 27, 2022, which rent rolls have previously been made available to HR, are true and correct.

Section 4.16 HR Material Contracts.

(a) Section 4.16(a) of the HR Disclosure Schedule sets forth a list of all HR Material Contracts as of the date of this Agreement. For purposes of this Agreement, “HR Material Contract” means any Contract, agreement or understanding, whether written or oral (but excluding this Agreement, any HR Benefit Plan and any HR Real Property Lease) to which HR or any of its Subsidiaries is a party or by which HR or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is or would be required to be filed as a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) governs the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of HR and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by HR or any of its wholly owned Subsidiaries;

(iii) other than mortgage debt up to $25,000,000 individually, provides for indebtedness for borrowed money of HR or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000, other than (A) indebtedness solely between or among any of HR and any of its wholly owned Subsidiaries or (B) letters of credit;

(iv) is a Contract that obligates HR or any HR Subsidiary to indemnify past or present directors, officers, or employees of HR or any HR Subsidiary pursuant to which HR or any HR Subsidiary is the indemnitor;

(v) other than advisory agreements entered into in connection with the Transactions, relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $10,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to HR or any of its Subsidiaries of more than $10,000,000 after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of HR or its Subsidiaries);

(vi) is material to HR and its Subsidiaries, taken as a whole, and contains provisions that prohibit HR or any of its Affiliates from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents HR or any of its Affiliates from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by HR or any of its Subsidiaries on less than 90 days’ notice without payment by HR or any of its Subsidiaries of any material penalty;

(vii) prohibits the pledging of the capital stock of HR or any HR Subsidiary or prohibits the issuance of guarantees by any HR Subsidiary;

(viii) contains covenants expressly limiting, in any material respect, the ability of HR or any HR Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of HR or any HR Subsidiary;

(ix) contains restrictions on the ability of HR or any HR Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of HR and HR Subsidiaries);

(x) is with a Governmental Entity; or

(xi) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company service provider with respect to more than ten employees.

(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced:

(i) each HR Material Contract is valid and binding on HR or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of HR, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect;

(ii) HR and each of its Subsidiaries, and, to the Knowledge of HR, any other party thereto, have performed all obligations required to be performed by it under each HR Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect;

(iii) neither HR nor any of its Subsidiaries have received written notice of the existence of any breach or default on the part of HR or any of its Subsidiaries under any HR Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect; and

(iv) there are no events or conditions which constitute or, after notice or lapse of time or both, will constitute a default on the part of HR or any of its Subsidiaries or, to the Knowledge of HR, any counterparty under such HR Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

Section 4.17 Insurance. Section 4.17 of the HR Disclosure Schedule sets forth a true and complete list of the material insurance policies held by, or for the benefit of HR or any of its Subsidiaries as of the date hereof, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect, (a) HR and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as HR and its Subsidiaries and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

Section 4.18 Information Supplied. The information supplied or to be supplied by HR for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus shall not, at the time the Form S-4 becomes effective by the SEC or Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by HR with respect to statements made therein based on information supplied by or on behalf of the Company or any Affiliates thereof specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus. The information supplied or to be supplied by or on behalf of HR for inclusion or incorporation by reference in the Form S-4 or in the Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) to be sent to the stockholders of HR in connection with the HR Stockholders Meeting and to the stockholders of Company in connection with the Company Stockholders Meeting shall not, at the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of the Company or stockholders of HR, or at the time of the Company Stockholders Meeting, or at the time of the HR Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, HR makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto). The Form S-4 and Joint Proxy Statement/Prospectus (including any amendments or supplements thereto) will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.19 Opinion of Financial Advisor. The HR Board has received the opinion of the HR Financial Advisor to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions considered in connection with the preparation thereof, the Exchange Ratio set forth in this Agreement is fair, from a financial point of view, to the holders of HR Common Stock. HR will make a true and correct copy of such opinion available to the Company, for informational purposes only, within three (3) Business Days after receipt of such opinion by the HR Board of Directors. It is agreed and understood that such opinion is for the benefit of the HR Board and may not be relied upon by the Company or any other Person for any purpose.

Section 4.20 Brokers and Other Advisors. Except for the HR Financial Advisor and Scotia Capital (USA) Inc., the fees and expenses of which will be paid by HR, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of HR or any of its Subsidiaries.

Section 4.21 Related Party Transactions. Except as described in the HR SEC Documents from January 1, 2019, through the date of this Agreement, no agreements, arrangements or understandings between HR or any HR Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person (including any past or present officer or director or employee of HR thereof), on the other hand (other than those exclusively among HR and the HR Subsidiaries), are in existence that are not, but are required to be, disclosed by HR pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.22 No Undisclosed Material Liabilities. There are no liabilities or obligations of HR or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of HR and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in HR’s consolidated balance sheet as of December 31, 2021, included in the HR SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since December 31, 2021 in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the Transactions.

Section 4.23 Solvency. HR is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to HR’s obligation to consummate the Merger, the accuracy of the representations and warranties of the Company set forth in Article III hereof, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration by the Company, any other repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid by HR in connection with the consummation of the Transactions, and payment of all related fees and expenses, HR will be Solvent as of the Effective Time and immediately after the consummation of the applicable Transactions. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, (i) will be able to pay their liabilities, including contingent and other liabilities, as they mature, and (ii) after giving effect to the Special Distribution, will be able to pay their indebtedness as such indebtedness becomes due in the usual course of business and their total assets will exceed their total liabilities. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.24 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by HR, HR has received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. HR hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which HR is familiar, that HR is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that HR has not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III, any rights hereunder with respect thereto.

Section 4.25 No Other Representations or Warranties.

(a) Except for the representations or warranties expressly set forth in this Article IV, neither HR, any of its Subsidiaries nor any other Person on behalf of HR or any of its Subsidiaries or Affiliates makes any other express or implied representation or warranty with respect to HR or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding HR and its Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of the Company and the Company OP acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither HR nor any other Person makes or has made any express or implied representation or warranty to the Company, the Company OP, the Company Subsidiaries or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to HR, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by HR in this Article IV, any oral, written, video, electronic or other information presented to the Company or any of its respective Representatives in the course of their due diligence investigation of HR, the negotiation of this Agreement or the course of the Transactions.

(b) Except for the representations or warranties expressly set forth in Article III, HR agrees that neither the Company, any of its Subsidiaries, nor any other Person on behalf of the Company, or any of its Subsidiaries or Affiliates, makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to HR, its Subsidiaries or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and HR acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to HR or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral, written, video, electronic or other information presented to HR or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.01 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.01(a) of the Company Disclosure Schedule or (z) as otherwise required or permitted by this Agreement, unless HR shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed and responses and/or consents shall be communicated to the Company within three (3) Business Days of HR’s receipt of any such request from the Company), (i) the Company shall maintain the status of the Company as a REIT, and (ii) the Company shall, and shall cause each of the Company Subsidiaries to, use commercially reasonable efforts (A) to conduct its business in the ordinary course in all material respects, (B) to preserve intact in all material respects its present business organization and goodwill and relationship with customers, third party payors, Governmental Entities, and others with which it has material business dealings and (C) to maintain its material assets and properties in adequate working condition and repair, ordinary wear and tear excepted.

(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.01(b) of the Company Disclosure Schedule or (z) as otherwise required or permitted by this Agreement (including, for the avoidance of doubt, the Asset Transfer, the Special Distribution and the Merger), unless HR shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiaries to, directly or indirectly:

(i) amend or propose or agree to amend any of the Constituent Documents of the Company (other than pursuant to Section 1.08) or the Company OP, or materially amend or propose or agree to materially amend any of the Constituent Documents of any other Company Subsidiary, or waive the stock ownership limit or create any exceptions to any stock ownership limit under the Constituent Documents of the Company;

(ii) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock or other equity interests except for the declaration and payment by the Company of (A) regular quarterly cash dividends on its outstanding Company Common Stock in an amount not exceeding $0.3250 per share, plus, for regular quarterly dividends payable after July 31, 2022, an amount commensurate with the historical growth rate of the Company’s dividends, (B) the Special Distribution and (C) any dividend to the extent authorized, declared and paid in accordance with Section 6.16; provided, however, that notwithstanding the restriction on dividends and other distributions in this Section 5.01(b)(ii), the Company and any Subsidiary of the Company shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state or local Law);

(iii) adjust, split, combine, subdivide or reclassify any of its capital stock or other equity interests, or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests;

(iv) (A) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any shares of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries, or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of Company Restricted Shares and the Company Incentive Plans in effect on the date of this Agreement or (B) acquire or dispose of any securities of any third party that are publicly traded or any rights, warrants or options to acquire any such securities, other than in the ordinary course of business;

(v) offer, issue, deliver, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other equity interests or securities (including any options, restricted stock, warrants or any similar equity or equity-based award or security exercisable for, or convertible into, such capital stock or other equity interests or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of the Company Subsidiaries, except for the issuance of shares of Company Common Stock in connection with the vesting or settlement of Company Restricted Shares outstanding as of the date of this Agreement in accordance with the terms of the applicable Company Incentive Plan as in effect on the date of this Agreement and set forth on Section 5.01(b)(v) of the Company Disclosure Schedule;

(vi) merge or consolidate with any other Person, acquire any material assets or material properties or make a material investment (whether through the acquisition of stock, assets or otherwise) in any other Person, except for acquisitions set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule;

(vii) sell, license, mortgage, pledge, assign, transfer, subject to a material Lien, except for a Permitted Lien, effect a deed or assignment in lieu of foreclosure with respect to or otherwise dispose of any Company Real Properties or material assets of the Company or any Subsidiary of the Company, except for dispositions set forth in Section 5.01(b)(vii) of the Company Disclosure Schedule;

(viii) make any loan, advance, capital contribution or investment in any Person, except pursuant to Contracts in effect prior to the execution and delivery of this Agreement and set forth in Section 5.01(b)(viii) of the Company Disclosure Schedule and except for investments in Company Subsidiaries for capital improvements or leasing in the ordinary course of business and consistent with Section 5.01(b)(x);

(ix) create, incur, refinance, replace, prepay, guarantee or assume any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) incurrence of Indebtedness for borrowed money under the Company’s existing revolver in the ordinary course of business and not in excess of $100,000,000 (net of cash), (B) the Indebtedness set forth on Section 5.01(b)(ix) of the Company Disclosure Schedule, (C) the Financing, any Alternative Financing and any Replacement Financing and (D) following the Company’s consultation with HR and approval by HR thereof, the incurrence of any Indebtedness that refinances (1) any existing Indebtedness of the Company or (2) any Indebtedness of the Company otherwise permitted under this Section 5.01(b)(ix), to the extent the amount of such refinanced Indebtedness is not more than the amount of the Indebtedness being refinanced;

(x) make capital expenditures, including expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, or commit to expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, other than (A) in conjunction with emergency repairs, or (B) as required by Law or pursuant to the terms of any Indebtedness, lease or Company Material Contract in effect as of the date of this Agreement or otherwise permitted by this Section 5.01(b);

(xi) except as required by Contracts in effect prior to the execution and delivery of this Agreement or Company Benefit Plans or as permitted by Section 5.01(b)(xi) of the Company Disclosure Schedule and except for amounts that are necessary or appropriate for transition and other matters that the Compensation Committee of each of HR and the Company shall evaluate and mutually determine, (A) increase the compensation or other benefits payable or provided to the Company’s or any Company Subsidiary’s current or former directors, employees or officers; (B) enter into or amend any employment, change of control, severance, bonus or retention agreement with any employee, director or officer of the Company or any Company Subsidiary; (C) award, or commit to pay or award, any bonus or incentive compensation (other than payment of bonuses and incentive compensation in the ordinary course of business for completed bonus periods); (D) hire, engage, or terminate (other than for cause) the employment of any officer or employee of the Company or any of the Company Subsidiaries (other than hiring of replacements for any such officer or employee who voluntarily resigns, or dies or becomes disabled or temporary staff or consultants retained for purposes relating to the Transactions); (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any directors, employees or officers; or (F) establish, adopt, enter into, amend or terminate any Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as is required to comply with Section 409A of the Code;

(xii) except for amounts not to exceed $3,000,000 in the aggregate (following the Company’s consultation with HR), waive, release, assign, settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would restrict the operations of the Company, any Company Subsidiary or their respective businesses after the Effective Time;

(xiii) except as set forth on Section 5.01(b)(xiii) of the Company Disclosure Schedule and except for modifications, renewals and amendments to Company Material Contracts, leases or Company Development Contracts, in the ordinary course of business, the terms of which are reasonably market, (A) modify, renew, amend or terminate any Company Material Contract, lease or Company Development Contract (other than any expiration in accordance with its terms that occurs automatically without any action other than notice of renewal), but only after providing prior written notice to, and reasonably consulting with, HR if the Company or the applicable Company Subsidiary has the right to terminate such Contract on the date such Contract otherwise would be renewed), or waive, release, compromise or assign any rights or claims under any such Contract, (B) enter into any successor agreement to an expiring Company Material Contract, lease or Company Development Contract, or any management agreement or broker agreement, that changes the terms of the expiring Contract in a way that is materially adverse to the Company or any Company Subsidiary or (C) enter into any new management agreement, broker agreement or agreement that would have been a Company Material Contract, lease or Company Development Contract if it were entered into at or prior to the date hereof;

(xiv) except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;

(xv) enter into a new, or amend an existing, Company Tax Protection Agreement; make, change or rescind any material election relating to Taxes; adopt or change any Tax accounting period or a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Subsidiary of the Company as a Disregarded Entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xvi) except within ninety (90) days of any insurance policy expiration after consultation with HR and except as otherwise permitted pursuant to Section 6.09, terminate, cancel, amend or modify any insurance policy maintained by it covering the Company or any of the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xvii) enter into any new line of business;

(xviii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify for taxation as a REIT or cause any Subsidiary of the Company to cease to be treated as any of (A) a partnership or Disregarded Entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; provided, however, if an action required to be taken pursuant to this Section 5.01(b)(xviii) would be otherwise prohibited by another clause of this Section 5.01(b), the Company shall (1) as promptly as practicable notify HR, (2) use commercially reasonable efforts to permit HR to review and comment on such action and (3) take such action as recommended by HR;

(xix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(xx) (A) modify or amend the engagement letters entered into with the Company Financial Advisor to increase the compensation payable by the Company thereunder or (B) enter into any new Contract with the Company Financial Advisor;

(xxi) except as set forth on Section 5.01(b)(xxi) of the Company Disclosure Schedule, increase the size of the Company Board or file any proxy statement other than the Joint Proxy Statement/Prospectus; or

(xxii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the Company Board, upon advice of counsel, and after reasonable advance notice to and good faith consultation with HR, such action or inaction is reasonably necessary for the Company to (i) avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law), (ii) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or (iii) establish or maintain any exemption from or otherwise avoid the imposition of any requirement that the Company or any Subsidiary of the Company be registered as an investment company under the Investment Company Act, including in the case of clause (iii), making dividend or any other actual, constructive or deemed distribution payments to stockholders of the Company in accordance with this Agreement or otherwise as permitted pursuant to Section 5.01(b)(ii).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including this Article V), nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any action in good faith to respond to the actual or anticipated effects of COVID-19; provided, that any such action taken by the Company pursuant to this Section 5.01(d) must be consistent with the Company’s actions taken prior to the date hereof in response to COVID-19 or, to the extent not consistent with the Company’s past practices in response to COVID-19, may be taken (A) only after reasonable notice to and good faith consultation with HR and (B) only if commercially reasonable.

Section 5.02 Conduct of Business by HR.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.02(a) of the HR Disclosure Schedule or (z) as otherwise required or permitted by this Agreement, unless the Company shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed and responses and/or consents shall be communicated to HR within three (3) Business Days of the Company’s receipt of any such request from the Company), (i) HR shall maintain the status of HR as a REIT, and (ii) HR shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts (A) to conduct its business in the ordinary course in all material respects, (B) to preserve intact in all material respects its present business organization and goodwill and relationship with customers, third party payors, Governmental Entities, and others with which it has material business dealings and (C) to maintain its material assets and properties in adequate working condition and repair, ordinary wear and tear excepted.

(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.02(b) of the HR Disclosure Schedule or (z) as otherwise required or permitted by this Agreement (including, for the avoidance of doubt, the Asset Transfer and the Merger), unless the Company shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), HR shall not, and shall not permit any HR Subsidiaries to, directly or indirectly:

(i) amend or propose or agree to amend any of the Constituent Documents of HR, or materially amend or propose or agree to materially amend any of the Constituent Documents of any HR Subsidiary, or waive the stock ownership limit or create any exceptions to any stock ownership limit under the Constituent Documents of HR;

(ii) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any of its capital stock or other equity interests except for the declaration and payment by HR of (A) regular quarterly cash dividends on its outstanding HR Common Stock in an amount not exceeding $0.31 per share, (B) dividends or distributions by any wholly owned HR Subsidiary to HR or to any other wholly owned HR Subsidiary and (C) any dividend to the extent authorized, declared and paid in accordance with Section 6.16; provided, that notwithstanding the restriction on dividends and other distributions in this Section 5.02(b)(ii), HR and any HR Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for HR to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state or local Law);

(iii) adjust, split, combine, subdivide or reclassify any of its capital stock or other equity interests, or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests;

(iv) (A) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any shares of the capital stock of, or other equity interests in, HR or any of the HR Subsidiaries, or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of restricted stock awards outstanding as of the date of this Agreement in accordance with their terms and the HR Incentive Plans in effect on the date of this Agreement or (B) acquire or dispose of any securities of any third party that are publicly traded or any rights, warrants or options to acquire any such securities, other than in the ordinary course of business;

(v) except as set forth in Section 5.02(b)(v) of the HR Disclosure Schedule and except for the issuance of shares of HR Common Stock in connection with the vesting or settlement of HR Stock-Based Awards in accordance with the terms of the applicable HR Incentive Plan, offer, issue, deliver, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other equity interests or securities (including any options, restricted stock, warrants or any similar equity or equity-based award or security exercisable for, or convertible into, such capital stock or other equity interests or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of HR;

(vi) merge or consolidate with any other Person, or, other than in the ordinary course of business, acquire any material assets or material properties or make a material investment (whether through the acquisition of stock, assets or otherwise) in any other Person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or the other Transactions;

(vii) other than in the ordinary course of business, sell, license, mortgage, pledge, assign, transfer, subject to a material Lien, except for a Permitted Lien, effect a deed or assignment in lieu of foreclosure with respect to or otherwise dispose of any HR Real Properties or material assets of HR or any Subsidiary of HR, except for dispositions set forth in Section 5.02(b)(vii) of the HR Disclosure Schedule;

(viii) make any loan, advance, capital contribution or investment in any Person, except pursuant to Contracts in effect prior to the execution and delivery of this Agreement and set forth in Section 5.02(b)(viii) of the HR Disclosure Schedule and except for investments in HR Subsidiaries for capital improvements or leasing in the ordinary course of business and consistent with Section 5.02(b)(x);

(ix) create, incur, refinance, replace, prepay, guarantee or assume any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) incurrence of Indebtedness for borrowed money under HR’s existing revolver, (B) the potential Indebtedness set forth set forth in Section 5.02(b)(ix) of the HR Disclosure Schedule and (C) following HR’s consultation with the Company and approval by the Company thereof, the incurrence of any Indebtedness that refinances (1) any existing Indebtedness of HR or (2) any Indebtedness of HR otherwise permitted under this Section 5.02(b)(ix), to the extent the amount of such refinanced Indebtedness is not more than the amount of the Indebtedness being refinanced;

(x) make capital expenditures, including expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, or commit to expenditures in connection with leasing commissions, tenant improvements, common area maintenance and costs related to building out rental demonstration floors or spec suites, in excess of $50,000,000 in the aggregate, other than (A) in conjunction with emergency repairs, or (B) as required by Law or pursuant to the terms of any Indebtedness, lease or HR Material Contract in effect as of the date of this Agreement or otherwise permitted by this Section 5.02(b);

(xi) except for amounts not to exceed $3,000,000 in the aggregate (following HR’s consultation with the Company), waive, release, assign, settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would restrict the operations of HR, any HR Subsidiary or their respective businesses after the Effective Time;

(xii) except as set forth on Section 5.02(b)(xii) of the HR Disclosure Schedule, (A) modify, renew, amend or terminate any HR Material Contract, lease or HR Development Contract (other than any expiration in accordance with its terms that occurs automatically without any action other than notice of renewal), but only after providing prior written notice to, and reasonably consulting with, the Company if HR or the applicable HR Subsidiary has the right to terminate such Contract on the date such Contract otherwise would be renewed), or waive, release, compromise or assign any rights or claims under any such Contract, in each case in any material respect in a manner which is materially adverse to HR and its Subsidiaries, taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Transactions, (B) enter into any successor agreement to an expiring HR Material Contract, lease or HR Development Contract, or any management agreement or broker agreement, that changes the terms of the expiring Contract in any material respect in a manner which is materially adverse to HR and its Subsidiaries, taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Transactions or (C) enter into any new management agreement, broker agreement or agreement that would have been an HR Material Contract, lease or HR Development Contract if it were entered into at or prior to the date hereof, except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions;

(xiii) except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;

(xiv) enter into a new, or amend an existing, HR Tax Protection Agreement; make, change or rescind any material election relating to Taxes; adopt or change any Tax accounting period or a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve HR’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any HR Subsidiary as a Disregarded Entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xv) enter into any new line of business;

(xvi) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause HR to fail to qualify for taxation as a REIT or cause any HR Subsidiary to cease to be treated as any of (A) a partnership or Disregarded Entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) other than with respect to the Merger, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of HR or any of the HR Subsidiaries;

(xviii) (A) modify or amend the engagement letters entered into with the HR Financial Advisors to increase the compensation payable by HR thereunder or (B) enter into any new Contract with the HR Financial Advisors;

(xix) increase the size of the HR Board or file any proxy statement other than (A) the proxy statement for HR’s 2022 annual meeting of stockholders and (B) the Joint Proxy Statement/Prospectus; or

(xx) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit HR from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the HR Board, upon advice of counsel, such action or inaction is reasonably necessary for HR to (i) avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law), (ii) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or (iii) establish or maintain any exemption from or otherwise avoid the imposition of any requirement that HR or any HR Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (iii), making dividend or any other actual, constructive or deemed distribution payments to stockholders of HR in accordance with this Agreement or otherwise as permitted pursuant to Section 5.02(b)(ii).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including this Section 5.02), nothing shall prevent HR or any of its Subsidiaries from taking or failing to take any commercially reasonable action in response to COVID-19 or a COVID-19 Measure that would otherwise violate or breach this Agreement, which response shall not be deemed a breach of this Agreement; provided, however, that to the extent reasonably practicable, HR must provide reasonable advance written notice to the Company with reasonable detail of such response prior to such response.

Section 5.03 No Control of Other Parties’ Business. Except with respect to HR’s right to make the Asset Transfer Election as provided for in Section 6.22 hereof, nothing contained in this Agreement shall give (i) HR, directly or indirectly, the right to control or direct the operations of the Company or any Subsidiary of the Company prior to the Effective Time, or (ii) the Company, the Company OP or Merger Sub, directly or indirectly, the right to control or direct HR or any of its Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) the Company, the Company OP and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (ii) HR shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Joint Proxy Statement/Prospectus and Form S-4.

(a) As promptly as reasonably practicable after the execution and delivery of this Agreement, (i) the Company and HR shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus (x) to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting and (y) to be mailed to the stockholders of HR relating to the HR Stockholders Meeting, and (ii) the Company shall prepare, together with HR, and file with the SEC a registration statement on Form S-4 under the Securities Act (of which, the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Company Common Stock to holders of HR Common Stock pursuant to the Merger and, if required, any other shares of

Company Common Stock issued pursuant to the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of HR and the Company shall use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 become effective as promptly as reasonably practicable, and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other Transactions. HR shall furnish to the Company all information relating to HR as may be reasonably requested by the Company in connection with any such action and the preparation, filing and mailing of the Joint Proxy Statement/Prospectus and the Company shall furnish to HR all information relating to the Company as may be reasonably requested by HR in connection with any such action and the preparation and filing of the Joint Proxy Statement/Prospectus and the Form S-4. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Joint Proxy Statement/Prospectus and the Form S-4 or that the Company and HR may commence mailing the Joint Proxy Statement/Prospectus, each of the Company and HR shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be distributed to the stockholders of the Company and the stockholders of HR (as applicable). No filing of, or amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, as applicable, shall be made by the Company or HR, as applicable, and no response to any comments or requests of the SEC or its staff with respect thereto shall be submitted by the Company or HR, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and giving due consideration to inclusion in the Joint Proxy Statement/Prospectus or Form S-4, as applicable, or any such response, comments reasonably proposed by either party. Both parties shall notify the other party promptly of the receipt of any comments from the staff of the SEC with respect to the Joint Proxy Statement/Prospectus or the Form S-4, as applicable, and of any request by the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or Form S-4, as applicable, or for additional information. The Company or HR, as applicable, shall respond promptly to any comments or requests from the staff of the SEC and shall supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus or the Form S-4.

(b) If at any time prior to obtaining the Requisite Company Stockholder Vote or the Requisite HR Stockholder Vote any information relating to the Company or HR, or any of their respective Affiliates, directors or officers, should be discovered by the Company or HR which should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, distributed to the stockholders of the Company and to the stockholders of HR.

(c) Each of the Company and HR shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4. HR and the Company shall make any other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(d) Each party will advise the other party promptly after it receives notice thereof, of the time when the Form S-4 becomes effective, the issuance of any stop order, the suspension of the qualification of the HR Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

Section 6.02 Company Stockholders Meeting; HR Stockholders Meeting.

(a) As promptly as reasonably practicable following the effectiveness of the Form S-4, the Company, acting through the Company Board, and in accordance with applicable Law (including legal duties of the Company Board) and the rules and regulations of NYSE, shall (A) unless this Agreement has been validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the holders of shares of Company Common Stock in accordance with the Constituent Documents of the Company for the purpose of obtaining the Requisite Company Stockholder Vote (the “Company Stockholders Meeting”) and, except to the extent the Company Board has effected a Company Recommendation Withdrawal in compliance with Section 6.03, use commercially reasonable efforts to solicit the Requisite Company Stockholder Vote; provided, however, that the Company shall, in consultation with HR, be permitted to adjourn (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus required to be provided to the stockholders of the Company is provided or as otherwise required by applicable Law, (ii) if as of the time at which the Company Stockholders Meeting is scheduled there are insufficient shares of Company Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iii) for the purpose of soliciting additional proxies, if proxies granted by the time of the Company Stockholders Meeting are insufficient to obtain the Requisite Company Stockholder Vote; provided, further, that solely in the case of clauses (ii) and (iii), without the prior written consent of HR (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholders Meeting (as so adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled; and (B) subject to Section 6.03(d), include in the Joint Proxy Statement/Prospectus the Company Board Recommendation. The Company shall engage a proxy solicitor in connection with the solicitation of proxies for the Company Stockholders Meeting, which proxy solicitor shall be reasonably acceptable to HR. At HR’s reasonable request, the Company shall keep HR reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Company Stockholders Meeting.

(b) As promptly as reasonably practicable following the effectiveness of the Form S-4, HR, acting through the HR Board, and in accordance with applicable Law (including legal duties of the HR Board) and the rules and regulations of NYSE, shall (A) unless this Agreement has been validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the holders of shares of HR Common Stock in accordance with the Constituent Documents of HR for the purpose of obtaining the Requisite HR Stockholder Vote (the “HR Stockholders Meeting”) and, except to the extent the HR Board has effected an HR Recommendation Withdrawal in compliance with Section 6.04, use commercially reasonable efforts to solicit the Requisite HR Stockholder Vote; provided, however, that HR shall, in consultation with the Company, be permitted to adjourn (i) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus required to be provided to the stockholders of HR is provided or as otherwise required by applicable Law, (ii) if as of the time at which the HR Stockholders Meeting is scheduled there are insufficient shares of HR Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the HR Stockholders Meeting or (iii) for the purpose of soliciting additional proxies, if proxies granted by the time of the HR Stockholders Meeting are insufficient to obtain the Requisite HR Stockholder Vote; provided, further, that solely in the case of clauses (ii) and (iii), without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the HR Stockholders Meeting (as so adjourned) be held on a date that is more than thirty (30) days after the date for which the HR Stockholders Meeting was originally scheduled; and (B) subject to Section 6.04(d), include in the Joint Proxy Statement/Prospectus the HR Board Recommendation. HR shall engage a proxy solicitor in connection with the solicitation of proxies for the HR Stockholders Meeting, which proxy solicitor shall be reasonably acceptable to the Company. At the Company’s reasonable request, HR shall keep the Company reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the HR Stockholders Meeting.

(c) The Company and HR shall use their commercially reasonable efforts to schedule the Company Stockholders Meeting and the HR Stockholders Meeting to occur on the same date.

Section 6.03 Company No Solicitation.

(a) The Company agrees that it shall, and shall cause the Company Subsidiaries and its and their respective directors, officers and employees of the Company and the Company Subsidiaries to, and shall direct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal. The Company also agrees that it shall, within five (5) Business Days after the date of this Agreement, (i) request each Person that has executed a confidentiality agreement in connection with any Company Takeover Proposal or its consideration of any Company Takeover Proposal (and for which such a request has not previously been made) to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries and (ii) terminate any data room or other diligence access of such Person. Except as permitted by Section 6.03(b), the Company shall not, and shall cause each of the

Company Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use its commercially reasonable efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Company Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal, or (ii) enter into, engage in, continue or otherwise participate in any discussions (except, in response to an inquiry from any Person, solely to notify such Person of the existence of the provisions of this Section 6.03(a)) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Company Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its directors’ duties under applicable Law and (ii) absent such action by the Company, the applicable provisions would prevent any Person or group from making a Company Takeover Proposal privately to the Company Board. The Company agrees that any material violations of the restrictions set forth in this Section 6.03(a) by any Representative of the Company shall be deemed to be a breach by the Company.

(b) Notwithstanding the provisions of Section 6.03(a), at any time prior to obtaining the Requisite Company Stockholder Vote, in response to an unsolicited written Company Takeover Proposal received after the execution and delivery of this Agreement, which did not arise as a result of a breach of the Company’s obligations under Section 6.03(a), (i) the Company and its Representatives may contact the Person or group of Persons making such Company Takeover Proposal (and its Representatives) to clarify the terms and conditions thereof and (ii) if the Company Board determines in good faith (after consultation with the Company Financial Advisor and its outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Company Takeover Proposal (and its Representatives), provided, that (1) prior to so furnishing such information the Company has entered into a confidentiality agreement with such Person or group of Persons on terms not less restrictive in the aggregate to such Person or group of Persons than the provisions of the Confidentiality Agreement are to HR, its Affiliates and their respective Representatives (including the standstill and non-solicitation provisions) and (2) all such information has previously been provided or made available to HR or its Representatives or is provided or made available to HR or its Representatives prior to or substantially concurrently with the time it is provided to such Person or group of Persons; and (B) participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

(c) Except as permitted by Section 6.03(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw (or modify or qualify in a manner adverse to HR), or publicly propose or resolve to withhold, withdraw or modify or qualify in a manner adverse to HR, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) authorize, approve, adopt or recommend, or publicly propose or resolve to authorize, approve, adopt or recommend, any Company Takeover Proposal, (any action described in these clauses (i), (ii) or (iii) being referred to as a “Company Recommendation Withdrawal”), or (iv) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.03(b)) providing for, or with respect to, any Company Takeover Proposal; provided, however, that the delivery by the Company, the Company Board or any committee thereof of any notice specified in Section 6.03(e) shall not be deemed to be or constitute a Company Recommendation Withdrawal.

(d) Notwithstanding the provisions of Section 6.03(c), at any time prior to obtaining the Requisite Company Stockholder Vote, and subject in each case to the prior compliance with Section 6.03(e), in response to a bona fide written Company Takeover Proposal that did not arise from a breach of the Company’s obligations under this Section 6.03, if the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) that such Company Takeover Proposal constitutes a Company Superior Proposal and that, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, (A) the Company Board and/or any authorized committee thereof may make a Company Recommendation Withdrawal and/or (B) the Company may terminate this Agreement pursuant to Section 8.01(d)(iii) in order to, concurrently with or immediately after such termination, enter into a definitive agreement with respect to such Company Superior Proposal; provided, that the Company shall pay to HR the Company Termination Fee payable pursuant to Section 8.03(b) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may not make a Company Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(d)(iii), unless (i) if such Company Recommendation Withdrawal or termination is being made as a result of a Company Superior Proposal, the Company shall have provided to HR three (3) Business Days prior written notice advising HR that the Company Board intends to take such action and specifying the reasons therefor as well as the identity of the Person(s) making such Company Superior Proposal and the material terms and conditions of any Company Superior Proposal (including copies of all agreements or documents evidencing such Company Superior Proposal, including the proposed acquisition agreement and financing commitments, if any); and (ii) (A) during such three (3) Business Day period, if requested by HR, the Company shall have engaged in negotiations with HR regarding any amendment to this Agreement proposed in writing by HR and (B) at the end of such three (3) Business Day period the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), after taking into account any such amendments that HR shall have agreed in writing to make prior to the end of such three (3) Business Day period, that such Company Takeover Proposal continues to constitute a Company

Superior Proposal and the failure to make a Company Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(d)(iii), as applicable, would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law; provided, that any material amendment to the financial terms or any other material term or condition of such a Company Superior Proposal, shall require the Company to deliver to HR a new notice pursuant to this Section 6.03(e) and result in a new negotiation period, as contemplated by this Section 6.03(e); provided, further, that any such new negotiation period shall be a period of two (2) Business Days.

(f) In addition to the obligations of the Company set forth in the other provisions of this Section 6.03, the Company shall as promptly as practicable (and in any event within forty eight (48) hours after receipt) advise HR orally and in writing of the receipt of any Company Takeover Proposal or any inquiry, offer or proposal from any Person seeking to have discussions or negotiations or requesting information with respect to any Company Takeover Proposal and the material terms and conditions of any such Company Takeover Proposal (including the identity of the Person making such Company Takeover Proposal and copies of all material agreements or documents evidencing such Company Takeover Proposal, including the acquisition agreement and financing commitments, if any). The Company shall thereafter keep HR reasonably informed on a reasonably current basis of the status (including whether the Company has entered into discussions or negotiations or provided any information with respect to any such Company Takeover Proposal) and material terms of any such Company Takeover Proposal (including any material change to the terms thereof) and promptly provide HR with copies of all material agreements or documents evidencing any such Company Takeover Proposal, inquiry, offer or proposal, including financing commitments, if any.

(g) Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its directors’ duties under applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 6.03 in response to an unsolicited inquiry from such Person or (iv) providing factual information the Company’s stockholders, so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to the Company Board Recommendation or the Company Board or a committee thereof reaffirms the Company Board Recommendation concurrently with such factual communication; provided that any disclosure made pursuant to Item 1012(a) of Regulation M-A, Rule 14d-9 or Rule 14e-2(a), or pursuant to the preceding clause (ii) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Takeover Proposal, shall be deemed to be a Company Recommendation Withdrawal unless the response of the Company Board or an authorized committee thereof, or such disclosure, as applicable, expressly reaffirms the Company Board Recommendation to the Company Stockholders in such disclosure; it being understood that a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be or constitute a Company Recommendation Withdrawal.

(h) Notwithstanding the foregoing, the parties acknowledge and agree that the Financing Cooperation Activities and the Sales Activities requested by HR and reasonably related to such requests are discussions and negotiations permitted to be conducted by the Company, any Company Subsidiaries and its and their respective directors, officers, employees and other Representatives. Nothing contained in this Section 6.03 shall prohibit the Company, any Company Subsidiaries or its and their respective directors, officers, employees or other Representatives from engaging in any such negotiations and discussions. The parties acknowledge and agree that the Financing Cooperation Activities and the Sales Activities requested by HR and reasonably related to such requests shall not constitute a breach by the Company or any Company Subsidiaries of this Section 6.03, including (without limitation) in the event a Company Takeover Proposal ensues, which shall be deemed to not have arisen as a result of a breach of the Company’s obligations under this Section 6.03.

Section 6.04 HR No Solicitation.

(a) HR agrees that it shall, and shall cause the HR Subsidiaries and its and their respective directors, officers and employees of HR and the HR Subsidiaries to, and shall direct and use its commercially reasonable efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any HR Takeover Proposal. HR also agrees that it shall, within five (5) Business Days after the date of this Agreement, (i) request each Person that has executed a confidentiality agreement in connection with any HR Takeover Proposal or its consideration of any HR Takeover Proposal (and for which such a request has not previously been made) to return or destroy all confidential information furnished to such Person by or on behalf of HR or any of the HR Subsidiaries and (ii) terminate any data room or other diligence access of such Person. Except as permitted by Section 6.04(b), HR shall not, and shall cause each of the HR Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use its commercially reasonable efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any HR Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an HR Takeover Proposal, or (ii) enter into, engage in, continue or otherwise participate in any discussions (except, in response to an inquiry from any Person, solely to notify such Person of the existence of the provisions of this Section 6.04(a)) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any HR Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an HR Takeover Proposal. Notwithstanding anything to the contrary contained herein, HR shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if (i) the HR Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its directors’ duties under applicable Law and (ii) absent such action by HR, the applicable provisions would prevent any Person or group from making an HR Takeover Proposal privately to the HR Board. HR agrees that any material violations of the restrictions set forth in this Section 6.04(a) by any Representative of HR shall be deemed to be a breach by HR.

(b) Notwithstanding the provisions of Section 6.04(a), at any time prior to obtaining the Requisite HR Stockholder Vote, in response to an unsolicited written HR Takeover Proposal received after the execution and delivery of this Agreement, which did not arise as a result of a breach of HR’s obligations under Section 6.04(a), (i) HR and its Representatives may contact the Person or group of Persons making such HR Takeover Proposal (and its Representatives) to clarify the terms and conditions thereof and (ii) if the HR Board determines in good faith (after consultation with the HR Financial Advisors and its outside legal counsel) that such proposal constitutes or is reasonably likely to lead to an HR Superior Proposal and the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, HR and its Representatives may (A) furnish information with respect to HR and the HR Subsidiaries to the Person or group of Persons making such HR Takeover Proposal (and its Representatives), provided, that (1) prior to so furnishing such information HR has entered into a confidentiality agreement with such Person or group of Persons on terms not less restrictive in the aggregate to such Person or group of Persons than the provisions of the Confidentiality Agreement are to the Company, its Affiliates and their respective Representatives (including the standstill and non-solicitation provisions) and (2) all such information has previously been provided or made available to the Company or its Representatives or is provided or made available to the Company or its Representatives prior to or substantially concurrently with the time it is provided to such Person or group of Persons; and (B) participate in discussions or negotiations with the Person or group of Persons making such HR Takeover Proposal (and its Representatives) regarding such HR Takeover Proposal.

(c) Except as permitted by Section 6.04(d), neither the HR Board nor any committee thereof shall (i) withhold, withdraw (or modify or qualify in a manner adverse to the Company), or publicly propose or resolve to withhold, withdraw or modify or qualify in a manner adverse to the Company, the HR Board Recommendation, (ii) fail to include the HR Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) authorize, approve, adopt or recommend, or publicly propose or resolve to authorize, approve, adopt or recommend, any HR Takeover Proposal, (any action described in these clauses (i), (ii) or (iii) being referred to as an “HR Recommendation Withdrawal”), or (iv) allow HR or any of the HR Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.04(b)) providing for, or with respect to, any HR Takeover Proposal; provided, however, that the delivery by HR, the HR Board or any committee thereof of any notice specified in Section 6.04(e) shall not be deemed to be or constitute an HR Recommendation Withdrawal.

(d) Notwithstanding the provisions of Section 6.04(c), at any time prior to obtaining the Requisite HR Stockholder Vote, and subject in each case to the prior compliance with Section 6.04(e), in response to a bona fide written HR Takeover Proposal that did not arise from a breach of HR’s obligations under this Section 6.04, if the HR Board determines in good faith (after consultation with the HR Financial Advisors and outside legal counsel) that such HR

Takeover Proposal constitutes an HR Superior Proposal and that, if the HR Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, (A) the HR Board and/or any authorized committee thereof may make an HR Recommendation Withdrawal and/or (B) HR may terminate this Agreement pursuant to Section 8.01(c)(iii) in order to, concurrently with or immediately after such termination, enter into a definitive agreement with respect to such HR Superior Proposal; provided, that HR shall pay to the Company the HR Termination Fee payable pursuant to Section 8.03(d) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, the HR Board may not make an HR Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(c)(iii), unless (i) if such HR Recommendation Withdrawal or termination is being made as a result of an HR Superior Proposal, HR shall have provided to the Company three (3) Business Days prior written notice advising the Company that the HR Board intends to take such action and specifying the reasons therefor as well as the identity of the Person(s) making such HR Superior Proposal and the material terms and conditions of any HR Superior Proposal (including copies of all agreements or documents evidencing such HR Superior Proposal, including the proposed acquisition agreement and financing commitments, if any); and (ii) (A) during such three (3) Business Day period, if requested by the Company, HR shall have engaged in negotiations with the Company regarding any amendment to this Agreement proposed in writing by the Company and (B) at the end of such three (3) Business Day period the HR Board determines in good faith (after consultation with the HR Financial Advisors and outside legal counsel), after taking into account any such amendments that the Company shall have agreed in writing to make prior to the end of such three (3) Business Day period, that such HR Takeover Proposal continues to constitute an HR Superior Proposal and the failure to make an HR Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.01(c)(iii), as applicable, would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law; provided, that any material amendment to the financial terms or any other material term or condition of such an HR Superior Proposal, shall require HR to deliver to the Company a new notice pursuant to this Section 6.04(e) and result in a new negotiation period, as contemplated by this Section 6.04(e); provided, further, that any such new negotiation period shall be a period of two (2) Business Days.

(f) In addition to the obligations of HR set forth in the other provisions of this Section 6.04, HR shall as promptly as practicable (and in any event within forty eight (48) hours after receipt) advise the Company orally and in writing of the receipt of any HR Takeover Proposal or any inquiry, offer or proposal from any Person seeking to have discussions or negotiations or requesting information with respect to any HR Takeover Proposal and the material terms and conditions of any such HR Takeover Proposal (including the identity of the Person making such HR Takeover Proposal and copies of all material agreements or documents evidencing such HR Takeover Proposal, including the acquisition agreement and financing commitments, if any). HR shall thereafter keep the Company reasonably informed on a reasonably current basis of the status (including whether HR has entered into discussions or negotiations or provided any information with respect to any such HR Takeover Proposal) and material terms of any such HR Takeover Proposal (including any material change to the terms thereof) and promptly provide the Company with copies of all material agreements or documents evidencing any such HR Takeover Proposal, inquiry, offer or proposal, including financing commitments, if any.

(g) Nothing contained in this Section 6.04 shall prohibit HR or the HR Board from (i) taking and disclosing to the stockholders of HR a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of HR if the HR Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its directors’ duties under applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 6.04 in response to an unsolicited inquiry from such Person or (iv) providing factual information HR’s stockholders, so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to the HR Board Recommendation or the HR Board or a committee thereof reaffirms the HR Board Recommendation concurrently with such factual communication; provided that any disclosure made pursuant to Item 1012(a) of Regulation M-A, Rule 14d-9 or Rule 14e-2(a), or pursuant to the preceding clause (ii) that addresses or relates to the approval, recommendation or declaration of advisability by the HR Board with respect to this Agreement or an HR Takeover Proposal, shall be deemed to be an HR Recommendation Withdrawal unless the response of the HR Board or an authorized committee thereof, or such disclosure, as applicable, expressly reaffirms the HR Board Recommendation to the HR Stockholders in such disclosure; it being understood that a “stop, look and listen” communication to the stockholders of HR pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of HR) shall not be deemed to be or constitute an HR Recommendation Withdrawal.

Section 6.05 Access to Information. The Company shall, and shall cause each of the Company Subsidiaries to, afford HR and the Representatives of HR reasonable access (which may be limited to remote access if reasonably required to protect the health and safety of any officer or employee of the Company or any of the Company Subsidiaries in response to COVID-19) during normal business hours to its and its Subsidiaries’ assets, properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to HR and the Representatives of HR all other information concerning the Company and the Company Subsidiaries’ business, assets, properties, Contracts and personnel as HR may reasonably request in good faith in connection with the Transactions, including the Asset Transfer and the Financing or integration planning (other than any of the foregoing that relate to the negotiation and execution of this Agreement or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any committee thereof regarding an Adverse Recommendation Change); provided that the Company may restrict the foregoing access to those Persons who have entered into a confidentiality agreement with the Company or to the extent required by applicable Law. Notwithstanding the foregoing, neither the Company nor any of the Company Subsidiaries shall be required to provide such access or furnish such information to the extent doing so would (i) in light of COVID-19, jeopardize the health and safety of any officer or employee of the Company or any of the Company Subsidiaries,

(ii) constitute a violation of applicable Law, (iii) result in the disclosure of any trade secrets, (iv) cause a breach of any confidentiality obligations to any third party or (v) waive or jeopardize the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection; provided, however, that, at HR’s request, the Company and HR shall use commercially reasonable efforts to communicate, or make reasonable substitute arrangements, if applicable and as may be mutually agreed, to make available, the applicable information or documents to HR in a manner that would not have the effect set forth in the applicable clause. In conducting any inspection of any properties of the Company and the Company Subsidiaries, HR and its Representatives shall not (A) interfere with the business of the Company or any of the Company Subsidiaries conducted at such property or (B) damage any property or any portion thereof. Prior to the Effective Time, none of HR nor any of its Representatives shall have the right to conduct invasive environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries without the Company’s consent. All information obtained pursuant to this Section 6.05 shall continue to be governed by the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.05 shall affect the representations and warranties or conditions to the obligations contained herein.

Section 6.06 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, the Company OP, Merger Sub and HR shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable after the date of this Agreement (and in any event no later than the Outside Date), including (i) using commercially reasonable efforts to take, or cause to be taken, all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits in connection with the Transactions, (iii) taking all reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings) and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition, trade regulation or other Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.

(b) To the extent permissible under applicable Law, each of the Company, the Company OP, Merger Sub and HR shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the Transactions, use commercially reasonable efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the Transactions and promptly inform the other parties of any communication received by such party from any Governmental Entity and of any material communication received from or given in connection with any proceeding by any private party, in each case regarding any of the Transactions, (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other substantive communication given by it to any Governmental Entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, any such Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any applicable Law, each of the Company, the Company OP, Merger Sub and HR shall use its commercially reasonable efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such Transactions under such applicable Law so as to permit consummation of the Transactions on the terms set forth in this Agreement as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date).

(d) Notwithstanding the foregoing, the obligations set forth in Section 6.06(a), (b) and (c) shall not apply to any stockholder litigation related to this Agreement, the Merger or the other Transactions or related to this Agreement, which is the subject of Section 6.19.

Section 6.07 Employee Matters.

(a) Until the first (1st) anniversary of the Effective Time (or, if earlier, the date of the Continuing Employee’s termination of employment by the Combined Company or its Affiliates), the Combined Company shall provide, or cause to be provided, for those individuals who were employees of the Company and the Company Subsidiaries immediately prior to the Effective Time and who continue to be employed by the Combined Company or its Affiliates during such period (the “Continuing Employees”) a base salary or base wages, target annual cash bonus opportunities and employee benefits that are, in the good faith judgment of the Combined Company, either (x) in the aggregate reasonably comparable to the employee benefits provided by the Company or the applicable Subsidiary of the Company to the Continuing Employees immediately prior to the date of this Agreement or (y) substantially comparable to the employee benefits provided by the Combined Company or the applicable Subsidiary to similarly situated employees of the Combined Company or the applicable Subsidiary; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) The Combined Company shall make commercially reasonable efforts to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Combined Company that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company and any of the Company Subsidiaries for purposes of eligibility to participate and vesting and level of benefits (but not for purposes of benefits accrual under any defined benefit pension plan) to the same extent such service was recognized by the Company or any of the Company Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c) From and after the Effective Time, except as otherwise agreed in writing between the Combined Company and a Continuing Employee, the Combined Company shall honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein) the existing Company Employment Agreements, and all obligations thereunder in effect as of the Effective Time.

(d) Notwithstanding anything herein to the contrary, any Continuing Employee who is not a party to a Company Employment Agreement and whose employment is terminated by the Company without Cause (as defined in the CIC Severance Plan) between the Effective Time and the twelve (12) month anniversary of the Effective Time shall be entitled to severance pay and benefits no less favorable than the severance pay and benefits such Continuing Employee would have been entitled to pursuant to the CIC Severance Plan and otherwise on the same terms and conditions as set forth in the CIC Severance Plan. For the avoidance of doubt, a Continuing Employee who voluntarily leaves employment at any time after the Effective Time, or is terminated by the Combined Company for Cause (as defined in the CIC Severance Plan), will not be entitled to any severance payments or benefits.

(e) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide HR with a copy of the intended communication, HR shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(f) Nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any employee benefit plan of HR or any of its Subsidiaries (including any HR Benefit Plan), or (ii) subject to the requirements of this Section 6.07, shall limit the right of HR or the Combined Company or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. The parties hereto acknowledge and agree that all provisions contained in this Section 6.07 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, creates any third party beneficiary or other rights in any other Person, including, without limitation, any current or former employees or directors of the Company or its Subsidiaries, any participant in any Company Benefit Plan or in any employee benefit plan of the Company or HR, or any dependent or beneficiary thereof.

Section 6.08 Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of the Requisite Company Stockholder Vote and the Requisite HR Stockholder Vote.

Section 6.09 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Combined Company shall cause the Combined Company or any applicable Subsidiary, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers, directors and employees), to indemnify, defend and hold harmless (and advance expenses, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors, officers (to the same extent as directors) and employees (to the same extent as directors) of the Company and the Company Subsidiaries, and any fiduciaries under any Company Benefit Plan (to the same extent as directors) (each, an “Indemnified Party”), against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement or the Merger or arising out of or pertaining to the Transactions, whether asserted or claimed prior to, at or after the Effective Time.

(b) From and after the Effective Time, the Combined Company shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the Effective Time, or acts or omissions occurring at or prior to the Effective Time (each, a “Claim”), for which indemnification could be sought by an Indemnified Party hereunder, unless (i)(A) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and (B) such settlement, compromise or consent does not include or provide for any acknowledgement or other statement of fault or wrongdoing by any Indemnified Party, or (ii) such Indemnified Party otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably conditioned, withheld or delayed). The Combined Company and the Indemnified Parties shall cooperate in the defense of any Claim, at the expense of the Combined Company (subject to the proviso below relating to the expenses of legal counsel), and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. In the event of any Claim, the Combined Company shall have the right to assume the defense thereof, except that if legal counsel for the Indemnified Party advises that there are issues which raise actual or potential conflicts of interest between the Combined Company and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to it, and the Combined Company shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party pursuant to Section 6.09(a); provided, however, that the Combined Company shall be obligated pursuant to this Section 6.09(b) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used).

(c) For a period of six (6) years after the Effective Time, the Combined Company shall honor the provisions in the Company’s Constituent Documents in effect as of the date of this Agreement providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law.

(d) If the Combined Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Combined Company shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of the Combined Company, as the case may be, shall assume all of the obligations set forth in this Section 6.09.

(e) From and after the Effective Time, the Combined Company shall comply with, and shall not, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.08(e) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties.

(f) In the event that the Company’s directors’ and officers’ liability insurance policies in effect on the date hereof (the “D&O Insurance”) shall have lapsed prior to the Effective Time or its runoff coverage under the D&O Insurance otherwise would not survive for a period of not less than six (6) years after the Effective Time, the Combined Company shall procure and maintain, for a period of not less than six (6) years after the Effective Time, directors’ and officers’ liability insurance policies of at least the same coverage and amounts with reputable and financially sound carriers containing terms no less advantageous to such former directors or officers and that does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the Effective Time; provided, that in no event shall the Combined Company be required to pay annual premiums in the aggregate of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Combined Company shall procure and maintain for such six-year period the most advantageous policies as can be reasonably obtained for the Maximum Amount. In lieu of the foregoing, prior to the later of the Effective Time and the lapse of the D&O Insurance, HR or the Company shall have the option, at HR’s expense, to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, subject to the limitations set forth in the provisos above in this Section 6.09(f), and such “tail” policy or policies shall satisfy the provisions of this Section 6.09(f).

(g) This Section 6.09 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company and the Combined Company. Each Indemnified Party shall be a third-party beneficiary of this Section 6.09, and, following the Effective Time, shall be entitled to enforce the covenants contained in this Section 6.09. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.09 that is denied by the Combined Company, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Combined Company shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Combined Company. The rights of the Indemnified Parties under this Section 6.09 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company, the Constituent Documents of any of the Company Subsidiaries or the Combined Company or under any applicable Contracts, insurance policies or Laws.

(h) For the sake of clarification, the foregoing obligations shall apply to present and former directors, officers and employees of the Company and any Company Subsidiary, including directors of the Company who are not Company Designees and members of the Company’s COVID Committee who are not directors or officers of the Company.

Section 6.10 Public Announcements. The parties agree that each of the Company and HR shall issue a separate initial press release concerning this Agreement and the Transactions, which initial press releases shall be approved in advance by the Company and HR, as applicable. Following such initial press release, HR and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or public statement (i) made or proposed to be made by the Company in accordance with Section 6.03, (ii) made or proposed to be made by HR in accordance with Section 6.04, (iii) made or proposed to be made by HR in response to any release or statement of the Company described in clause (i), (iv) made or proposed to be made by the Company in response to any release or statement of HR described in clause (iii), (v) in connection with any dispute between the parties regarding or relating to this Agreement or the Transactions or (vi) so long as the statements regarding this Agreement and the Transactions in such release or public statement are not inconsistent with previous releases or public statements by the Company and/or HR in accordance with this Section 6.10.

Section 6.11 Notification. The Company shall promptly notify HR, and HR shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or an HR Material Adverse Effect (as applicable), (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions. Failure to comply with this Section 6.11 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.11.

Section 6.12 Rule 16b-3. Prior to the Effective Time, HR and the Company, as applicable, shall take all such steps as may be necessary or advisable to cause any dispositions of equity securities of HR (including derivative securities) resulting from the Merger and the other Transactions, and acquisitions of equity securities of the Company (including derivative securities) resulting from the Merger and the other Transactions, by each individual who, immediately prior to the Effective Time, is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HR, or will become subject to such reporting requirements with respect to the Combined Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Listing of Company Common Stock. The Company shall use commercially reasonable efforts to cause prior to the Effective Time the shares of Company Common Stock to be issued pursuant to this Agreement to be approved for listing, upon official notice of issuance, on NYSE.

Section 6.14 Delisting of HR Shares. Each of the parties agrees to reasonably cooperate with each other in taking, or causing to be taken, all actions necessary to delist shares of HR Common Stock from NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.15 Affiliate Letter. On or prior to the date of the Company Stockholders Meeting, the Company shall deliver to HR a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use commercially reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to HR, in connection with restrictions on affiliates under Rule 145.

Section 6.16 Dividends.

(a) Prior to the Effective Time, the Company shall declare a dividend to its stockholders (and the Company OP shall declare a corresponding distribution to the holders of Partnership Units), the payment date for which shall be the close of business on the last Business Day prior to the Effective Time, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company with respect to the Company Common Stock pursuant to this Section 6.16(a) shall be an amount equal to the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Effective Time, and divided by the actual number of days in the calendar quarter in which such dividend is declared. For the avoidance of doubt, the Company shall not declare any dividend pursuant to this Section 6.16(a) to the extent such dividend would not be permitted under the MGCL.

(b) Prior to the Effective Time, HR shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Effective Time, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by HR with respect to the HR Common Stock pursuant to this Section 6.16(b) shall be an amount equal to HR’s then-anticipated dividend for such quarter (on a per share basis) (which, for the avoidance of doubt, may be greater than HR’s then-most recent quarterly dividend), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Effective Time, and divided by the actual number of days in the calendar quarter in which such dividend is declared.

(c) At least ten (10) Business Days prior to the initial scheduled date for the Company Stockholders Meeting, the Company Board (i) shall authorize and declare a distribution (the “Special Distribution”) to the Company’s stockholders in an amount equal to $4.82 per share in cash (the “Special Distribution Amount”) (and the Company OP shall declare a corresponding distribution to the holders of Partnership Units), and (ii) promptly set the record date for the Special Distribution as the close of business on the last Business Day prior to the anticipated Closing Date (the “Record Date”) and deliver notice of the Record Date to NYSE at least ten (10) days prior to the anticipated Closing Date; provided, however, that the authorization, declaration and payment of the Special Distribution shall be subject to and explicitly conditioned on receipt by the Company of the HR Certification on or before the Payment Date and delivery of the Company Certification to HR on or before the Payment Date. Following the receipt by the Company of the HR Certification and the delivery of the Company Certification to HR, the Company shall deposit the aggregate Special Distribution Amount Shortfall with the Transfer Agent on the Business Day prior to the Effective Time and the payment date for the Special Distribution shall be within five (5) Business Days after the Effective Time (or as soon as practicable thereafter), as determined by the Company Board (the “Payment Date”).

Section 6.17 Takeover Statutes. The parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute or any stockholder rights plan, “poison pill” antitakeover plan or similar device becomes applicable to the Merger or any of the other Transactions after the date hereof and (b) if any such Takeover Statute or stockholder rights plan, “poison pill” antitakeover plan or similar device becomes applicable to a Merger or any of the other Transactions after the date hereof, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or stockholder rights plan, “poison pill” antitakeover plan or similar device on the Merger and the other Transactions.

Section 6.18 Tax Matters.

(a) Each of HR and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of HR and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations. This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) with respect to the Merger. Provided that the Company shall have received the opinion of counsel referred to in Section 7.03(f) and HR shall have received the opinion of counsel referred to in Section 7.02(f), the parties shall treat and report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, with no gain or loss recognized by HR or any HR stockholder for federal income Tax purposes, and no party shall take any position for federal, state, and local income Tax or other purposes inconsistent therewith, unless otherwise required by a final “determination” within the meaning of Section

1313(a) of the Code (or a similar determination under applicable state or local Law) or required by a change in applicable Law after the date of this Agreement; provided, that, for the avoidance of doubt, nothing in this Section 6.18 shall prevent any party or any of their respective Affiliates from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the foregoing. None of the parties hereto knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party) that would, or has knowingly taken or will knowingly take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing reasonable and customary factual support and representation letters.

(b) HR shall use commercially reasonable efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.02(f) and Section 7.03(e), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.02(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to become effective, (iii) deliver to HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.02(f)) and Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.03(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of HR, in form and substance as set forth on Section 6.18(b) of the HR Disclosure Schedule, containing representations of HR reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.02(f) and Section 7.03(f), and (iv) deliver to HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.03(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of HR, in form and substance reasonably satisfactory to the Company, containing representations of HR reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.03(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to the Company, and for purposes of the opinion required by Section 7.03(e) and Section 7.02(e), the Company may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to Company Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.03(e) and Section 7.02(e).

(c) The Company shall use commercially reasonable efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.02(e) and Section 7.03(f), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.03(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to become effective, (iii) deliver to Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.03(f)) and HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.02(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of the Company, in form and substance as set forth on Section 6.18(c) of the Company Disclosure Schedule, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.02(f) and Section 7.03(f), and (iv) deliver to Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.02(e)) and HR Tax Counsel (or other tax counsel to HR delivering the opinion described in Section 7.03(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of the Company, in form and substance reasonably satisfactory to HR, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.02(e) and Section 7.03(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to HR, and for purposes of the opinion required by Section 7.02(f), HR may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to HR Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.02(f).

(d) HR and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Combined Company shall pay or cause to be paid, without deduction or withholding from any consideration, including the Merger Consideration, or amounts payable to holders of shares of Company Common Stock, all Transfer Taxes.

(e) The Company shall reasonably cooperate and consult in good faith with HR with respect to maintenance of the REIT status of the Company. The Surviving Corporation shall distribute cash to its stockholders in its taxable year ending with the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Merger (taking into account all distributions made by HR prior to the Effective Time) such that HR will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Merger.

(f) On the Closing Date, prior to the Merger, HR shall deliver to the Company a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(g) HR and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(h) Notwithstanding anything to the contrary herein, upon HR’s written request, the Company shall use commercially reasonable efforts to (A) cause (x) any Subsidiary of the Company that is a Qualified REIT Subsidiary and (y) any Subsidiary of the Company set forth in Section 6.18(h) of the Company Disclosure Schedule (each such Subsidiary of the Company identified in such written request, a “Converted Entity”) to (i) convert into a limited liability company or other entity that is a Disregarded Entity, (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be a Disregarded Entity, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a Qualified REIT Subsidiary), (B) provide such cooperation and assistance as HR may reasonable request to cause the Company and the Company Subsidiaries to engage in restructuring transactions prior to the Effective Time, including the formation of a new Subsidiary, the contribution of the equity interests of a Subsidiary of the Company to another Subsidiary of the Company, or causing any Subsidiary of the Company to merge with and into the Company; provided that neither the Company nor any of the Subsidiaries of the Company shall be required to take any such action that could adversely affect (i) the Company, the Subsidiaries of the Company or the holders of shares of Company Common Stock, (ii) the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” Taxes or other material Taxes under Sections 857(b), 860(c) or 4981 of the Code (or other material entity-level Taxes) or (iii) the Company’s ability to obtain the opinion of counsel described in Section 7.03(f). With respect to clause (A) in the preceding sentence, within ten (10) days of receiving any such written request, the Company shall notify HR in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.

(i) The Company shall not take any action with respect to HR subsequent to the Closing that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 6.19 Transaction Litigation.

(a) In the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought, or, to the Knowledge of the Company, threatened, against the Company or any members of the Company Board after the date hereof and prior to the Effective Time (“Company Transaction Litigation”), the Company shall promptly notify HR of any such Company Transaction Litigation and shall keep HR reasonably informed with respect to the status thereof. The Company shall give HR the opportunity to reasonably participate in (but not control) the defense of any Company Transaction Litigation, and shall not settle or agree to settle any Company Transaction Litigation without HR’s prior written consent (which consent shall not be unreasonably withheld); provided, however, that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.05, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and HR agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.

(b) In the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought, or, to the Knowledge of HR, threatened, against HR or any members of the HR Board after the date hereof and prior to the Effective Time (“HR Transaction Litigation” and, together with Company Transaction Litigation, “Transaction Litigation”), HR shall promptly notify the Company of any such HR Transaction Litigation and shall keep the Company reasonably informed with respect to the status thereof. HR shall give the Company the opportunity to reasonably participate in the defense of any HR Transaction Litigation, and shall not settle or agree to settle any HR Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld); provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.05, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and HR agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.

Section 6.20 “Change of Control” Payments. HR shall not, directly or indirectly, make any payment to any officer or employee of HR or any HR Subsidiary to which any such officer or employee would otherwise be entitled that is triggered by a “change of control” or similar provision as a result of the Merger, provided such officer or employee is retained as an employee by the Combined Company or an affiliate of the Combined Company as of the Effective Time.

Section 6.21 Integration Plan. In order to facilitate the integration and the operations of HR and the Company and their respective Subsidiaries, HR and the Company shall establish a transition planning team of at least four (4) members (the “Transition Team”) comprised of an equal number of representatives of the HR Board and the Company Board, which shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of HR and the Company. The Transition Team shall confer on a regular and continued basis regarding the status of the transition and integration planning process via biweekly integration planning calls or meetings. HR’s management team, in consultation with the Transition Team, shall be responsible for developing and implementing a detailed action plan for transaction synergies and post-Merger integration (the “Integration Plan”). Prior to the Closing, the Integration Plan shall be reviewed by the respective Boards of Directors of HR and the Company. Following such review, HR and the Company shall take (or cause to be taken) the actions contemplated to be performed under the terms of the Integration Plan, which shall include oversight by the Transition Team.

Section 6.22 Asset Transfer.

(a) HR shall have the right to make an irrevocable election (the “Asset Transfer Election”), by written notice to the Company (the “Asset Transfer Notice”) delivered to the Company no later than 5:00 p.m. Eastern time on the Business Day that is at least fifteen (15) Business Days prior to the initial scheduled date for the Company Stockholders Meeting, to require that the Company OP, subject to receipt of the HR Certification by the Company and delivery of the Company Certification to HR not later than 9:00 a.m. Eastern Time on the closing date of the Asset Transfer, transfer, and for HR or one or more Persons designated by HR to agree to purchase or cause to be purchased (as described below) (collectively, the “Asset Transfer”), on the Business Day prior to the Effective Time, those assets, partial interests in assets, and/or interests in

Subsidiaries, of the Company OP and its Company Subsidiaries as specified by HR in the Asset Transfer Notice (the “Disposition Assets”). An Asset Transfer may include a contribution of Disposition Assets to a newly-formed single-member limited liability company owned by the Company OP or a joint venture entity in which a Company Subsidiary is a member or partner. The Asset Transfer Notice shall specify the dollar amount of the purchase price in cash to be paid to the Company OP and its Subsidiaries in the Asset Transfer, which amount shall be equal to the reasonably equivalent fair market value for the Disposition Assets (the “Asset Transfer Purchase Price”). The Asset Transfer Notice shall not include as Disposition Assets any assets of the Company OP or any of its Subsidiaries that are encumbered by secured debt or that are subject to any third-party restrictions on transfer, unless the lender or other beneficiary of such restrictions thereunder has consented to such transfer. At the reasonable request of HR, the Company and the Company OP shall reasonably cooperate with HR, at HR’s expense, in obtaining any third-party consents, making any filings or taking any actions necessary to effect the Asset Transfer.

(b) In the event that HR shall have made a valid Asset Transfer Election, then:

(i) subject to receipt of the HR Certification by the Company and delivery of the Company Certification to HR, the Company OP shall, and shall cause its Subsidiaries to, and HR shall or shall cause any purchaser of the Disposition Assets to, (A) establish an escrow with a national title company, as escrow agent, pursuant to a customary escrow arrangements through which such Asset Transfer shall be consummated and (B) enter into and deliver to the other party(ies) through such escrow such customary instruments of transfer (i.e., a grant, special or limited warranty deed, bill of sale and assignment of leases and contracts) and such other customary documents and instruments (e.g., documentary, excise or transfer tax statements, gap affidavits to allow for closing prior to recordation of the deeds and other title affidavits required to issue title insurance policies for the Disposition Assets in favor of any purchaser of the Disposition Assets, FIRPTA and any state equivalent certificates, evidence of authority, etc.) in order to effect the Asset Transfer; and

(ii) HR shall, or shall cause any purchaser of the Disposition Assets to, take all action necessary to cause to be delivered into escrow the Asset Transfer Purchase Price in immediately available funds. The escrow agent shall deposit the aggregate Asset Transfer Purchase Price with the Transfer Agent on the Business Day prior to the Effective Time.

(c) The Asset Transfer shall close not later than 1:00 p.m., Eastern time on the Business Day prior to the Effective Time. The term “close” as used in this Section 6.22(c) shall mean the time and date that the transactions with respect to such Asset Transfer are closed through escrow by delivery of the applicable transfer instruments and other documents and instruments and the funds released out of escrow to the Company OP and its Subsidiaries, regardless of whether such transfer instruments have been recorded in the official land records in which the applicable Disposition Assets are located.

(d) Notwithstanding anything to the contrary in this Agreement, the term “Transactions” as used in this Agreement shall not include the Asset Transfer or any actions to be taken in connection therewith.

(e) HR shall indemnify, defend, protect and hold harmless the Company, the Company OP and its Subsidiaries for any costs, expenses, liabilities, losses, Taxes, fees, penalties or other amounts due or arising out of or any way related to any Asset Transfer, including, without limitation, in connection with any agreements, documents or other instruments required to be delivered by the Company, the Company OP or any of its Subsidiaries with respect to such Asset Transfer. For purposes of the previous sentence, the U.S. federal, state and local income and excise Taxes payable by the Company, the Company OP or its Subsidiaries shall equal the amount of such taxes payable by the Company, the Company OP or its Subsidiaries in excess of the amounts that would have been payable had there been no asset disposition.

(f) HR shall bear all third-party out-of-pocket expenses and costs (including but not limited to those of the Company, the Company OP and its Subsidiaries associated with the Asset Transfer (and any subsequent reconveyance)).

Section 6.23 Closing Condition Certifications. If all of the conditions to Closing set forth in Section 7.02 and Section 7.03 have been satisfied or waived (or, in the case of the opinions referenced in Section 7.02(e), Section 7.02(f), Section 7.03(e) and Section 7.03(f), placed in escrow pending release at the Closing), not later than 9:00 a.m. Eastern time on the Business Day prior to the Effective Time, HR shall provide the Company with an irrevocable written certification, in form and substance, reasonably satisfactory to the Company that confirms that the conditions to the obligations of HR to effect the Merger set forth in Section 7.02 have been irrevocably satisfied or waived (the “HR Certification”); and the Company and the Company OP shall provide HR with an irrevocable written certification, in form and substance reasonably satisfactory to HR, that confirms that the conditions to the obligations of the Company and Company OP to effect the Merger set forth in Section 7.03 have been irrevocably satisfied or waived (the “Company Certification”).

Section 6.24 Financing Cooperation.

(a) Prior to the Closing, each of the Company and HR shall use its commercially reasonable efforts, and shall cause the Company Subsidiaries and the HR Subsidiaries, respectively, to use commercially reasonable efforts, to provide customary cooperation, to the extent reasonably requested by HR or the Company, as the case may be, in writing and customary in connection with transactions similar to the offering, arrangement, syndication, consummation or issuance of the Financing to be obtained in accordance with Section 6.25 or any financing relating to the joint venture transactions for purposes of the Asset Transfer pursuant to Section 6.26 or as otherwise contemplated under this Agreement (collectively, the “JV Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company, HR or any of their respective Affiliates) (collectively, “Financing Cooperation Activities”), including to:

(i) provide reasonable and customary assistance to the other party in the review of customary offering documents, offering memoranda, roadshow presentations, bridge teasers, syndication documents and other syndication materials, including information memoranda and lender and rating agency presentations for any portion of the Financing or the JV Financing and other customary marketing materials, in each case as requested reasonably in advance by the other party and reasonably necessary for the Financing or Alternative Financing or Replacement Financing or JV Financing;

(ii) make appropriate members of senior management of such party available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with Financing Sources or ratings agencies), presentations and due diligence sessions, provided that any such meeting or communication may be conducted virtually by videoconference or other media;

(iii) provide customary authorization letters (containing a representation that the public-side versions of any materials distributed to prospective lenders, if any, do not include any material non-public information with respect to such party, its Subsidiaries and their respective securities, and other customary confirmations and undertakings reasonably requested by the other party) authorizing the distribution of any of the foregoing information (subject to all of the preceding conditions and qualifications) to prospective lenders in connection with a syndicated bank financing, in each case as requested reasonably in advance by the other party;

(iv) provide documentation and other information reasonably required to be provided to or by any Financing Source by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the US PATRIOT Act and 31 C.F.R. § 1010.230, relating to such party or any of its Subsidiaries at least five (5) Business Days prior to the Closing Date, so long as, in each case the same are reasonably requested by the other party (or such Financing Source) at least ten (10) Business Days prior to the Closing Date; and

(v) consent to the use of its and its Subsidiaries’ logos in connection with the Financing or the JV Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage such party or its Subsidiaries or such party’s or its Subsidiaries’ reputation or goodwill.

(b) Except as required pursuant to Section 6.25 and the foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.24 that would: (i) require the Company or the Company Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Financing (other than any customary authorization letters), except (A) resolutions or consents which are subject to the occurrence of the Effective Time passed by directors or officers continuing in their positions following the Effective Time and (B) as expressly provided in Section 6.24(a),

(ii) cause any representation, warranty, covenant, agreement or undertaking in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates (including, for purposes of this Section 6.24 and Section 6.25, any Indemnified Party and any director, officer, employee or stockholder of the Company or any of its Affiliates (collectively, the “Company Principals” and, each, a “Company Principal”)) to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Effective Time or thereafter or have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Effective Time or thereafter, (iv) cause any Company Principals to incur any personal liability before or after the Effective Time, (v) conflict with the organizational documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates, any Indemnified Party or any Company Principal is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, or (viii) require the Company to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice. Nothing contained in this Section 6.24 or otherwise shall require any Indemnified Party or any Company Principal at any time to be an issuer or other obligor with respect to the Financing.

(c) HR shall, within two (2) Business Days of request by the Company by wire transfer of immediately available funds to an account designated in writing by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with the Financing (including without limitation the Commitment Letter) or with any such cooperation, and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the Financing, any action taken by them at the request of HR or its Representatives pursuant to this Section 6.24 and Section 6.25, and any information used in connection therewith (other than information provided to HR in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to Section 6.24(a)). As used in the preceding sentence, “costs” shall include (without limitation) structuring fees, commitment fees, ticking fees, funding fees, duration fees and fees and expenses of counsel, accountants.

(d) All non-public or otherwise confidential information regarding any party or any of its Affiliates obtained by the other party pursuant to this Section 6.24 shall be kept confidential in accordance with the Confidentiality Agreement; provided that each party shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements reasonably satisfactory to the other party.

Section 6.25 Financing.

(a) To the extent the net proceeds to the Company from any Asset Transfer, Intermediate Asset Transfer or Alternative Financing are insufficient to pay the full amount of the Special Distribution Amount, then the Company shall utilize the Financing to pay the balance of the Special Distribution Amount, if any (the “Special Distribution Amount Shortfall”). Following the receipt by the Company of the HR Certification and the delivery of the Company Certification to HR, the Company shall deposit, or cause to be deposited, the aggregate Special Distribution Amount Shortfall with the Transfer Agent on the Business Day prior to the Effective Time.

(b) The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letter as promptly as possible but in any event prior to the Outside Date, including by (i) maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter), and (iii) satisfying on a timely basis all conditions in the Commitment Letter and the Definitive Agreements and complying with its obligations thereunder.

(c) In the event any portion of the Financing contemplated by the Commitment Letter becomes unavailable, regardless of the reason therefor, the Company shall (i) promptly notify HR in writing of such unavailability and the reason therefor and (ii) use commercially reasonable efforts to arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative financing sources, including cash on hand or borrowings from the Company’s existing credit facilities (the “Alternative Financing”), in an amount sufficient, when taken together with the available portion of the Financing, to fund the Special Distribution Amount Shortfall and which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letter as of the date hereof. The Company shall keep HR reasonably informed on a current basis of the status of its efforts to arrange and consummate the Financing.

(d) The Company shall not, without the prior written consent of HR (such consent not to be unreasonably withheld, conditioned or delayed), consent or agree to any amendment, termination or modification to, or any waiver of any provision under, the Commitment Letter or the Definitive Agreements, if such amendment, modification or waiver (i) decreases the aggregate amount of the Financing (except to the extent the Company has arranged Alternative Financing or Replacement Financing obtained in accordance with Section 6.24(b) or Section 6.24(d), as applicable), (ii) materially and adversely impacts the ability of the Company to enforce its rights against the other parties to the Commitment Letter or the Definitive Agreements, or (iii) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing. Upon any amendment or modification of the Commitment Letter requiring the consent of HR, the Company shall provide a copy thereof to HR and its counsel reasonably in advance of any required such consent and, so long as such amendment or modification complies in all material respects with the terms, conditions and limitations of this Section 6.25 and the preceding Section 6.24, HR shall not unreasonably withhold its consent thereto and, to the extent such amendment, replacement, supplement or modification has been made in compliance with this Section 6.25(c), the term “Commitment Letter” means the applicable Commitment Letter as so amended or modified. To the extent the Company obtains Alternative Financing or Replacement Financing pursuant to Section 6.25(b) or Section 6.25(d), as applicable, or amends, replaces, supplements, modifies or waives any of the Financing pursuant to this Section 6.25(c), references to the “Financing,” “Financing Sources” and “Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing and/or Replacement Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

(e) The Company shall have the right from time to time prior to the Closing Date to obtain in replacement or supplement of the Commitment Letter for all or a portion of the Financing other debt commitment letters from alternative lenders and/or equity commitment letters (the “Replacement Financing”) that provide for at least the same amount of funding as contemplated by the Commitment Letter and provided that such Replacement Financing is not subject to any condition precedent materially less favorable than the conditions precedent contained in the Commitment Letter as of the date hereof. Upon any such replacement or supplement, the Company shall provide a copy thereof to HR and, to the extent such replacement or supplement has been made in compliance with this Section 6.25 the term “Commitment Letter” means the applicable Commitment Letter as so replaced or supplemented.

Section 6.26 Joint Venture and Sales Activities.

(a) HR shall be solely responsible for arranging any joint venture transactions for purposes of the Asset Transfer. HR shall promptly provide copies of all term sheets, letters of intent, purchase and sale agreements and/or other instruments and agreements with third parties relating to the sale of any Company Real Property. Subject to Section 6.26(c), prior to the Effective Time, the Company shall use its commercially reasonable efforts to provide to HR, and shall cause the Company Subsidiaries and its and their respective Representatives to use their respective commercially reasonable efforts to provide to HR, all cooperation reasonably requested in writing by HR in connection with any sales or marketing efforts relating to potential sales of any Company Real Property (the “Sales Activities”), including using commercially reasonable efforts to:

(i) upon reasonable notice, allow reasonable access (in accordance with and subject to the limitations of Section 6.05) to HR, any potential acquirers of Company Real Properties, and their Representatives, including surveyors, appraisers and other third-party diligence providers, at reasonable times and locations mutually agreed;

(ii) reasonably cooperate with HR and any potential acquirers of Company Real Properties by sending out mutually agreed requests for, coordinating the receipt of and cooperating with HR to seek to obtain, estoppels and SNDAs from tenants under any leases, ground lease estoppels and consents from fee owners under any leases and estoppels and consents pursuant to any PILOT documents, and providing reasonably requested information regarding Company Real Properties (in accordance with and subject to the limitations of Section 6.05;

(iii) promptly (and, in any event, within three (3) Business Days after receipt) notify HR if the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their respective Representatives receives any reasonable bona fide offer or inquiry in writing from a third party relating to the purchase or sale of any Company Real Property and provide to HR copies of any such offer or inquiry (including any material correspondence), subject to existing confidentiality obligations; and

(iv) in furtherance of the Sales Activities, (A) execute and deliver term sheets, letters of intent, purchase and sale agreements and/or other instruments with third parties relating to the sale of any Company Real Property on market terms determined by HR (provided, that the consummation of any such transaction is conditioned upon the Effective Time), (B) send out reasonable requests for right of first offer or right of first refusal waivers or documentations with tenants under any lease in connection with any pending sales offers or sales processes, (C) provide customary certificates and other customary closing documents as may be reasonably requested in writing by any potential acquirers of Company Real Properties (provided that no obligation of the Company or any Company Subsidiary under any such certificate or document shall be effective until the Effective Time) and (D) reasonably assist HR and any potential acquirers of Company Real Properties in obtaining title insurance in connection with the Sales Activities, including by providing customary non-imputation title affidavits, title affidavits or similar documents reasonably required by a nationally-recognized title company for (1) the deletion of any standard or pre-printed exceptions in any title insurance policies or proforma or (2) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of the Company Real Properties.

(b) HR shall, within two (2) Business Days of request by the Company by wire transfer of immediately available funds to an account designated in writing by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented costs and expenses incurred by them or their respective Representatives in connection with the Sales Activities or with any such cooperation, and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, liabilities, damages, claims costs and expenses actually suffered or incurred by them in connection with the Sales Activities, any action taken by them pursuant to Section 6.26(a), and any information used in connection therewith (other than in respect of the accuracy of information provided to HR in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to Section 6.26(a)).

(c) Notwithstanding anything to the contrary in this Section 6.26, neither the Company nor any of the Company Subsidiaries shall be required to take any action contemplated by Section 6.26(a) to the extent (i) doing so would in light of COVID-19, jeopardize the health and safety of any officer or employee of the Company or any of the Company Subsidiaries, (ii) such action would constitute a violation of applicable Law or any organizational document of the Company or any Company Subsidiary, (iii) such action could cause a breach of any contractual obligations to any third party, (iv) such action contemplates or would require the Company Board to pass resolutions or consents, (v) such action could reasonably be expected to adversely affect the classification of the Company or any Subsidiary of the Company as a REIT, Qualified REIT Subsidiary, Taxable REIT Subsidiary, partnership or a Disregarded Entity, as the case may be, or cause the Company to incur entity level income or excise Taxes under the Code (or applicable state Law) or (vi) such action could result in any Tax being imposed on any holder of Company Common Stock. In conducting any Sales Activities, HR and its Representatives shall not, and shall cause any potential acquirers of Company Real Properties and their Representatives not to, (1) unreasonably interfere with the business of the Company or any of the Company Subsidiaries or (2) damage any property or any portion thereof. None of the Company, the Company Subsidiaries, or their respective Representatives shall be required to provide any confidential information to any potential acquirer of Company Real Properties pursuant to Section 6.26(a) unless the applicable potential acquirer of Company Real Properties executes a customary confidentiality agreement reasonably satisfactory to the Company.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, the Company OP and Merger Sub, on the one hand, and HR, on the other hand, to effect the Merger are subject to the satisfaction or, to the extent permitted by Law, mutual waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approvals.

(i) The Requisite Company Stockholder Vote shall have been obtained.

(ii) The Requisite HR Stockholder Vote shall have been obtained.

(b) Listing. The Company shall have caused the shares of Company Common Stock to be issued in the Merger to have been authorized for listing on NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d) No Injunctions or Restraints, Illegality. No Law shall be in effect and no temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction shall be in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.

Section 7.02 Conditions to Obligations of HR. The obligations of HR to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by HR at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.06(b) and Section 3.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 3.02, for inaccuracies that are de minimis. Except for the representations and warranties of the Company set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.06(b) and Section 3.20, each of the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company, the Company OP and Merger Sub. Each of the Company, the Company OP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. HR shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e) REIT Opinion. HR shall have received a written opinion of Company Tax Counsel or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form attached hereto as Section 7.02(e) of the Company Disclosure Schedule, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2022 and future years, which opinion shall be based on the officer’s certificate executed by the Company and described in Section 6.18.

(f) Section 368 Opinion. HR shall have received a written opinion of Hunton Andrews Kurth LLP or other nationally recognized tax counsel to HR, dated as of the Closing Date and substantially in the form attached hereto as Section 7.02(f) of the HR Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.18.

(g) Combined Company Board. Prior to the Effective Time, (i) the Company and the Company Board shall have taken all requisite action so that the HR Designees and the Company Designees shall have been appointed to the Combined Company Board and each of its committees as of or prior to the Effective Time, with such HR Designees and Company Designees taking office as of the Effective Time, and (ii) HR shall have received written resignation letters from each director of the Company Board (solely in their capacity as directors) who is not a Company Designee effective as of the Effective Time.

Section 7.03 Conditions to Obligations of the Company and Company OP. The obligations of the Company and the Company OP to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of HR set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.06(b) and Section 4.20 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 4.02, for inaccuracies that are de minimis. Except for the representations and warranties of HR set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.06(b) and Section 4.20, each of the representations and warranties of HR set forth in Article IV of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “HR Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “HR Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have an HR Material Adverse Effect.

(b) Performance of Obligations of HR. HR shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) No HR Material Adverse Effect. Since the date hereof, no HR Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. The Company shall have received a certificate from an executive officer of HR confirming the satisfaction of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e) REIT Opinion. The Company shall have received a written opinion of HR Tax Counsel, or other nationally recognized tax counsel to HR, dated as of the Closing Date and substantially in the form attached hereto as Section 7.03(e) of the HR Disclosure Schedule, to the effect that, commencing with HR’s taxable year that ended on December 31, 2015 through the taxable year that ended December 31, 2021, HR has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and method of operation will enable HR to continue to meet the requirements for qualification and taxation as a REIT under the Code until the Effective Time, which opinion shall be based on an officer’s certificate executed by HR as described in Section 6.18.

(f) Section 368 Opinion. The Company shall have received a written opinion of Company Tax Counsel or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form attached hereto as Section 7.03(f) of the Company Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.18.

Section 7.04 Frustration of Closing Conditions. None of the Company, the Company OP, Merger Sub or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Closing, whether (except as expressly set forth below) before or after receipt of the Requisite Company Stockholder Vote or the Requisite HR Stockholder Vote (with any termination by the Company also being an effective termination by the Company OP and Merger Sub):

(a) by mutual written consent of HR and the Company;

(b) by either HR or the Company, if:

(i) the Merger shall not have been consummated on or before August 28, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the failure of such party to perform or comply in any material respects with any of its obligations under this Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date (it being understood that the Company, the Company OP and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) any Governmental Entity of competent jurisdiction issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

(iii) the Requisite Company Stockholder Vote shall not have been obtained upon a vote taken thereon at a duly held Company Stockholders Meeting or at any adjournment or postponement thereof on or prior to the Business Day immediately preceding the Outside Date; or

(iv) the Requisite HR Stockholder Vote shall not have been obtained upon a vote taken thereon at a duly held HR Stockholders Meeting or at any adjournment or postponement thereof on or prior to the Business Day immediately preceding the Outside Date;

(c) by HR:

(i) if the Company, the Company OP or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by the Company, the Company OP or Merger Sub, as the case may be, by the Outside Date or (B) if reasonably capable of being cured by the Company, the Company OP or Merger Sub by the Outside Date, has not been cured by the Company, the Company OP or Merger Sub, as the case may be, within thirty (30) days following written notice to the Company from HR of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.02(a) or Section 7.02(b); provided that HR shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

(ii) prior to obtaining the Requisite Company Stockholder Vote, if (A) the Company Board or any committee thereof shall have resolved to or effected a Company Recommendation Withdrawal, (B) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal shall have been commenced by a Person who is not HR or an Affiliate of HR and the Company Board shall not have, within the earlier of two (2) Business Days prior to the Company Stockholders Meeting and ten (10) Business Days of being requested to do so by HR, (1) publicly announced that the Company recommends rejection of such tender or exchange offer and (2) publicly reaffirmed the Company Board Recommendation or (C) the Company shall have materially breached its obligations or agreements contained in Section 6.02(a) or Section 6.03; or

(iii) prior to obtaining the Requisite HR Stockholder Vote, in connection with an HR Superior Proposal in accordance with, and subject to the terms and conditions of Section 6.04(d);

(d) by the Company:

(i) if HR shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by HR by the Outside Date or (B) if reasonably capable of being cured by HR by the Outside Date, has not been cured by HR within thirty (30) days following written notice to HR from the Company of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.03(a) or Section 7.03(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

(ii) prior to obtaining the Requisite HR Stockholder Vote, if (A) the HR Board or any committee thereof shall have resolved to or effected an HR Recommendation Withdrawal, (B) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an HR Takeover Proposal shall have been commenced by a Person who is not the Company or an Affiliate of the Company and the HR Board shall not have, within the earlier of two (2) Business Days prior to the HR Stockholders Meeting and ten (10) Business Days of being requested to do so by the Company, (1) publicly announced that HR recommends rejection of such tender or exchange offer and (2) publicly reaffirmed the HR Board Recommendation or (C) HR shall have materially breached its obligations or agreements contained in Section 6.02(b) or Section 6.04;

(iii) prior to obtaining the Requisite Company Stockholder Vote, in connection with a Company Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.03(d); or

(iv) on the Business Day immediately prior to the Outside Date if the proceeds of the Asset Transfer, any Intermediate Asset Transfers and the Financing available to the Company pursuant to the Commitment Letter, or if applicable any Alternative Financing, shall be insufficient, if funded, to pay the aggregate Special Distribution Amount and any other unpaid cash payment obligations of HR under this Agreement on or before such date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(iv) if it is then in material breach of any its obligations or agreements contained in Section 6.24, Section 6.25 or Section 6.26.

Section 8.02 Effect of Termination. In the event of any valid termination of this Agreement as provided in Section 8.01, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.05 (Access to Information) and the provisions of Section 6.08 (Expenses), Section

6.10 (Public Announcements), Section 6.24(c) (Financing and Financing Cooperation Expense Reimbursement), Section 6.26(b) (Sales Activities Expense Reimbursement), this Section 8.02 (Effect of Termination), Section 8.03 (Termination Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that none of HR, the Company, the Company OP or Merger Sub shall be released from any liabilities or damages arising out of any Willful and Material Breach of this Agreement or fraud prior to such termination. HR shall not have any rights or claims against any Financing Sources in connection with this Agreement or the Transactions, whether at law or equity, in contract, in tort or otherwise; provided that nothing in this last sentence of this Section 8.02 shall in any way limit or modify the rights and obligations of the Company and HR under this Agreement or any Financing Source’s obligations to the Company under any Commitment Letter (this last sentence of this Section 8.02 is intended to benefit and may be enforced by the Financing Sources).

Section 8.03 Termination Fees.

(a) (i) In the event that this Agreement is validly terminated by either the Company or HR pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or by HR pursuant to Section 8.01(c)(i) (provided that with respect to Section 8.01(b)(i) and Section 8.01(c)(i), the Requisite Company Stockholder Vote has not been obtained) and (i) a Company Takeover Proposal (or an intention (whether or not conditional) to make a Company Takeover Proposal) was publicly proposed or announced by any Person (including, without limitation, the Company or the Person making the Company Takeover Proposal) or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) and not publicly withdrawn or abandoned as of such termination (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(c)(i)) or the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.01(b)(iii)), and (ii) within twelve (12) months of such termination the Company or any Subsidiary of the Company shall consummate a Company Takeover Proposal or enter into a definitive agreement for a Company Takeover Proposal that is subsequently consummated (within such twelve (12)-month period or within six (6) months thereafter) with the Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that made the Company Takeover Proposal in sub-clause (i), then, on the date of consummation of such Company Takeover Proposal, the Company shall pay or cause to be paid to HR (or its designees) the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by HR (it being understood that the Company, the Company OP and Merger Sub shall be deemed a single party for purposes of the foregoing proviso). For purposes of this Section 8.03(a), each reference to “20%” or “80%” in the definition of “Company Takeover Proposal” shall be deemed to be a reference to 50%.”

(ii) In the event that this Agreement is validly terminated by either the Company or HR pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) or by the Company pursuant to Section 8.01(d)(i) (provided that with respect to Section 8.01(b)(i) and Section 8.01(d)(i), the Requisite HR Stockholder Vote has not been obtained) and (i) an HR Takeover Proposal (or an intention (whether or not conditional) to make an HR Takeover Proposal) was publicly proposed or announced by any Person (including, without limitation, HR or the Person making the HR

Takeover Proposal) or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) and not publicly withdrawn or abandoned as of such termination (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(i)) or the time of the HR Stockholders Meeting (in the case of a termination pursuant to Section 8.01(b)(iv)), and (ii) within twelve (12) months of such termination HR or any Subsidiary of HR shall consummate an HR Takeover Proposal or enter into a definitive agreement for an HR Takeover Proposal that is subsequently consummated (within such twelve (12)-month period or within six (6) months thereafter) with the Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that made the HR Takeover Proposal in sub-clause (i), then, on the date of consummation of such HR Takeover Proposal, HR shall pay or cause to be paid to the Company (or its designees) the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company. For purposes of this Section 8.03(a), each reference to “20%” or “80%” in the definition of “HR Takeover Proposal” shall be deemed to be a reference to 50%.”

(b) In the event that this Agreement is terminated by HR pursuant to Section 8.01(c)(ii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to HR the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by HR.

(c) In the event that this Agreement is terminated by HR pursuant to Section 8.01(c)(iii), then, prior to or concurrently with such termination, HR shall pay or cause to be paid to the Company the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) In the event that this Agreement is terminated by the Company or HR pursuant to Section 8.01(b)(iii) and the Requisite HR Stockholder Vote shall have been obtained, then the Company shall (i) promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to HR the Expense Reimbursement Base Amount by wire transfer of immediately available funds to an account designated in writing by HR, and (ii) reimburse HR, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of its out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred in connection with this Agreement, the Merger and the other Transactions, in an amount not to exceed $5,000,000, by wire transfer of immediately available funds to an account designated in writing by HR ((i) and (ii), collectively, the “Company Expense Reimbursement”).

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), then, prior to or concurrently with such termination, HR shall pay or cause to be paid to the Company the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company.

(f) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(iii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to HR the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by HR.

(g) In the event that this Agreement is terminated by the Company or HR pursuant to Section 8.01(b)(iv) and the Requisite Company Stockholder Vote shall have been obtained, then HR shall (i) promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company the Expense Reimbursement Base Amount by wire transfer of immediately available funds to an account designated in writing by the Company, and (ii) reimburse the Company, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of its out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred in connection with this Agreement, the Merger and the other Transactions, in an amount not to exceed $5,000,000, by wire transfer of immediately available funds to an account designated in writing by the Company ((i) and (ii), collectively, the “HR Expense Reimbursement”).

(h) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(iv), then HR shall (i) pay or cause to be paid to the Company the HR Termination Fee by wire transfer of immediately available funds to an account designated in writing by the Company and (ii) reimburse the Company, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of its out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred in connection with this Agreement, the Merger and the other Transactions, in an amount not to exceed $5,000,000, by wire transfer of immediately available funds to an account designated in writing by the Company ((i) and (ii), collectively, the “Special Distribution Termination Fee”).

(i) Each of the parties hereto acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.03 do not constitute a penalty. Accordingly, if the Company or HR, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 8.03, and, in order to obtain the payment, HR or the Company, as the case may be, commences an Action which results in a judgment against the other parties for the payment set forth in this Section 8.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(j) The parties agree and understand that in no event shall (A) the Company be required to pay the Company Termination Fee or the Company Expense Reimbursement on more than one occasion, or (B) HR be required to pay the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement on more than one occasion. Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and the reimbursement obligations of HR under Section 8.03(i), in the event the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement is paid to the Company in circumstances for which such fee is payable pursuant to this Section 8.03, payment of the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement shall be the sole and exclusive monetary damages remedy of the Company and its Subsidiaries against HR or any of its former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “HR Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the HR Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and none of the Company, any of its Subsidiaries or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against HR, any of its Subsidiaries or any of the HR Related Parties arising out of this Agreement, the Merger or any matters forming the basis for such termination. Subject in all respects to HR’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.12 and the reimbursement obligations of the Company under Section 8.03(i) hereof, in the event the Company Termination Fee or the Company Expense Reimbursement is paid to HR in circumstances for which such fee is payable pursuant to this Section 8.03, payment of the Company Termination Fee or the Company Expense Reimbursement shall be the sole and exclusive monetary damages remedy of the HR Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, financing sources, managers, members or Affiliates (collectively, “Company Related Parties”) and the Financing Sources for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Company Related Parties or the Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and none of HR, any of its Subsidiaries or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, any of its Subsidiaries or any of the Company Related Parties arising out of this Agreement, the Merger or any matters forming the basis for such termination. While each of the Company and HR may pursue both a grant of specific performance solely in accordance with Section 9.12 and the payment of the Special Distribution Termination Fee or the HR Expense Reimbursement or the Company Termination Fee or the Company Expense Reimbursement, as applicable, solely in accordance with Section 8.03, under no circumstances shall the Company or HR be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Special Distribution Termination Fee or the HR Expense Reimbursement or the Company Termination Fee or the Company Expense Reimbursement, as applicable.

(k) If the Company becomes obligated to pay the Company Termination Fee or the Company Expense Reimbursement (either, as the case may be, the “Company Fee”) under this Section 8.03, then, if requested by HR, the Company shall deposit into escrow an amount in cash equal to the Company Fee with an escrow agent selected by the Company that is reasonably acceptable to HR pursuant to a written escrow agreement (the “Company Fee Escrow Agreement”) reflecting the terms set forth in this Section 8.03(k) and otherwise reasonably acceptable to the escrow agent. The Company Fee Escrow Agreement shall provide that the Company Fee in escrow or the applicable portion thereof shall be released to HR on an annual basis based upon the delivery by HR to the escrow agent of any one (or a combination) of the following: (i) a letter from HR’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to HR without causing HR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of HR determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to HR such maximum amount stated in the accountant’s letter; (ii) a letter from HR’s counsel indicating that HR received a private letter ruling from the IRS holding that the receipt by HR of the Company Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to HR the remainder of the Company Fee; or (iii) a letter from HR’s counsel indicating that HR has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by HR of the Company Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to HR the remainder of the Company Fee. The Company Fee Escrow Agreement shall further provide that, at the end of the fifth (5th) calendar year beginning after the date on which the Company’s obligation to pay the Company Fee (or earlier if directed by HR), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Company and, in the event the Company Fee has not by then been paid in full, such unpaid portion released from escrow shall never be due. The parties agree to reasonably cooperate in good faith to amend this Section 8.03(k) at the reasonable request of HR in order to (A) maximize the portion of the applicable Company Fee that may be distributed to HR hereunder without causing HR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve HR’s chances of securing the favorable private letter ruling from the IRS described in this Section 8.03(k) or (C) assist HR in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.03(k). The Company Fee Escrow Agreement shall provide that HR shall bear all costs and expenses under the Company Fee Escrow Agreement. The Company shall not be a party to the Company Fee Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Company Fee Escrow Agreement (other than any Taxes imposed on the Company in connection therewith).

(l) If HR becomes obligated to pay the HR Termination Fee, the Special Distribution Termination Fee or the HR Expense Reimbursement (as the case may be, the “HR Fee”) under this Section 8.03, then, if requested by the Company, HR shall deposit into escrow an amount in cash equal to the HR Fee with an escrow agent selected by HR that is reasonably acceptable to the Company pursuant to a written escrow agreement (the “HR Fee Escrow Agreement”) reflecting the terms set forth in this Section 8.03(l) and otherwise reasonably acceptable to the escrow agent. The HR Fee Escrow Agreement shall provide that the HR Fee in escrow or the applicable portion thereof shall be released to the Company on an annual basis based upon the delivery by the Company to the Escrow Agent of any one (or a combination) of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Company determined as if the payment of such amount did not constitute Qualifying REIT Income, in which case the escrow agent shall release to the Company such maximum amount stated in the accountant’s letter, (ii) a letter from the Company’s counsel indicating that the Company received a private letter ruling from the IRS holding that the receipt by the Company of the HR Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code in which case the escrow agent shall release to the Company the remainder of the HR Fee; or (iii) a letter from the Company’s counsel indicating that the Company has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by the Company of the HR Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Company the remainder of the HR Fee. The HR Fee Escrow Agreement shall further provide that, at the end of the fifth (5th) calendar year beginning after the date on which HR’s obligation to pay the HR Fee arose (or earlier if directed by the Company), any remaining amount then being held in escrow by the escrow agent shall be disbursed to HR and, in the event the HR Fee has not by then been paid in full, such unpaid portion released from escrow shall never be due. The parties agree to reasonably cooperate in good faith to amend this Section 8.03(l) at the reasonable request of the Company in order to (A) maximize the portion of the HR Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Company’s chances of securing a favorable private letter ruling from the IRS described in this Section 8.03(l) or (C) assist the Company in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.03(l). The HR Fee Escrow Agreement shall provide that the Company shall bear all costs and expenses under the HR Fee Escrow Agreement. HR shall not be a party to the HR Fee Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the HR Fee Escrow Agreement (other than any Taxes imposed on HR in connection therewith).

(m) Notwithstanding anything to the contrary set forth in this Agreement (including Section 8.03(l)), nothing herein shall relieve any party from any liability or damages resulting from any fraud or any Willful and Material Breach of this Agreement.

Section 8.04 Procedure for Termination. A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require in the case of HR, action by the HR Board or, to the extent permitted by Law, the duly authorized designee of the HR Board, and in the case of each of the Company, the Company OP and Merger Sub, action by the Company Board or, to the extent permitted by Law, the duly authorized designee of the Company Board. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of HR. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in Section 8.01 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.01 for any termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms contemplate performance in whole or in part after the Effective Time and this Article IX.

Section 9.02 Disclosures. For purposes of the representations and warranties of the Company, the Company OP, Merger Sub and HR contained herein, disclosure in any section of the Company Disclosure Schedule or the HR Disclosure Schedule, as applicable, in connection with the Merger of any facts or circumstances shall be deemed to qualify and apply to (a) the corresponding Section or subsection of this Agreement and (b) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from the face of such disclosure that it also qualifies or applies to such other Sections or subsections. The inclusion of any information in the Company Disclosure Schedule, the HR Disclosure Schedule or other document delivered by the Company, the Company OP, Merger Sub or HR, as applicable, pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 9.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email in the form of a .pdf attachment (provided that any such email notice must expressly state that it is an official notice under this Agreement), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to HR, to:

c/o Healthcare Realty Trust Incorporated

Suite 700

3310 West End Avenue

Nashville, Tennessee 37203

Attention:     Mr. Todd J. Meredith

Email:           tmeredith@healthcarerealty.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower 951 East Byrd Street

Richmond, Virginia 23219

Attention:      James A. Kennedy

            James V. Davidson

Email:           jkennedy@hunton.com

            jdavidson@hunton.com

If to the Company, the Company OP or Merger Sub, to:

c/o Healthcare Trust of America, Inc.

Suite 320

16435 N. Scottsdale Road

Scottsdale, Arizona 85254

Attention:     Mr. W. Bradley Blair II

Email:           brad@blairgroupinc.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

415 Mission Street, Suite 5600

San Francisco, CA 94105

Attention:      Peter T. Healy, Esq.

            Tracy A. Bacigalupo, Esq.

Email:            peterhealy@mwe.com

            tbacigalupo@mwe.com

Section 9.04 Interpretation.

(a) When a reference is made in this Agreement to a Section, clause or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, will be deemed to refer to February 28, 2022. Whenever the content of this Agreement permits, the masculine gender will include the feminine and neuter genders, and a reference to singular or plural will be interchangeable with the other. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the word “or” is used in this Agreement, it shall be construed in the inclusive sense of “and/or.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. If the day by which an action is required or permitted to be taken under this Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day.

(c) The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e) No summary of this Agreement or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Schedule.

(f) The phrases “delivered,” “made available” and words of similar import, when used in this Agreement, shall mean that the information referred to has been (i) physically or electronically delivered to HR, the Company, the Company OP, Merger Sub or any of their respective Representatives, as applicable, prior to the date hereof, (ii) posted to the data site maintained by (x) the Company or its Representatives or (y) HR or its Representatives, as applicable, in connection with the Transactions prior to the date hereof or (iii) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof.

Section 9.05 Counterparts; Effectiveness. This Agreement may be executed and delivered in two (2) or more counterparts, including by facsimile or other form of electronic transmission, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 9.06 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including any Exhibits), the Company Disclosure Schedule, the HR Disclosure Schedule, the Confidentiality Agreement and the Commitment Letter constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 6.09, and (ii) from and after the Effective Time, the rights of holders of shares of Company Common Stock and Company Restricted Shares to receive the Merger Consideration or other payments set forth in Article II; provided, however, that notwithstanding the foregoing, the Financing Sources are third party beneficiaries of Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), this Section 9.06, Section 9.08, Section 9.09, Section 9.10, Section 9.11 and Section 9.14 of this Agreement.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.10(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Company, the Company OP and Merger Sub may grant a security interest in their respective rights under this Agreement, in whole or in part, in connection with the Financing. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.09 Amendment. This Agreement may be amended by the parties at any time before or after the Requisite Company Stockholder Vote or the Requisite HR Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the

Company or by the stockholders of HR, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, no amendment to Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), Section 9.06, Section 9.08, this Section 9.09, Section 9.10, Section 9.11 and Section 9.14 or the definition of “Financing Sources” in this Agreement (or any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), Section 9.06, Section 9.08, this Section 9.09, Section 9.10, Section 9.11 and Section 9.14 or the definition of “Financing Sources” in this Agreement) that in any way affects the rights of the Financing Sources shall be effective except with the prior written consent of the Financing Sources party to the Commitment Letter relating to such amendment.

Section 9.10 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors or board of trustees, as applicable, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. Notwithstanding anything to the contrary contained herein, Section 6.24, Section 6.25, the last sentence of Section 8.02, Section 8.03(j), Section 9.06, Section 9.08, Section 9.09, this Section 9.10, Section 9.14 or the definition of “Financing Sources” in this Agreement (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections or definition) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources party to the Commitment Letter.

Section 9.11 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and any disputes or controversies arising out of or relating to this Agreement or the Transactions (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to principles of conflicts of law thereof.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY (I) AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE HR DISCLOSURE SCHEDULE OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS), SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, NORTHERN

DIVISION, OR, ONLY IF THAT COURT LACKS SUBJECT MATTER JURISDICTION, IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND; (II) SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS REFERRED TO IN THE PRECEDING CLAUSE (I) (AND TO THE JURISDICTION OF ANY COURT TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS); AND (III) WAIVES, AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY SUCH ACTION OR PROCEEDING, LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS, AND AGREES NOT TO SEEK TRANSFER TO ANY OTHER VENUE. EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-308 (OR ANY SUCCESSOR THERETO). THE PARTIES AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.03 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY EXHIBITS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE HR DISCLOSURE SCHEDULE OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(C).

(d) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto irrevocably and unconditionally agrees that it will not bring or support any action or proceeding of any kind or description (whether at law, in contract or in tort) against any Financing Source in any way relating to this Agreement, including any dispute arising out of or relating in any way to any Commitment Letter, the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.11 relating to the waiver of jury trial shall apply to any such action or proceeding.

Section 9.12 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to seek specific performance to cause HR to consummate the Merger and the Closing and to make the payments contemplated by this Agreement unless (A) the conditions to Closing set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing; provided, that those conditions are then capable of being satisfied at the Closing), and (B) the Company has confirmed by written notice to HR that the date the Closing should have occurred pursuant to Section 1.02 has occurred and that the Company is ready, willing and able to consummate the Merger on the date of such written notice.

Section 9.13 Definitions. As used in this Agreement:

“Action” means any proceeding, claim (including any cross-claim or counterclaim), action, suit, arbitration, mediation, hearing, investigation, audit, inquiry, inspection, complaint, hearing, dispute resolution process litigation or suit, whether civil, criminal, administrative or investigative, formal or informal, and including any appellate proceeding arising therefrom, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, arbitrator or mediator.

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement of Limited Partnership” has the meaning set forth in Section 1.08.

“Alternative Financing” has the meaning set forth in Section 6.25(b).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Asset Transfer” has the meaning set forth in Section 6.22(a).

“Asset Transfer Notice” has the meaning set forth in Section 6.22(a).

“Asset Transfer Purchase Price” has the meaning set forth in Section 6.22(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03(a).

“beneficially own” (and the related term “beneficial ownership”) has the meaning under Section 13(d) of the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the SEC or banking institutions in the City of New York are authorized or required by Law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.01(b).

“CIC Severance Plan” means the Company’s Change in Control Severance Plan, previously made available to HR.

“Claim” has the meaning set forth in Section 6.09(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” has the meaning set forth in Section 1.01.

“Combined Company Board” has the meaning set forth in Section 1.07(a).

“Commitment Letter” has the meaning set forth in Section 3.23(a).

“Company” has the meaning set forth in the preamble hereto.

“Company Affiliate Letter” has the meaning set forth in Section 6.15.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, retiree medical or life insurance, stock bonus, stock purchase, restricted stock, stock option or other equity or equity-based arrangement, phantom equity, collective bargaining, employment, individual consulting or contracting, termination, retention, incentive, bonus, change in control, separation pay, stay, retention, salary continuation or severance agreement, plan, program, policy, arrangement or contract) (x) under which any current or former director, officer, employee or other service provider of the Company or any of the Company Subsidiaries has any present or future right to benefits, (y) that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of the Company Subsidiaries or which the Company or any of the Company Subsidiaries has any obligation to maintain, sponsor or contribute or (z) otherwise with respect to which the Company or any of the Company Subsidiaries has (or could incur) any direct or indirect liability, whether contingent or otherwise (including on behalf of an ERISA Affiliate).

“Company Board” has the meaning set forth in the recitals hereto.

“Company Board Recommendation” has the meaning set forth in Section 3.03(c).

“Company Capitalization Date” has the meaning set forth in Section 3.02(a).

“Company Common Stock” has the meaning set forth in Section 2.01(c).

“Company Designee” has the meaning set forth in Section 1.07(a).

“Company Development Contracts” has the meaning set forth in Section 3.15(c).

“Company Development Property” has the meaning set forth in Section 3.15(c).

“Company Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Company Employment Agreements” means that certain: (a) Amended and Restated Employment Agreement by and between Robert A. Milligan and the Company, dated July 8, 2016; (b) Amended and Restated Employment Agreement by and between Amanda L. Houghton and the Company, dated July 8, 2016; and (c) Employment Agreement by and between Peter N. Foss and the Company, dated September 16, 2021.

“Company Expense Reimbursement” has the meaning set forth in Section 8.03(d).

“Company Fee Escrow Agreement” has the meaning set forth in Section 8.03(k).

“Company Financial Advisor” means J.P. Morgan Securities LLC.

“Company Incentive Plans” means the Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan, dated April 29, 2021, and any other Company employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.

“Company Leased Real Property” has the meaning set forth in Section 3.15(b)(i).

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that is materially adverse to (x) the assets, liabilities, financial condition, business, properties or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect has occurred under this clause (x): (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which the Company and the Company

Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties caused by the identity of HR, the execution of this Agreement or the announcement, negotiation, existence or performance of the Transactions (provided, that this clause (d) shall not apply to the use of Company Material Adverse Effect in Section 3.06 (or Section 7.02(a) as it relates to Section 3.06)); (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (g) a decline in the price, or a change in the trading volume, of the Company Common Stock on NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Company Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Company Material Adverse Effect; or (j) compliance by the Company, the Company OP and Merger Sub with the terms of this Agreement, including the failure of the Company, the Company OP and Merger Sub to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which HR has requested in writing; provided that the exceptions in clauses (a), (b), (c), (e) and (h) shall apply only to the extent any such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which the Company and the Company Subsidiaries operate; or (y) the ability of the Company, the Company OP and Merger Sub to timely perform their obligations under this Agreement or to consummate the Merger or any of the other Transactions.

“Company Material Contract” has the meaning set forth in Section 3.16(a).

“Company OP” has the meaning set forth in the preamble hereto.

“Company OP Documents” means the Company OP’s limited partnership agreement and certificate of limited partnership, each as amended or amended and restated to the date of this Agreement.

“Company Permits” has the meaning set forth in Section 3.08.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Real Property” means the Company Leased Real Property and Company Owned Real Property.

“Company Real Property Lease” has the meaning set forth in Section 3.15(b)(i).

“Company Recommendation Withdrawal” has the meaning set forth in Section 6.03(c).

“Company Related Parties” has the meaning set forth in Section 8.03(j).

“Company Restricted Share Payment” has the meaning set forth in Section 2.02(b)(i).

“Company Restricted Shares” has the meaning set forth in Section 2.02(b)(i).

“Company SEC Documents” has the meaning set forth in Section 3.05(a).

“Company Securities” has the meaning set forth in Section 3.02(c).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Company Subsidiary Partnership” has the meaning set forth in Section 3.09(i).

“Company Superior Proposal” means a bona fide, written, unsolicited Company Takeover Proposal (with all references to “20%” or 80% in the definition of Company Takeover Proposal being deemed to be references to “50%”) that (i) is on terms that the Company Board determines in good faith (after consulting with the Company Financial Advisor and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Company Takeover Proposal and the Person making the Company Takeover Proposal that the Company Board (or any committee thereof) deems relevant, to be more favorable from a financial point of view to the stockholders of the Company than the Transactions (taking into account any amendments to which HR has committed in writing pursuant to Section 6.03(e)) and (ii) is determined by the Company Board to be reasonably likely of being consummated.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) relating to, in a single transaction or series of transactions: (a) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) of shares of Company Common Stock representing more than twenty percent (20%) of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that, if consummated in accordance with its terms, would result in such Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the Company

Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (b) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of assets (including any equity securities of any Company Subsidiary) more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company as a result of which the holders of the Company Common Stock immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.

“Company Tax Counsel” means McDermott Will & Emery LLP.

“Company Tax Protection Agreements” has the meaning set forth in Section 3.09(i).

“Company Termination Fee” means $291,000,000.

“Company Third Party” has the meaning set forth in Section 3.15(f).

“Company Title Insurance Policies” has the meaning set forth in Section 3.15(h).

“Company Transaction Litigation” has the meaning set forth in Section 6.19(a).

“Confidentiality Agreement” means the Non-Disclosure, Standstill and Non-Solicitation Agreement, dated as of October 28, 2021, between the Company and HR.

“Constituent Documents” means (a) with respect to a corporation, the charter, articles of amendment and articles supplementary and the bylaws thereof, (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Continuing Employees” has the meaning set forth in Section 6.07(a).

“Contract” means, with respect to any Person, any binding contract, subcontract, agreement, lease, license, sublicense, note, bond, loan, mortgage, indenture, consent, settlement, concession or other instrument or obligation to which such Person is a party or by which such Person is bound, other than a Company Benefit Plan or an HR Benefit Plan.

“Converted Entity” has the meaning set forth in Section 6.18(h).

“Corporate Governance Guidelines” has the meaning set forth in Section 1.07(b).

“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, and any other related or associated virus, disease or infection causing a local epidemic or global pandemic, including COVID-19 and any mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Laws, directives, guidelines or recommendations by any Governmental Entity, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“D&O Insurance” has the meaning set forth in Section 6.09(f).

“Definitive Agreements” has the meaning set forth in Section 6.25(a).

“Disposition Assets” has the meaning set forth in Section 6.22(a).

“Disregarded Entity” means an entity disregarded as separate from its owner within the meaning of Section 7701 of the Code and Treasury Regulation Section 301.7701-3.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health and environmental receptors from exposure to any Hazardous Substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, discharge, emission, treatment, disposal, storage, release or threatened release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.03.

“Exchange Fund” has the meaning set forth in Section 2.03(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Expense Reimbursement Base Amount” means $25,000,000.

“Expenses” has the meaning set forth in Section 6.08.

“Financing” has the meaning set forth in Section 3.23(a).

“Financing Cooperation Activities” has the meaning set forth in Section 6.24(a).

“Financing Sources” means the Persons that have committed or commit prior to the Closing to provide or arrange the Financing in connection with the Transactions, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their Affiliates’ respective officers, employees, directors, equityholders, partners, controlling parties, advisors, attorneys, agents and representatives and the successors and assigns of each of the foregoing.

“Form S-4” has the meaning set forth in Section 6.01(a).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any regulatory authority or any entity (including a court or arbitrator (public or private)) of competent jurisdiction properly exercising executive, legislative, judicial, taxing or administration functions of the government.

“Hazardous Substance” means: (a) those substances listed in, defined in or regulated as pollutants, contaminants, hazardous, toxic, or harmful to human health or the environment under any Environmental Law, including the following U.S. federal statutes and their state counterparts, as each has been and may be amended from time to time, and all regulations thereunder: the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) polychlorinated biphenyls, mold, methane, asbestos, per- and polyfluoroalkyl substances, and radon.

“HR” has the meaning set forth in the preamble hereto.

“HR Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, retiree medical or life insurance, stock bonus, stock purchase, restricted stock, stock option or other equity or equity-based arrangement, phantom equity, collective bargaining, employment, individual consulting or contracting, termination, retention, incentive, bonus, change in control, separation pay, stay, retention, salary continuation or severance agreement, plan, program, policy, arrangement or contract) (x) under which any current or former director, officer, employee or other service provider of HR or any of its Subsidiaries has any present or future right to benefits, (y) that is maintained, sponsored or contributed to (or required to be contributed to) by HR or any of its Subsidiaries or which HR or any of its Subsidiaries has any obligation to maintain, sponsor or contribute or (z) otherwise with respect to which HR or any of its Subsidiaries has (or could incur) any direct or indirect liability, whether contingent or otherwise.

“HR Board” has the meaning set forth in the recitals hereto.

“HR Board Recommendation” has the meaning set forth in Section 4.03(c).

“HR Book-Entry Shares” has the meaning set forth in Section 2.01(d)

“HR Certificate” has the meaning set forth in Section 2.01(d).

“HR Common Stock” has the meaning set forth in Section 2.01.

“HR Designees” has the meaning set forth in Section 1.07(a).

“HR Development Contracts” has the meaning set forth in Section 4.15(c).

“HR Development Property” has the meaning set forth in Section 4.15(c).

“HR Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“HR Expense Reimbursement” has the meaning set forth in Section 8.03(g).

“HR Fee Escrow Agreement” has the meaning set forth in Section 8.03(l).

“HR Financial Advisor” means Citigroup Global Markets Inc.

“HR Incentive Plans” means the Healthcare Realty Trust Incorporated 2000 Employee Stock Purchase Plan, as amended February 13, 2018, the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan, as amended August 4, 2015, and any other HR employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.

“HR IT Systems” has the meaning set forth in Section 4.13(e).

“HR Leased Real Property” has the meaning set forth in Section 4.15(b)(i).

“HR Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that is materially adverse to (x) the assets, liabilities, financial condition, business, properties or results of operations of HR and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether an HR Material Adverse Effect has occurred under this clause (x): (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which HR and its Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of HR or any of its Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties caused by the identity of the Company, the execution of this Agreement or the announcement, negotiation, existence or performance of the Transactions (provided, that this clause (d) shall not apply to the use of HR Material Adverse Effect in Section 4.12 (or Section 7.03(a) as it relates to Section 4.12)); (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by HR to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, an HR Material Adverse Effect; (g) a decline in the price, or a change in the trading volume, of HR Common Stock on NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, an HR Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of HR or any of its Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, an HR Material Adverse Effect; or (j) compliance by HR with the terms of this Agreement, including the failure of HR to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which the Company or the Company OP has requested in writing; provided that the exceptions in clauses (a), (b), (c), (e) and (h) shall apply only to the extent any such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) HR and its Subsidiaries or (ii) disproportionately adversely affect HR and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which HR and its Subsidiaries operate; or (y) the ability of HR to timely perform their obligations under this Agreement or to consummate the Merger or any of the other Transactions.

“HR Material Contract” has the meaning set forth in Section 4.16(a).

“HR Owned Real Property” has the meaning set forth in Section 4.15(a)(i).

“HR Permits” has the meaning set forth in Section 4.08.

“HR Preferred Stock” has the meaning set forth in Section 4.02(a).

“HR Real Property” means HR Leased Real Property and HR Owned Real Property.

“HR Real Property Lease” has the meaning set forth in Section 4.15(b)(i).

“HR Recommendation Withdrawal” has the meaning set forth in Section 6.04(c).

“HR Related Parties” has the meaning set forth in Section 8.03(j).

“HR Restricted Stock” means each share of HR Common Stock subject to forfeiture conditions.

“HR SEC Documents” has the meaning set forth in Section 4.05(a).

“HR Securities” has the meaning set forth in Section 4.02(b).

“HR Stock-Based Award” has the meaning set forth in Section 2.02(a)(ii).

“HR Stock Option” means any option to purchase HR Common Stock granted under any of the HR Benefit Plans or otherwise.

“HR Stockholders Meeting” has the meaning set forth in Section 6.02(b).

“HR Subsidiary” means any Subsidiary of HR.

“HR Subsidiary Partnership” has the meaning set forth in Section 4.09(h).

“HR Superior Proposal” means a bona fide, written, unsolicited HR Takeover Proposal (with all references to “20%” or 80% in the definition of HR Takeover Proposal being deemed to be references to “50%”) that (i) is on terms that the HR Board determines in good faith (after consulting with the HR Financial Advisors and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the HR Takeover Proposal and the Person making the HR Takeover Proposal that the HR Board (or any committee thereof) deems relevant, to be more favorable from a financial point of view to the stockholders of HR than the Transactions (taking into account any amendments to which the Company has committed in writing pursuant to Section 6.04(e)) and (ii) is determined by the HR Board to be reasonably likely of being consummated.

“HR Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) relating to, in a single transaction or series of transactions: (a) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than HR or any of its Subsidiaries) of shares of HR Common Stock representing more than twenty percent (20%) of the HR Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that, if consummated in accordance with its terms, would result in such Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of HR Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (b) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of assets (including any equity securities of any HR Subsidiary) more than twenty percent (20%) of the consolidated assets of HR and the HR Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (c) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving HR as a result of which the holders of the HR Common Stock immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of HR or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.

“HR Tax Counsel” means Waller Lansden Dortch & Davis, LLP.

“HR Tax Protection Agreements” has the meaning set forth in Section 4.09(h).

“HR Termination Fee” means $163,000,000.

“HR Third Party” has the meaning set forth in Section 4.15(f).

“HR Title Insurance Policy” has the meaning set forth in Section 4.15(h).

“HR Transaction Litigation” has the meaning set forth in Section 6.19(b).

“Indebtedness” means, with respect to any Person, without duplication, all obligations of or undertakings by (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) by such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by mortgages, bonds, debentures, notes or similar instruments, (c) for capitalized leases, synthetic lease obligations or to pay the deferred and unpaid purchase price of property or equipment (other than trade payables entered into in the ordinary course of business), (d) pursuant to securitization or factoring programs or arrangements, (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of HR and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries), (f) in the nature of net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) in the nature of letters of credit, bank guarantees, security or performance bonds or similar Contracts or arrangements entered into by or on behalf of such Person, (h) for all Indebtedness of other Persons secured by a Lien on property or assets owned or acquired by such first Person, whether or not the indebtedness secured thereby has been assumed, (i) for the deferred purchase price of property or services already delivered (other than trade debt and trade payables incurred in the ordinary course of business and not overdue), including any “earn-out” or similar payments (contingent or otherwise) for past acquisitions, and (j) for all guarantees of such Person of any indebtedness of any other Person described in clauses (a) through (g), other than a wholly owned Subsidiary of such Person.

“Indemnified Party” has the meaning set forth in Section 6.09(a).

“Integration Plan” has the meaning set forth in Section 6.21.

“Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing; (b) domain names; (c) copyrights and other works of authorship (whether or not copyrightable), database rights and moral rights; (d) software and computer programs (whether in object code or source code form), data, databases, tools, firmware, systems, and related documentation; (e) patents; (f) trade secrets, know-how and other confidential or proprietary information, ideas, formulas, source code, compositions, processes, technologies, methods, algorithms, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and proposals, pricing and cost information and customer and supplier data, lists and information; (g) all other intellectual property and proprietary information and rights, including in each of (a) through (f), whether protected, created or arising under the Laws of the United States or any other jurisdiction; and (h) all registrations and applications for registration of any of the foregoing.

“Intermediate Asset Transfers” means any sales of Company Real Properties that occur between the date of this Agreement and the Business Day prior to the Effective Time.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Issuance” has the meaning set forth in the recitals hereto.

“IT Systems” has the meaning set forth in Section 3.13(e).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 3.04.

“Judgment” has the meaning set forth in Section 3.07.

“Knowledge” means (a) with respect to HR, the actual knowledge of the individuals named in Section 9.13 of the HR Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals named in Section 9.13 of the Company Disclosure Schedule, in each case, after reasonable inquiry and with respect to the business operations specified next to each such individual’s name, in each case, as of the date of this Agreement.

“Latest Company Balance Sheet Date” has the meaning set forth in Section 3.05(c).

“Law” means any statute, law, act, code, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.03(b).

“Liens” means any mortgage, deed of trust, option, right of first offer or refusal, pledge, hypothecation, assignment, encumbrance, easement, right of way, license, covenant, restriction, claim, judgment, lien (statutory or other), financing statement, other charge or security interest.

“LLC Act” has the meaning set forth in the recitals hereto.

“Maximum Amount” has the meaning set forth in Section 6.09(f).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merger Sub” has the meaning set forth in the preamble hereto.

“MGCL” has the meaning set forth in the recitals hereto.

“NYSE” means The New York Stock Exchange.

“Order” means any order, writ, award, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“other party” means, with respect to the Company, the Company OP and Merger Sub, HR, and means, with respect to HR, the Company, the Company OP and Merger Sub, unless the context otherwise requires.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“parties” has the meaning set forth in the preamble hereto.

“partnership” means, unless the context otherwise requires, a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

“Partnership Units” has the meaning set forth in Section 3.02(b).

“Permits” means licenses, franchises, permits, certificates, variances, exemptions, certifications, approvals, registrations, consents, waivers, clearances, decisions, orders and authorizations from Governmental Entities.

“Permitted Liens” means (a) any statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) inchoate carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar statutory Liens (i) the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) that are filed or otherwise apply in the ordinary course of business and the responsibility of which is a tenant under a lease, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) non-monetary Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) immaterial and non-monetary easements and rights of way, or other similar immaterial and non-monetary matters or restrictions or exclusions that would be shown by a current title report or title insurance policy.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as such term is defined in the Exchange Act).

“Qualifying REIT Income” has the meaning set forth in Section 8.03(k).

“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Recommendation Withdrawal” has the meaning set forth in Section 6.03(c).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Replacement Financing” has the meaning set forth in Section 6.25(e).

“Representatives” means, with respect to any party, collectively, each of such party’s Subsidiaries, each of such party’s and its Subsidiaries’ respective officers, directors, trustees and employees and any advisors, attorneys, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.

“Requisite Company Stockholder Vote” means the approval of the Issuance by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable Law, the rules and regulations of NYSE and the Constituent Documents of the Company.

“Requisite HR Stockholder Vote” means the approval of this Agreement and the Merger by the affirmative vote of the holders of at least two-thirds of the outstanding shares of HR Common Stock entitled to vote thereon in accordance with applicable Law, the rules and regulations of NYSE and the Constituent Documents of HR.

“Rule 145” has the meaning set forth in Section 6.15.

“Sales Activities” has the meaning set forth in Section 6.26(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.05(a).

“SDAT” has the meaning set forth in Section 1.03.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any Subsidiary of the Company that qualifies as a “Significant Subsidiary” under Rule 1-02(w) of Regulation S-X.

“Special Distribution” has the meaning set forth in Section 6.16(c).

“Special Distribution Amount” has the meaning set forth in Section 6.16(c).

“Special Distribution Termination Fee” has the meaning set forth in Section 8.03(h).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Takeover Statutes” has the meaning set forth in Section 3.14(b).

“Tax” means any and all taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Taxing Authority, including any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).

“Tax Lien” means any Lien relating to Taxes, other than a lien of the type described in clause (a) of the definition of Permitted Liens.

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or HR, as applicable, or any of their respective Subsidiaries.

“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Transaction Litigation” has the meaning set forth in Section 6.19.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Agent” has the meaning set forth in Section 2.01(e).

“Transfer Taxes” has the meaning set forth in Section 6.18(d).

“Transition Team” has the meaning set forth in Section 6.21.

“Treasury Regulations” means the United States treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time, and shall also include proposed and temporary federal income Tax regulations and proposed amendments to Treasury Regulations, as they shall exist from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of predecessor or successor Treasury Regulations.

“Willful and Material Breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the actual knowledge that such act or failure to act constitutes or would result in a material breach of this Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a material breach of this Agreement.

Section 9.14 Financing Sources. Notwithstanding anything to the contrary in this Agreement, each party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, (i) agrees that any Action involving the Financing Sources, arising out of or relating to this Agreement, the Transactions, the Financing, any Alternative Financing, any Replacement Financing, the Commitment Letter, any other document related hereto or thereto or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether in contract or in tort, in law or in equity or otherwise) shall be subject to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or is such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) agrees that any such Action (except to the extent relating to the interpretation of any provisions of this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the laws of the State of Maryland)) shall be governed by the laws of the State of New York, without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction and (iii) knowingly, intentionally and voluntarily waives to the fully extent permitted by applicable law trial by jury in any such Action brought against the Financing Sources in connection with Agreement, the Transactions, the Financing, any Alternative Financing, any Replacement Financing, the Commitment Letter, any other document related hereto or thereto or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith (whether in contract or in tort, in law or in equity or otherwise). The provisions of this Section 9.14 shall inure to the benefit of, and be enforceable by, each Financing Source, each of which is hereby intended to be an express third-party beneficiary of this Section 9.14.

(The remainder of this page is left blank.)

IN WITNESS WHEREOF, HR, the Company, the Company OP and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ Todd J. Meredith
Name: Todd J. Meredith
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ W. Bradley Blair II
	Name:	W. Bradley Blair II
	Title:	Chairman of the Board

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

By: Healthcare Trust of America, Inc. Its: General Partner

By:	/s/ W. Bradley Blair II

	Name:	W. Bradley Blair II
	Title:	Chairman of the Board

HR ACQUISITION 2, LLC

By:	/s/ W. Bradley Blair II
	Name:	W. Bradley Blair II
	Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF SECOND AMENDED AND RESTATED COMPANY OP PARTNERSHIP AGREEMENT

Exhibit A

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

[•]

|

[•], 2022

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7.4	ACQUISITION OF LIMITED PARTNER INTERESTS BY THE GENERAL PARTNER	30
7.5	TRANSACTIONS WITH AFFILIATES	30
7.6	INDEMNIFICATION	30
7.7	LIABILITY OF THE GENERAL PARTNER	33
7.8	OTHER MATTERS CONCERNING THE GENERAL PARTNER	34
7.9	TITLE TO PARTNERSHIP ASSETS	35
7.10	RELIANCE BY THIRD PARTIES	35

ARTICLE VIII	RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS	36
8.1	LIMITATION OF LIABILITY	36
8.2	NO RIGHT TO PARTICIPATE IN THE MANAGEMENT OF BUSINESS	36
8.3	OUTSIDE ACTIVITIES OF LIMITED PARTNERS	36
8.4	RETURN OF CAPITAL	36
8.5	RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP	37
8.6	REDEMPTION OF COMMON PARTNERSHIP UNITS	37
8.7	RESERVED	40
8.8	ADJUSTMENTS TO THE CONVERSION FACTOR	40

ARTICLE IX	BOOKS, RECORDS, ACCOUNTING AND REPORTS	41
9.1	RECORDS AND ACCOUNTING	41
9.2	REPORTS	41

ARTICLE X	TAX MATTERS	42
10.1	PREPARATION OF TAX RETURNS	42
10.2	TAX ELECTIONS	42
10.3	PARTNERSHIP REPRESENTATIVE	42
10.4	ORGANIZATIONAL EXPENSES	43
10.5	WITHHOLDING	43

ARTICLE XI	TRANSFERS AND WITHDRAWALS	44
11.1	TRANSFER	44
11.2	TRANSFER OF THE GENERAL PARTNER’S GENERAL PARTNER INTEREST	44
11.3	LIMITED PARTNERS’ RIGHTS TO TRANSFER	45
11.4	SUBSTITUTED LIMITED PARTNERS	46
11.5	ASSIGNEES	47
11.6	GENERAL PROVISIONS	47

ARTICLE XII	ADMISSION OF PARTNERS	49
12.1	ADMISSION OF SUCCESSOR GENERAL PARTNER	49
12.2	ADMISSION OF ADDITIONAL LIMITED PARTNERS	49
12.3	AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP	50

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ARTICLE XIII	DISSOLUTION, LIQUIDATION AND TERMINATION	50
13.1	DISSOLUTION	50
13.2	WINDING UP; LIQUIDATION	51
13.3	NO OBLIGATION TO CONTRIBUTE DEFICIT	52
13.4	NOTICE OF DISSOLUTION	52
13.5	TERMINATION OF PARTNERSHIP AND CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP	52
13.6	REASONABLE TIME FOR WINDING-UP	52
13.7	WAIVER OF PARTITION	53

ARTICLE XIV	AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS	53
14.1	AMENDMENTS	53
14.2	MEETINGS OF THE PARTNERS	53

ARTICLE XV	GENERAL PROVISIONS	55
15.1	ADDRESSES AND NOTICE	55
15.2	TITLES AND CAPTIONS	55
15.3	PRONOUNS AND PLURALS	55
15.4	FURTHER ACTION	55
15.5	BINDING EFFECT	55
15.6	CREDITORS	55
15.7	WAIVER	55
15.8	COUNTERPARTS	55
15.9	APPLICABLE LAW	56
15.10	INVALIDITY OF PROVISIONS	56
15.11	MERGER	56
15.12	NO RIGHTS AS STOCKHOLDERS	56
15.13	ENTIRE AGREEMENT	56

EXHIBIT A	PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS
EXHIBIT B	SERIES A NOTICE OF REDEMPTION REQUEST
EXHIBIT C	SERIES B NOTICE OF REDEMPTION REQUEST

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SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

[•]

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF [•] (this “Agreement”), dated as of [•], 2022 (the “Restatement Date”), is entered into by and among (i) Healthcare Realty Trust Incorporated, a Maryland corporation (formerly known as Healthcare Trust of America, Inc.), as general partner (the “General Partner”), and (ii) those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.

WITNESSETH

WHEREAS, [•], formerly known as Healthcare Trust of America Holdings, L.P., (the “Partnership”) was formed as a limited partnership pursuant to the Act by filing a certificate of limited partnership with the Secretary of State of the State of Delaware on April 20, 2006;

WHEREAS, the Partnership originally was governed by the Agreement of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P., dated September 20, 2006, as amended on November 14, 2008 and August 24, 2009 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated by the Amended and Restated Agreement of Limited Partnership of Healthcare Trust of America Holdings, L.P., dated December 20, 2012 (the “A&R Agreement”);

WHEREAS, as of the Effective Date, the General Partner changed its name and acquired assets outside of the Partnership pursuant to the merger (the “Merger”) contemplated by the Merger Agreement;

WHEREAS, as of the Effective Date, all LTIP Partnership Units (as defined in the A&R Agreement) previously issued by the Partnership were converted into Common Series B Units (as defined below);

WHEREAS, Section 14.1 of the A&R Agreement provides that the Partnership Agreement may be amended by the General Partner without the consent of the Limited Partners (except as set forth in Section 14.1(b) thereof);

WHEREAS, the General Partner on the date hereof desire to amend and restate the A&R Agreement in its entirety and to enter into this Agreement; and

WHEREAS, this Agreement shall constitute the “partnership agreement” (within the meaning of the Act) of the Partnership, and shall be binding upon all Persons now or at any time hereafter who are Partners.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE I

DEFINED TERMS

Capitalized terms used in this Agreement (including exhibits, schedules and amendments) shall have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in this Agreement in the singular have the same meanings when used in the plural and vice versa. Accounting terms used but not otherwise defined shall have the meanings given to them under GAAP.

“ACT” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.

“ADDITIONAL LIMITED PARTNER” means a Person that has executed and delivered an additional limited partner signature page in the form required by the General Partner and has been admitted to the Partnership as a Limited Partner pursuant to Section 12.2.

“ADJUSTED CAPITAL ACCOUNT” means with respect to any Partner, the balance in such Partner’s Capital Account, determined after giving effect to the following adjustments:

(a) credit to such Capital Account any amount which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“ADJUSTED CAPITAL ACCOUNT DEFICIT” means, with respect to any Partner, the negative balance, if any, in such Partner’s Adjusted Capital Account as of the end of any relevant Fiscal Year. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“ADJUSTED PARITY” shall have the meaning ascribed to it by Section 4.1(e)(ii).

“AFFILIATE” means with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

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“AGGREGATE UNPAID DIVIDEND EQUIVALENT AMOUNT” means, with respect to any Partner (other than the General Partner), an amount determined as of any date equal to the cumulative amount of any shortfall in paying the full Dividend Equivalent to such Partner pursuant to Section 5.1 during any period prior to the Current Period, plus the Unpaid Dividend Equivalent Amount Yield.

“AGREEMENT” means this Second Amended and Restated Agreement of Limited Partnership of [•], as it may be further amended, modified, supplemented or restated from time to time, as the context requires.

“ARTICLES OF INCORPORATION” means the General Partner’s Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation, or other organizational document governing the General Partner, as amended, modified, supplemented or restated from time to time.

“ASSIGNEE” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“AVAILABLE OPERATING CASH” means the cash flows derived by the Partnership from the operation of the Partnership’s business (other than any Net Sales Proceeds or Capital Contributions) before any deduction for depreciation or amortization and after deduction of:

(a) all operating costs and expenses including taxes;

(b) all payments of principal, interest and other charges in respect of any Partnership indebtedness;

(c) all expenditures for capital improvements to the Partnership assets or property; and

(d) all reserves, whether for working capital, debt repayment, new portfolio investments or otherwise (including for the redemption of Partnership Units) that are established by the General Partner in the exercise of its sole and absolute discretion.

“BUSINESS DAY” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CAPITAL ACCOUNT” has the meaning set forth in Section 4.8.

“CAPITAL CONTRIBUTION” means, with respect to any Partner, any cash, cash equivalents or the fair market value of Contributed Property that such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4.

“CARRYING VALUE” means (a) with respect to a Contributed Property, the fair market value of such Contributed Property at the time such property is contributed, as determined by the General Partner and agreed to by the contributing partner, without reduction for any liabilities either assumed by the Partnership upon such contribution or to which such property was subject when contributed, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts, and (b) with respect to any other Partnership Asset, the adjusted basis of such Partnership Asset for Federal income tax purposes, all as of the time of

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determination; except that the Carrying Values of all assets may, at the discretion of the General Partner, be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), as provided for in Section 4.8.

“CASH AMOUNT” means an amount of cash equal to the Value of the REIT Stock Amount on the Valuation Date.

“CERTIFICATE” means the Certificate of Limited Partnership of the Partnership, filed on April 20, 2006, as amended, restated, supplemented or otherwise modified from time to time as herein provided in accordance with the Act.

“CODE” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent Federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

“COMMON PARTNERSHIP UNIT” means any Common Series A Unit and any Common Series B Unit.

“COMMON PERCENTAGE INTEREST” means, as to each Partner, the percentage determined by dividing the total number of Common Partnership Units owned by such Partner by the aggregate number of Common Partnership Units then issued and outstanding, as set forth on Exhibit A, as such exhibit may be amended from time to time.

“COMMON SERIES A UNIT” means any Partnership Unit held on or before the Restatement Date, and any subsequently issued Common Partnership Unit designated as such by the Partnership.

“COMMON SERIES B UNIT” means any Common Partnership Unit designated as such by the Partnership.

“COMMON STOCK” means a share of the common stock of the General Partner, par value $.01 per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation. If there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Units for which the reference to Common Stock is made.

“CONSENT” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2.

“CONSENT OF THE OUTSIDE LIMITED PARTNERS” means the Consent of the Outside Limited Partners holding a number of Common Partnership Units greater than fifty percent (50%) of the aggregate Common Partnership Units held by all Outside Limited Partners.

“CONTRIBUTED PROPERTY” means each property or other asset (but excluding cash and cash equivalents), in such form as may be contributed by a Partner to the Partnership as permitted by the Act.

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“CONVERSION FACTOR” means 1.0, as adjusted pursuant to Section 8.8.

“CURRENT PERIOD” means, as of any date, the calendar quarter ended most recently prior to such date.

“DEPRECIATION” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for Federal income tax purposes; provided, that if the Carrying Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such year or other period, Depreciation shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), whichever is applicable, and if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the General Partner.

“DIVIDEND EQUIVALENT” for any calendar quarter as to any Partner (other than the General Partner) means the amount of distributions such Partner would have received for the quarter with respect to REIT Stock if such Partner owned the number of shares of REIT Stock equal to the product of the number of such Partner’s Partnership Units and the Conversion Factor for the Partnership Record Date pertaining to such quarter; provided, however, that for purposes of determining any Partner’s Dividend Equivalent for any period for which the General Partner pays a dividend with respect to REIT Stock in which holders of REIT Stock have an option to elect to receive such dividend in cash or additional REIT Stock (other than pursuant to a dividend reinvestment program), the amount of distributions such Partner shall be deemed to have received with respect to such dividend (if such Partner owned the specified number of shares of REIT Stock) shall be equal to the product of (i) the specified number of shares of REIT Stock deemed to be owned by such Partner, and (ii) the quotient obtained by dividing (a) the aggregate amount of cash paid by the General Partner in such dividend to all holders of REIT Stock, by (b) the aggregate number of shares of REIT Stock outstanding as of the close of business on the record date for such dividend, and the Conversion Factor shall be adjusted in connection with such dividend in the manner provided in Section 8.8.

“EFFECTIVE DATE” means the date of effectiveness of the Merger.

“ENTITY” means any general partnership, limited liability company, proprietorship, corporation, joint venture, joint-stock company, limited partnership, limited liability partnership, business trust, firm, trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“FISCAL YEAR” means the fiscal year of the Partnership and shall be the same as its taxable year, which shall be the calendar year unless otherwise determined by the General Partner in accordance with the Code.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

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“GENERAL PARTNER” means Healthcare Realty Trust Incorporated (formerly known as Healthcare Trust of America, Inc.), a Maryland corporation, and any successor as general partner of the Partnership.

“GENERAL PARTNER INTEREST” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of Partnership Units.

“INCAPACITY” or “INCAPACITATED” means:

(a) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;

(b) as to any corporation that is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(c) as to any partnership that is a Partner, the dissolution and commencement of winding up of the partnership;

(d) as to any estate that is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;

(e) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or

(f) as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:

(i) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;

(iii) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;

(iv) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above;

(v) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s assets;

(vi) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;

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(vii) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or

(viii) an appointment referred to in clause (vii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“INDEMNITEE” means

(a) any Person made a party to a proceeding by reason of its status as:

(i) the General Partner;

(ii) a Limited Partner;

(iii) a director, trustee, manager, member or officer of the Partnership, or the General Partner; or

(iv) a director, trustee, manager, member or officer of any other Entity, serving in such capacity at the request of the Partnership, or the General Partner , acting on behalf of the Partnership or the General Partner; or

(b) such other Persons (including Affiliates of the General Partner) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service of the United States.

“JOINT VENTURE” means those joint venture or partnership arrangements in which the Partnership or any of its subsidiaries is a co-venturer or general partner established to acquire or hold Assets.

“LIEN” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“LIMITED PARTNER” means any Person named as a limited partner of the Partnership in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, including any Additional Limited Partner or Substituted Limited Partner in each case, in such Person’s capacity as a limited partner of the Partnership.

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“LIMITED PARTNER INTEREST” means a Partnership Interest of a Limited Partner in the Partnership. A Limited Partner Interest may be expressed as a number of Common Partnership Units.

“LIQUIDATING EVENT” has the meaning set forth in Section 13.1.

“LIQUIDATOR” has the meaning set forth in Section 13.2.

“MERGER AGREEMENT” means that certain Agreement and Plan of Merger, dated as of February [•], 2022, by and among the General Partner, the Partnership, HR Acquisition 2, LLC and Healthcare Realty Trust Incorporated.

“MORTGAGE” means in connection with mortgage financing provided, invested in, participated in or purchased by the Partnership, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“NET ASSETS” means the total assets of the Partnership (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities, calculated quarterly by the Partnership on a basis consistently applied.

“NET SALES PROCEEDS” means in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Partnership, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Partnership (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Partnership, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Partnership Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that the General Partner determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include (i) any reserves established by the General Partner, in its sole discretion, and (ii) the receipt by the Partnership of Capital Contributions.

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“NONRECOURSE DEDUCTIONS” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“NONRECOURSE LIABILITIES” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“OUTSIDE LIMITED PARTNERS” means the Limited Partners, excluding any Limited Partner that is, or is an Affiliate of, the General Partner.

“PARTNER” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.

“PARTNER MINIMUM GAIN” means an amount, with respect to each Partner’s Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“PARTNER NONRECOURSE DEBT” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“PARTNER NONRECOURSE DEDUCTIONS” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

“PARTNERSHIP” means [•], and any successor thereto.

“PARTNERSHIP ASSET” means the interest of the Partnership in any Entity or security (whether in corporate securities, equity, debt or hybrid securities, partnership or joint venture interests, other contractual rights or otherwise), or any other Real Estate Assets or other assets owned, directly or indirectly, by the Partnership, as determined by the General Partner.

“PARTNERSHIP INTEREST” means the entire ownership interest of a Partner in the Partnership at any particular time which represents a Capital Contribution by such Partner and which includes the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Common Partnership Units.

“PARTNERSHIP MINIMUM GAIN” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).

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“PARTNERSHIP RECORD DATE” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.1, which record date shall be the same as the REIT Record Date.

“PARTNERSHIP UNIT” means a unit of Partnership Interest with the rights, powers and duties set forth herein, designated as such on Exhibit A and expressed in the number set forth on Exhibit A, as such exhibit may be amended from time to time.

“PERCENTAGE INTEREST” means, as to each Partner, such Partner’s Common Percentage Interest.

“PERMITTED TRANSFEREE” means with respect to a Person, (a) any Affiliate of such Person, (b) the spouse of such Person or any ancestor, descendent or sibling of such Person or of the spouse of such Person, or (c) any trust for the benefit of such Person or any other person described in clause (b) of this Section 1.71.

“PERSON” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so permits.

“PROFITS” and “LOSSES” has the meaning set forth in Section 6.2(f).

“PROHIBITED TRANSFEREE” means any Person who is a:

(a) person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended;

(b) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” the “Government of Cuba or any Cuban national”; or

(c) person or entity subject to restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. Sections 1 et. seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, Sections 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. Sections 1601 et. seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., the United Nations Participation Act, 22 U.S.C. Section 287c, the International Security and Development Cooperation Act, 22 U.S.C. Section 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. Sections 1901 et. seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. Sections 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. Sections 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, or any other law of similar import as to any non-U.S. country, person or entity, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time.

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“PROPERTY” OR “PROPERTIES” means, as the context requires, any, or all, respectively, of the Real Property acquired by the Partnership, directly or indirectly through joint venture arrangements or other partnership or investment interests.

“REAL ESTATE ASSETS” means unimproved and improved real property, real estate-related assets and any direct or indirect interest therein (including, without limitation, fee or leasehold interests, options, leases, partnership and joint venture interests, equity and debt securities of entities that own real estate, first or second mortgages on real property, mezzanine loans secured by junior liens on real property, preferred equity interests secured by a property owner’s interest in real property and other contractual rights in real estate).

“REAL PROPERTY” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REDEEMING PARTNER” has the meaning set forth in Section 8.6.

“REDEMPTION AMOUNT” means either the Cash Amount or the REIT Stock Amount, as determined by the General Partner in its sole and absolute discretion, plus (other than with respect to the General Partner) (x) cash in an amount equal to or (y) additional REIT Stock with a Value equal to the Aggregate Unpaid Dividend Equivalent Amount, if any, attributable to the Common Units being redeemed or purchased, in each case, as determined by the General Partner in its sole and absolute discretion.

“REIT” means a “real estate investment trust” as defined under Section 856 of the Code.

“REIT NOTICE” has the meaning set forth in Section 8.6(h).

“REIT RECORD DATE” means the record date established by the General Partner for a distribution to the holders of the REIT Stock.

“REIT REQUIREMENTS” has the meaning set forth in Section 5.2.

“REIT STOCK” means the Common Stock and all other shares of capital stock of the General Partner.

“REIT STOCK AMOUNT” means a number of shares of REIT Stock equal to the product of (x) the number of Common Partnership Units offered for redemption by a Redeeming Partner by (y) the Conversion Factor as adjusted to and including the redemption date; provided that in the event that the General Partner issues to all holders of REIT Stock rights, options, warrants, or convertible or exchangeable securities entitling stockholders of the General Partner to acquire REIT Stock, or any other securities or property (collectively, the “rights”), then the REIT Stock Amount shall also include such rights that a holder of that number of shares of REIT Stock would be entitled to receive.

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“SALE” means (i) any transaction or series of transactions whereby: (A) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof (including with respect to any Mortgage, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Mortgage and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Partnership Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Partnership in one or more Partnership Assets within 180 days thereafter, and not including the receipt by the Partnership of Capital Contributions.

“SECURITIES” has the meaning set forth in Section 4.3(a).

“SECURITIES ACT” means the Securities Act of 1933, as amended.

“SERIES A NOTICE OF REDEMPTION REQUEST” means a notice of redemption request substantially in the form of Exhibit B attached hereto.

“SERIES A REDEMPTION RIGHT” has the meaning set forth in Section 8.6(a).

“SERIES B NOTICE OF REDEMPTION REQUEST” means a notice of redemption request substantially in the form of Exhibit C attached hereto.

“SERIES B REDEMPTION RIGHT” has the meaning set forth in Section 8.6(b).

“SPECIFIED REDEMPTION DATE” means the tenth (10th) Business Day after receipt by the General Partner of a Series A Notice of Redemption Request (or, in the case of the General Partner exercising the Series A Redemption Right, after the date of the General Partner’s receipt of a REIT Notice) or a Series B Notice of Redemption Request, as applicable.

“STOCK INCENTIVE PLANS” means, collectively, any and all plans adopted from time to time by the General Partner pursuant to which REIT Stock is issued, or options to acquire REIT Stock are granted, to employees or directors of the General Partner, employees of the Partnership or employees of their respective Affiliates in consideration for services or future services.

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“SUBSIDIARY” means, with respect to any Person, any Entity of which a majority of the voting power or the voting equity securities, and/or the outstanding equity interests (whether or not voting), is owned, directly or indirectly, by such Person.

“SUBSTITUTED LIMITED PARTNER” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

“TARGET BALANCE” has the meaning ascribed to it by Section 6.3(a).

“TERMINATING SALE TRANSACTION” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“TRANSFER” means to give, sell, assign, pledge, hypothecate, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death. The word “Transfer,” when used as a noun, shall mean any Transfer transaction.

“TREASURY REGULATIONS” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

“UNPAID DIVIDEND EQUIVALENT AMOUNT YIELD” means an amount determined by multiplying the portion of the Aggregate Unpaid Dividend Equivalent Amount attributable to distributions made pursuant to Section 5.2 rather than Section 5.1 by [benchmark interest rate, compounded [___]] from the date on which the related distribution pursuant to Section 5.2 was made.

“VALUATION DATE” means the date of receipt by the General Partner of a Series A Notice of Redemption Request or Series B Notice of Redemption Request (or, in the case of the General Partner exercising the Series A Redemption Right, the date of the General Partner’s receipt of a REIT Notice) or, if such date is not a Business Day, the first Business Day thereafter.

“VALUE” means, with respect to a share of REIT Stock, (a) if REIT Stock is traded on a national securities exchange or otherwise traded over-the-counter, the average of the daily Market Price (as defined below) for shares of REIT Stock for the ten (10) consecutive trading days immediately preceding the Valuation Date, or (b) if REIT Stock is not traded in a manner described in clause (a), the value of a share of REIT Stock as determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. The “Market Price” for each such trading day shall be (i) the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (ii) if no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent

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day (not more than ten (10) days prior to the date in question) for which prices have been so reported. In the event the REIT Stock Amount includes rights that a holder of REIT Stock would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1	FORMATION.

The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

2.2	NAME

The name of the Partnership is [•]. The Partnership’s business may be conducted under such name or under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner, acting in its sole and absolute discretion without the Consent of any Limited Partner, may change the name of the Partnership. The General Partner shall notify the Limited Partners of any such name change in the next regular communication to the Limited Partners.

2.3	REGISTERED OFFICE AND AGENT

The address of the registered office of the Partnership in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Suite 400, Wilmington, New Castle County, DE 19801, or such other place as may be designated from time to time by the General Partner. The name of the registered agent for service of process on the Partnership in the State of Delaware at such address shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Suite 400, Wilmington, New Castle County, DE 19801, or such other Person as may be designated from time to time by the General Partner.

2.4	PRINCIPAL PLACE OF BUSINESS

The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable. The principal office of the Partnership shall be 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

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2.5	TERM AND TERMINATION

The term of the Partnership shall commence on the date hereof and shall continue indefinitely unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

2.6	POWER OF ATTORNEY

(a) Each Limited Partner and each Assignee who accepts Partnership Units (or any other Partnership Interest or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each such Person acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including, without limitation, any documents necessary or advisable to convey any Contributed Property to the Partnership;

(B) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;

(C) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation;

(D) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or any Capital Contribution of any Partner;

(E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests;

(F) all amendments to this Agreement as provided in Article 14 hereof; and

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(G) all other instruments that may be required by law to be filed on behalf of or relating to the Partnership and that are not inconsistent with this Agreement; and

(ii) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and/or the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.

(c) Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.

(d) Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

(e) Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to in this Section 2.6, executed by the General Partner or the Liquidator acting as attorney-in-fact, is authorized by and binding on the Partnership, without further inquiry.

2.7	EFFECTIVENESS OF THIS AGREEMENT

This Agreement shall govern the operations of the Partnership and the rights and restrictions applicable to the Partners, to the extent permitted by law. Pursuant to the Act, all Persons who become holders of Partnership Interests shall be bound by the provisions of this Agreement. The execution by a Person of this Agreement and acceptance thereof by the General Partner in accordance with the terms of this Agreement or the receipt of Partnership Interests by a

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Person as a successor or assign of an existing Partner and the consent of the General Partner to the admission of such Person as a Substituted Limited Partner in accordance with the terms of this Agreement shall be deemed to constitute a request that the records of the Partnership reflect such admission, and shall be deemed to be a sufficient act to comply with the requirements of the Act and to so cause that Person to become a Partner as of the date of acceptance of its Capital Contribution by the Partnership and to bind that Person to the terms and conditions of this Agreement (and to entitle that Person to the rights of a Partner hereunder).

ARTICLE III

PURPOSE AND POWERS

3.1	PURPOSE AND BUSINESS

The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, including, without limitation, to engage in the following activities:

(a) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with Real Estate Assets;

(b) to acquire, hold, own, develop, construct, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with other real and personal property of all kinds;

(c) acquire, own, hold for investment and ultimately dispose of general and limited partner interests, and stock, warrants, options or other equity and debt interests in Entities, and exercise all rights and powers granted to the owner of any such interests;

(d) make any type of investment and engage in any other lawful act or activity for which limited partnerships may be formed under the Act, and by such statement all lawful acts and activities shall be within the purposes of the Partnership;

(e) to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and

(f) to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT, unless the General Partner determines not to qualify as a REIT or ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership.

3.2	POWERS

(a) The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership including, without limitation, full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, hold, own, develop, construct, improve, maintain and operate Real Estate Assets, and to sell, lease, transfer, encumber, convey, exchange and otherwise dispose of Real Estate Assets.

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(b) The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code, including, but not limited to, imposing restrictions on Transfers of Partnership Units.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PARTNERSHIP UNITS; ADDITIONAL FUNDS

4.1	CAPITAL CONTRIBUTIONS OF THE PARTNERS

(a) Initial Capital Contributions. Prior to the Effective Date, the Partners have made Capital Contributions to the Partnership as reflected on Exhibit A attached hereto. On the Effective Date, (i) the General Partner changed its name, (ii) holders of Partnership Interests received distributions pursuant to the A&R Agreement with respect to the proceeds of the Asset Transfer and any Intermediate Asset Transfer (each as defined in the Merger Agreement) and (iii) upon the effectiveness of the Merger, this Agreement became effective and replaced the A&R Agreement in its entirety. As of the Effective Date (after taking into account the Merger and any Capital Contributions or redemptions related thereto as well as the adjustment of Common Units as described above), (i) the number and class of Partnership Units held by each Partner, (ii) the Capital Account balance of each Partner and (iii) the Percentage Interest of each Partner are as set forth on Exhibit A attached hereto. At such time as Additional Limited Partners were or will be admitted to the Partnership, each such Additional Limited Partner made or shall make Capital Contributions in the amount set forth opposite such Limited Partner’s name on Exhibit A, as amended at the time of such contribution.

(b) Deemed Capital Contributions. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person to the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

(c) Partnership Units. Each Partner shall own Partnership Units in the amounts set forth for such Partner in Exhibit A and shall have a Common Percentage Interest as set forth in Exhibit A, which Percentage Interests shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, additional Capital Contributions, the issuance of additional Partnership Units, Transfers or similar events having an effect on the number of Partnership Units held by, and the Percentage Interest(s) of, any Partner. Each Common Partnership Unit shall entitle the holder thereof to one vote on all matters on which the Partners (or any portion of the Partners) are entitled to vote under this Agreement.

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(d) No Additional Capital Contributions. Except as provided in Sections 4.1(c), 4.3(a) and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans or otherwise) and no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

4.2	ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

(a) The General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options or warrants to acquire Partnership Interests) in the form of Partnership Units or other Partnership Interests in one or more series or classes to any Persons at any time or from time to time, on such terms and conditions as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership.

(b) Subject to the limitations set forth in Sections 4.2(a), the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership in accordance with Section 12.2 or to issue any Partnership Interests, including, without limitation, amending the Certificate, Exhibit A or any other provision of this Agreement.

(c) Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Interests (or options to acquire Partnership Interests) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the interest of the Partnership and the Partners (for example, and not by way of limitation, the issuance of Partnership Units in connection with a Stock Incentive Plan providing for employee purchases of REIT Stock and corresponding Partnership Units at a discount from fair market value or employee options that have an exercise price that is less than the fair market value of the REIT Stock and corresponding Partnership Units covered by the option, either at the time of issuance or at the time of exercise).

4.3	CONVERTED UNITS

As of the Effective Date, all LTIP Partnership Units (as defined in the A&R Agreement) previously issued by the Partnership have been, or are hereby, converted into Common Series B Units pursuant to the terms of the A&R Agreement.

4.4	ADDITIONAL FUNDS

(a) The sums of money required to finance the business and affairs of the Partnership shall be derived from the initial Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership.

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(b) In the event additional financing is needed from sources other than as set forth in Section 4.4(a) for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate:

(i) cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.2;

(ii) make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.3(a));

(iii) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;

(iv) make a loan or loans to the Partnership (subject to Section 4.3(a)); or

(v) cause the Partnership to sell any assets or properties directly or indirectly owned by the Partnership.

4.5	NO THIRD-PARTY BENEFICIARY

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.6	NO INTEREST

No Partner shall be entitled to interest on any Capital Contribution or on such Partner’s Capital Account.

4.7	NO PREEMPTIVE RIGHTS

No Person shall have any preemptive or other similar right with respect to any:

(a) additional Capital Contributions or loans to the Partnership; or

(b) issuance or sale of any Partnership Units or other Partnership Interests.

4.8	CAPITAL ACCOUNTS

The Partnership shall establish and maintain throughout the life of the Partnership for each Partner a separate “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). If (i) a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, (iii) a new or existing Partner acquires a more than de minimis additional interest in the Partnership as

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consideration for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a partner, or (iv) the Partnership is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the General Partner shall revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Article 6 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.

ARTICLE V

DISTRIBUTIONS

5.1	DISTRIBUTIONS

(a) Except as provided in Sections 5.2, 5.3, 5.4, 8.6(c), 11.6(d), and 13.2, the General Partner shall cause the Partnership to distribute to the Partners as of the applicable Partnership Record Date, at such times as the General Partner shall determine, amounts of Available Operating Cash and Net Sales Proceeds in the manner set forth in this Section 5.1.

(b) Available Operating Cash shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in the following order of priority:

(i) First, if any Aggregate Unpaid Dividend Equivalent Amounts exists with respect to any Outside Limited Partner, then, such Aggregate Unpaid Dividend Equivalent Amount shall be calculated separately with respect to each previous calendar quarter, and the amounts thereof shall distributed to the applicable Outside Limited Partners, in the order in which such Aggregate Unpaid Dividend Equivalent Amounts have accrued (with the amounts attributable to the earliest calendar quarter being paid first and the amounts attributable to the most recent calendar quarter being paid last), in proportion to the Partners’ respective Percentage Interests (on the applicable Partnership Record Date) of the Aggregate Unpaid Divided Equivalent Amounts attributable to each such calendar quarter;

(ii) Second, to all Partners (including the General Partner) in proportion to their respective Percentage Interests on the applicable Partnership Record Date, until each Outside Limited Partner has received an amount equal to its Dividend Equivalent for such Current Period;

(iii) Third, the remaining Available Operating Cash, 100% to the General Partner or any affiliate of the General Partner in proportion to their respective Percentage Interests on the applicable Partnership Record Date.

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(c) Net Sales Proceeds shall be distributed to the Partners as determined by the General Partner in its sole and absolute discretion in accordance with clause (b) above.

(d) If a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than a REIT Record Date, the cash distribution attributable to such additional Partnership Interest for the Partnership Record Date following the issuance of such additional Partnership Interest shall be reduced in the proportion that the number of days that such additional Partnership Interest is held by such Partner bears to the number of days between such Partnership Record Date and the immediately preceding REIT Record Date.

(e) In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash dividend as the holder of record of REIT Stock for which all or part of such Partnership Unit has been redeemed and exchanged in accordance with this Agreement.

5.2	QUALIFICATION AS A REIT

Notwithstanding anything to the contrary in this Agreement, the General Partner shall take such action as it deems necessary or advisable to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay stockholder dividends that will enable the General Partner to (a) satisfy the requirements for qualification as a REIT under the Code and the Treasury Regulations (the “REIT Requirements”), and (b) avoid any Federal income or excise tax liability; provided, however, the General Partner shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law. A distribution made by the General Partner pursuant to this Section 5.2 shall have priority over the amounts required to be distributed in accordance with Section 5.1. In the event the General Partner determines it is unable to timely pay the Dividend Equivalent because of the reasons set forth in this Section 5.2, the resulting portion of the Aggregate Unpaid Dividend Equivalent Amount shall include and be increased by the Unpaid Dividend Equivalent Amount Yield.

5.3	WITHHOLDING

With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act by or status of any Partner or to which the Partnership becomes subject with respect to any Partnership Interest, the Partnership shall have the right to withhold amounts of Available Operating Cash or Net Sales Proceeds or other Partnership Assets distributable to such Partner or with respect to such Partnership Interests, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5.

5.4	ADDITIONAL PARTNERSHIP INTERESTS

If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect any distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Article 6. If a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution or otherwise on any date other than a Partnership Record Date, such Partner shall not be entitled to any distributions with respect to such additional Partnership Interest until the first Partnership Record Date following the date of such issuance.

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ARTICLE VI

ALLOCATIONS

6.1	ALLOCATION OF PROFITS AND LOSSES

(a) General. Except as otherwise provided in this Article 6 and in Section 11.6(c), and after making any special allocations under Section 6.2, Profits(and items thereof) and Losses (and items thereof) for each Fiscal Year or other applicable period shall be allocated among the Partners such that the ending Adjusted Capital Account of each Partner, immediately after giving effect to the allocations under this Article 6, is, as nearly as possible, equal to the amount of the hypothetical distribution that such Partner would receive if the Partnership were liquidated on the last day of such period and all assets of the Partnership, including cash, were sold for cash equal to their Carrying Value, all liabilities of the Partnership were satisfied with cash according to their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and such hypothetical proceeds (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.1. For purposes of the preceding allocations only, a Partner holding more than one class or series of Partnership Interests or units shall be deemed to be a separate Partner with respect to each such class, series or units.

(b) Adjustment. If the amount of Losses for any Fiscal Year that otherwise would be allocated to a Partner under Section 6.1(a) or this Section 6.1(b) would cause or increase an Adjusted Capital Account Deficit of such Partner as of the last day of such Fiscal Year (after all other allocations have been made pursuant to this Article 6), then such Partner shall be allocated that amount of Losses which does not cause or increase such Adjusted Capital Account Deficit, and the remainder of such Losses that would have been allocated to such Partner shall be allocated to the other Partners in proportion to their Percentage Interests.

6.2	SPECIAL ALLOCATIONS

Notwithstanding any provisions of Section 6.1, the following special allocations shall be made in the following order of priority:

(a) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f) and (j)(2). This subparagraph is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

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(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Treasury Regulations Section 1.704-2(i). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and (j)(2). This subparagraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Partner pursuant hereto.

(c) Qualified Income Offset. In the event a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes or increases an Adjusted Capital Account Deficit, gross items of income and gain shall be specially allocated to such Partner so as to eliminate such Adjusted Capital Account Deficit as quickly as possible. This subparagraph is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partners that bear the economic risk of loss for such Partner Nonrecourse Debt (as determined under Treasury Regulations Sections 1.704-2(b)(4) and 1.704-2(i)(1).

(f) Definition of “Profits” and “Losses”. “Profits” and “Losses” and any item of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Treasury Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 6.1(b), 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e). All allocations of Profit and Loss (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in Section 6.1 and this Section 6.2, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain, and expense as required by Section 704(c) of the Code including a method that may result in a Partner receiving a disproportionately larger share of the Partnership tax depreciation deductions, and such election shall be binding on all Partners.

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(g) Curative Allocations. The allocations set forth in Section 6.1(b) and Sections 6.2(a) through (e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 6.2(g). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 6.1(a) and 6.1(c). In exercising its discretion under this Section 6.2(g), the General Partner shall take into account future Regulatory Allocations under Sections 6.2(a) and 6.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.2(d) and 6.2(e).

(h) Changes in Interest. If during any Fiscal Year there is a change in any Partner’s Percentage Interest, then for purposes of determining the Profits, Losses, or any other items allocable to such Partner for such Fiscal Year, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

6.3	RESERVED

6.4	REVISIONS TO ALLOCATIONS TO REFLECT ISSUANCE OF PARTNERSHIP INTERESTS

If the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article 4, the General Partner shall make any such revisions to this Article 6 as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII

MANAGEMENT AND OPERATIONS OF BUSINESS

7.1	MANAGEMENT

(a) Management by the General Partner. Except as otherwise expressly provided in this Agreement, full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause.

(b) Power and Authority of the General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

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(i) (A) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to (1) avoid the payment of any Federal income or excise tax (including any excise tax pursuant to Section 4981 of the Code) and (2) make distributions to its stockholders in amounts sufficient to permit the General Partner to maintain REIT status), (B) the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, (C) the issuance of any evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets), and (D) the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets, including Real Estate Assets, of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

(iv) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms the General Partner sees fit, including, without limitation,

(A) the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries,

(B) the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and

(C) the making of capital contributions to the Partnership’s Subsidiaries;

(v) the development, expansion, construction, management, operation, leasing, repair, alteration, demolition or improvement of any real property in which the Partnership or any Subsidiary of the Partnership owns a direct or indirect interest;

(vi) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

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(vii) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(viii) the holding, management, investment and reinvestment of cash and other assets of the Partnership;

(ix) the collection and receipt of revenues and income of the Partnership;

(x) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

(xi) the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any other Entities that the General Partner deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, Subsidiaries of the Partnership and any other Person from time to time), or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided that, as long as the General Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

(xii) the control of any matters affecting the rights and obligations of the Partnership, including:

(A) the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,

(B) the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and

(C) the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiii) the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(xiv) the determination of the fair market value of any Partnership Assets distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;

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(xv) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(xvi) the exercise of any of the powers of the General Partner enumerated in this Agreement or the undertaking of any action on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(xvii) the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;

(xviii) the issuance of additional Partnership Interests in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(xix) the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and

(xx) the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions of, Partnership Units held by and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect any Capital Contributions, redemptions, issuance of Partnership Units, admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

(c) Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain:

(i) casualty, liability and other insurance on the Real Estate Assets of the Partnership;

(ii) liability insurance for the Indemnitees hereunder; and

(iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.

(d) Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

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7.2	CERTIFICATE OF LIMITED PARTNERSHIP

The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(a)(iv) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

7.3	REIMBURSEMENT OF THE GENERAL PARTNER

(a) No Compensation. Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) Responsibility for Partnership Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization and the ownership and operation of the Partnership Assets. The General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership Assets, or for the benefit of the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.

(c) Responsibility for General Partner Expenses. The General Partner shall also be reimbursed for (i) all expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner, and (ii) all expenses the General Partner incurs relating to the organization and/or reorganization of the Partnership and the General Partner, the public offering of REIT Stock by the General Partner, and any other offering, grant, award or issuance of REIT Stock or additional Partnership Interests pursuant to Section 4.2 or 4.3, including all expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body.

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(d) Business of the General Partner. The Limited Partners acknowledge that the sole business of the General Partner is the ownership of direct or indirect interests in, and the direct or indirect operation of, the Partnership, and that all of the expenses of the General Partner are incurred for the benefit of the Partnership.

(e) Characterization of Reimbursements. All payments and reimbursements hereunder shall be characterized for Federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

7.4	ACQUISITION OF LIMITED PARTNER INTERESTS BY THE GENERAL PARTNER

The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

7.5	TRANSACTIONS WITH AFFILIATES

(a) Transactions with Subsidiaries. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b) Benefit Plans Sponsored by the Partnership. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, option or other equity incentive plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, any Subsidiaries of the Partnership or any of their respective Affiliates.

7.6	INDEMNIFICATION

(a) General. Subject to the limitations of Section 7.6(b), to the maximum extent permitted under the Act in effect from time to time, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership, the General Partner or any of the Partnership’s Subsidiaries in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that in no event shall this Section 7.6(a) enlarge the indemnification permitted below under Section 7.6(b).

(b) Limitation. Notwithstanding any provision hereof to the contrary:

(i) the Partnership will not indemnify any Indemnitee unless:

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(A) the Indemnitee has determined in good faith that the course of conduct which caused the loss, liability or expenses was in the best interests of the Partnership;

(B) the Indemnitee was acting on behalf of the Partnership or performing services for the Partnership;

(C) Such Claim was not the result of:

(1) with respect to the General Partner, the gross negligence, willful misconduct or fraud of the General Partner;

(2) with respect to any Limited Partner, the gross negligence, willful misconduct or fraud of the Limited Partner;

(3) with respect to the directors, officers and employees of the General Partner, the negligence or misconduct of such Person; or

(4) with respect to the Independent Directors (as defined in the Articles of Incorporation), the gross negligence or willful misconduct of such Independent Director; and

(D) any indemnification or agreement to hold harmless may be paid only out of the Net Assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6;

(ii) notwithstanding anything to the contrary in Section 7.6(b)(ii), the Partnership will not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless:

(A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee;

(B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or

(C) a court of competent jurisdiction approves a settlement of the claims against the particular Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities Exchange Commission and the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

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(c) Contractual Obligations. Without limitation, the indemnity set forth in this Section 7.6 shall extend to any liability of any Indemnitee pursuant to a loan guaranty (except a guaranty by a Limited Partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnification agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.

(d) Advancement of Expenses. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all Claims made or threatened against an Indemnitee only if all of the following conditions are satisfied: (i) the Claim relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, (ii) either (A) the Claim was initiated by a third party who is not a stockholder of the General Partner or (B) if the proceeding was initiated by a stockholder of the General Partner, the initiating stockholder was acting in his or her capacity as such and the advancement was approved by a court of competent jurisdiction, and (iii) the Indemnitee provides the Partnership with a written undertaking to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

(e) No Exclusivity. The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitees are indemnified.

(f) Insurance. The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) Benefit Plan Fiduciary. For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6 and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(h) No Personal Liability for Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

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(i) Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(j) Benefit. The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(k) Amendment of this Section 7.6. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to Claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such Claims may arise or be asserted.

(l) Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

(m) Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any Claim for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

7.7	LIABILITY OF THE GENERAL PARTNER

(a) General. To the maximum extent permitted under the Act, neither the General Partner nor any director, officer, shareholder, partner, member or employee, trustee, representative or agent of the General Partner shall be liable to the Partnership or to any Partner for (i) any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, except to the extent such loss, claim, cost damage or liability results from such Person’s gross negligence, willful misconduct or fraud, (ii) any tax liability imposed on the Partnership or (iii) any losses due to the misconduct, negligence (gross or ordinary), dishonesty or bad faith of any agents of the Partnership. Notwithstanding anything to the contrary in this Section 7.7(a), this limitation on liability applies only to the extent that the particular officer or director has satisfied the requirements of Sections 7.6(b)(i) and (ii).

(b) No Obligation to Consider Separate Interests of Limited Partners. The Limited Partners expressly acknowledge that (i) the General Partner is acting on behalf of the Partnership and the stockholders of the General Partner, collectively, (ii) the General Partner is under no obligation to consider the separate interest of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and (iii) the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, unless the General Partner, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

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(c) Conflict. The Limited Partners expressly acknowledge that in the event of any conflict in the fiduciary duties owed by the General Partner to its stockholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners, the General Partner may act in the best interests of the General Partner’s stockholders without violating its fiduciary duties to the Limited Partners, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with any such violation.

(d) Amendment of this Section 7.7. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8	OTHER MATTERS CONCERNING THE GENERAL PARTNER

(a) Reliance on Documents. The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, agents, and duly appointed attorneys-in-fact. Each such officer, agent or attorney-in-fact shall, to the extent granted by the General Partner in writing, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d) Actions to Maintain REIT Status. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to: (i) protect the ability of the General Partner to continue to qualify as a REIT, or (ii) avoid the General Partner incurring any taxes under Sections 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

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7.9	TITLE TO PARTNERSHIP ASSETS

Title to all Partnership Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be held by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in the Partnership Assets or any portion thereof. Title to any or all of the Partnership Assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership Asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership Assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership Assets is held.

7.10	RELIANCE BY THIRD PARTIES

(a) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all Partnership Assets and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.

(b) Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.

(c) In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.

(d) Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that:

(i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;

(ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and

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(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1	LIMITATION OF LIABILITY

The Limited Partners shall have no liability under this Agreement, except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

8.2	NO RIGHT TO PARTICIPATE IN THE MANAGEMENT OF BUSINESS

No Limited Partner shall take part in the management or control of the Partnership’s investment or other activities, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Except as expressly provided herein, no Limited Partner shall have the right to vote for the election, removal or replacement of the General Partner. The exercise by any Limited Partner of any right conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act, laws of non-U.S. jurisdictions or otherwise.

8.3	OUTSIDE ACTIVITIES OF LIMITED PARTNERS

Subject to any agreements entered into by a Limited Partner or its Affiliates, or any Assignee, with the Partnership or any of its Subsidiaries, any Limited Partner or Assignee and any officer, director, employee, agent, trustee, Affiliate or shareholder or other equity owner of any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4	RETURN OF CAPITAL

No Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except (a) to the extent of such Limited Partner’s right of redemption set forth in Section 8.6 (if applicable), and (b) to the extent that the General Partner (or the Liquidator) determines to make distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to distributions or allocations of Profits or Losses.

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8.5	RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP

(a) General. In addition to the other rights provided by this Agreement and any rights granted to limited partners of a limited partnership under the Act that such limited partners are not permitted to waive under the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):

(i) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934;

(ii) to obtain a copy of the Partnership’s Federal, state and local income tax returns for each Fiscal Year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iv) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed.

Each Limited Partner hereby waives any and all rights that such Limited Partner may have under the Act that the Act permits limited partners to waive, except any such right that is granted expressly to such Limited Partner under this Agreement.

(b) Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

8.6	REDEMPTION OF COMMON PARTNERSHIP UNITS

(a) Series A Redemption Right. Subject to the provisions of this Section 8.6, at any time on or after the first anniversary date of the issuance of Common Series A Units to a Partner, such Partner shall have the right (the “Series A Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of such Common Series A Units held by such Partner, at a redemption price equal to and in the form of the Redemption Amount. The Series A Redemption Right shall be exercised pursuant to a Series A Notice of Redemption Request delivered to the General Partner by the Partner who is exercising the Series A Redemption Right.

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(b) Series B Redemption Right. Subject to the provisions of this Section 8.6, a holder of Common Series B Units shall have the right (the “Series B Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of such Common Series B Units, at a redemption price equal to and in the form of the Redemption Amount. The Series B Redemption Right shall be exercised pursuant to a Series B Notice of Redemption Request delivered to the General Partner by the Partner who is exercising the Series B Redemption Right.

(c) Distributions and Allocations.

(i) Subject to Section 8.6(d), a Partner who has exercised a Series A Redemption Right or Series B Redemption Right (the “Redeeming Partner”) shall have no right to receive any distributions that are paid after the Specified Redemption Date with respect to any Partnership Units redeemed pursuant to this Section 8.6.

(ii) If any Partnership Interest is redeemed (other than pursuant to Section 8.6(d)) on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated to the Redeeming Partner by taking into account the Redeeming Partner’s ownership of such Partnership Interest during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration period, in which event Profits, Losses, each item thereof and all other items attributable to such redeemed Partnership Interest for such Fiscal Year shall be prorated based upon the applicable method selected by the General Partner).

(d) General Partner Assumption of Obligation. Notwithstanding the provisions of Section 8.6(a) or 8.6(b), a Redeeming Partner shall be deemed to have offered to sell the Partnership Units described in the Series A Notice of Redemption Request or in the Series B Notice of Redemption Request to the General Partner, and the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of shares of REIT Stock in the Articles of Incorporation), assume directly the obligation to satisfy a Series A Redemption Right or a Series B Redemption Right and satisfy such Series A Redemption Right or Series B Redemption Right by paying to the Redeeming Partner the Redemption Amount on the Specified Redemption Date, whereupon the General Partner shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. In the event that the General Partner shall exercise this right to satisfy the Series A Redemption Right or the Series B Redemption Right in the manner described in the preceding sentence and shall fully perform its obligation to pay the Redemption Amount on the Specified Redemption Date, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Series A Redemption Right or Series B Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner’s Partnership Units to the General Partner for Federal income tax purposes. In such event, the General Partner shall become the holder of such Common Units; provided, however, that notwithstanding the foregoing, the General Partner shall not be entitled to receive any Dividend Equivalent with respect to such Common Units. Distributions and allocations with respect to Partnership Units acquired by the General Partner pursuant to this Section 8.6(d) shall be made in accordance with Sections 11.6(c) and 11.6(d).

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(e) Fractional Shares. If the General Partner elects, either on its own behalf or on behalf of the Partnership, to satisfy the Series A Redemption Right or a Series B Redemption Right by paying the REIT Stock Amount, and the REIT Stock Amount is not equal to a whole number of shares of REIT Stock, the Redeeming Partner shall be paid (i) that number of shares of REIT Stock which equals the nearest whole number less than the REIT Stock Amount, plus (ii) (A) an amount of cash equal to the Value of one share of REIT Stock on the applicable Valuation Date, multiplied by (B) the REIT Stock Amount minus the whole number of shares of REIT Stock pursuant to clause (i) of this Section 8.6(e).

(f) Execution of Documents. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with (i) the exercise and satisfaction of the Series A Redemption Right or Series B Redemption Right (as applicable), (ii) any assumption by the General Partner pursuant to Section 8.6(d), and (iii) any issuance of REIT Stock in connection with the Partnership or the General Partner paying the Redemption Amount to the Redeeming Partner.

(g) Exceptions to Redemption Right. Notwithstanding the provisions of Section 8.6(a) or 8.6(b), unless the General Partner elects for payment of the Redemption Amount by the Partnership to be paid in cash, a Partner shall not be entitled to exercise the Series A Redemption Right or Series B Redemption Right if the delivery of REIT Stock to such Partner on the Specified Redemption Date would (i) be prohibited under the Articles of Incorporation or the bylaws of the General Partner, (ii) adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Sections 857 or 4981 of the Code, (iii) constitute or be likely to constitute a violation of any applicable federal or state securities laws or regulations, or (iv) be prohibited under Section 11.6(f) (in each case regardless of whether the General Partner would in fact assume and satisfy the Series A Redemption Right).

(h) Exercise of Redemption Right by the General Partner. With respect to any Series A Redemption Right or Series B Redemption Right exercised by the General Partner pursuant to this Section 8.6(h), the General Partner will elect for payment of the Redemption Amount by the Partnership to the General Partner to be the Cash Amount.

(i) Assignees. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6 with respect to any Partnership Units Transferred by such Limited Partner to such Assignee, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Redemption Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

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(j) No Liens on Partnership Units Delivered for Redemption. Each Partner covenants and agrees that all Partnership Units delivered for redemption pursuant to this Section 8.6 shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all Liens. Notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any Liens. Each Partner further agrees that, if any state or local property transfer tax is payable as a result of the Transfer of its Partnership Units to the Partnership or the General Partner pursuant to this Section 8.6, such Partner shall assume and pay such transfer tax.

(k) Cancellation of Units; Amendments to Exhibit A. Upon the redemption of Partnership Units pursuant to this Section 8.6, (i) all such redeemed Partnership Units (other than Partnership Units redeemed pursuant to Section 8.6(d)) shall be cancelled, and (ii) the General Partner shall amend Exhibit A to reflect the new Percentage Interests of the Partners and to (A) either adjust the number of Partnership Units and the Percentage Interest of the Redeeming Partner or eliminate the Redeeming Partner from Exhibit A, as applicable, and (B) in the event that the General Partner assumes the obligation to satisfy a Series A Redemption Right or Series B Redemption Right pursuant to Section 8.6(d), adjust the number of Partnership Units and the Percentage Interest of the General Partner to reflect the Transfer of such Partnership Units to the General Partner.

(l) Additional Partnership Interests. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article 4, the General Partner shall make such revisions to this Section 8.6 as the General Partner determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Series A Redemption Right with respect to such Partnership Interests).

8.7	RESERVED

8.8	ADJUSTMENTS TO THE CONVERSION FACTOR

(a) In the event that the General Partner (A) declares or pays a dividend on its outstanding REIT Stock in REIT Stock or makes a distribution to all holders of its outstanding REIT Stock in REIT Stock, (B) subdivides its outstanding REIT Stock, or (C) combines its outstanding REIT Stock into a smaller number of shares of REIT Stock, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of shares of REIT Stock issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of shares REIT Stock (determined without the above assumption) issued and outstanding on such date; provided, however, that notwithstanding the foregoing, if the General Partner declares or pays a dividend on its outstanding REIT Stock in REIT Stock or makes a distribution to all holders of its outstanding REIT Stock in REIT Stock (including a dividend in which stockholders may elect to receive all or a portion of such dividend in cash (other than pursuant to a dividend reinvestment program)), no adjustment shall be made if, promptly thereafter, with respect to any dividend or distribution with respect to REIT Stock, the Partnership pays a distribution with respect to each Partnership Unit consisting of a number of Partnership Units (or fraction thereof) equal to the product of (i) the quotient obtained by dividing (a) the aggregate number of shares of REIT Stock paid by the General Partner as a dividend to all stockholders, by (b) the aggregate number of shares of REIT Stock outstanding as of the close of business on the record date for such dividend, and (ii) the number of shares of REIT Stock for which such Partnership Unit is then redeemable pursuant to Section 8.6.

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(b) Any adjustment to the Conversion Factor shall become effective immediately after the effective date of any of the events described in subsection (a), retroactive to the record date, if any, for such event, provided, however, that if the Partnership receives a Series A Notice of Redemption Request or Series B Notice of Redemption Request after the record date, but prior to the payment date or effective date, of any dividend, distribution, subdivision or combination referred to in subsection (a), the Conversion Factor shall be determined as if the Partnership had received such Series A Notice of Redemption Request or Series B Notice of Redemption Request immediately prior to the record date for such dividend, distribution, subdivision or combination.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1	RECORDS AND ACCOUNTING

(a) Books and Records. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary for the General Partner to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.2 hereof.

(b) Accounting Method. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP.

9.2	REPORTS

(a) Annual Reports. As soon as practicable after the end of each Fiscal Year, but in no event later than the date on which the General Partner mails its annual report to its stockholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Fiscal Year, an annual report containing financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Fiscal Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.

(b) Quarterly Reports. If and to the extent that the General Partner mails quarterly reports to its stockholders, then as soon as practicable after the end of each fiscal quarter of the Partnership, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

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(c) Delivery. Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.

ARTICLE X

TAX MATTERS

10.1	PREPARATION OF TAX RETURNS

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

10.2	TAX ELECTIONS

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election it makes, including, without limitation, the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

10.3	PARTNERSHIP REPRESENTATIVE

(a) General. For years prior to the effective date of the Bipartisan Budget Act of 2015, the General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. For years in which the Bipartisan Budget Act of 2015 is effective, the General Partner shall serve as the “partnership representative” within the meaning of Section 6223(a) of the Code and corresponding state laws (in such capacity the “partnership representative”) and shall appoint a “designated individual” within the meaning of Treasury Regulations section 301.6223-1(b)(3) and corresponding state laws. Unless the context otherwise requires, references to the “partnership representative” shall include a “designated individual”. The partnership representative shall have all of the powers and responsibilities of such position as provided in the Code and any Treasury Regulations thereunder and may take any action contemplated by Sections 6221 through 6241 of the Code, any Treasury Regulations or other guidance thereunder and any comparable state or local law (the “Partnership Tax Audit Rules”). Any person who serves as partnership representative shall not be liable to the Partnership or any Partner for any action it takes or fails to take in such capacity, unless such action or failure to act constitutes bad faith, willful misconduct, gross negligence, fraud or a material breach of this Agreement. Upon the partnership representative’s request, each Partner shall provide to the Partnership within the required time frame any information that the partnership representative believes may be necessary or appropriate to resolve any tax issue relating to the Partnership or comply with or be eligible to invoke any aspect of the Partnership Tax Audit Rules. Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable by the Partnership under the Partnership

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Tax Audit Rules shall be treated as attributable to the Partners or former Partners and, to the extent possible, the partnership representative shall allocate the burden of any such amounts to those Partners or former Partners to whom such amounts are reasonably attributable in the partnership representative’s reasonable discretion, exercised in good faith. The partnership representative and any “designated individual” shall be Indemnitees hereunder. In the event of a Transfer of a Partner’s Interest, the transferor Partner’s obligations under this Section shall survive such transfer, and such transferor Partner and the transferee Partner shall be liable for any taxes, penalties, and interest payable by the Partnership under the Partnership Audit Rules that are reasonably attributable to such Interest.

(b) Reimbursements. All third party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist partnership representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

10.4	ORGANIZATIONAL EXPENSES

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Section 709 of the Code.

10.5	WITHHOLDING

(a) General. Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code.

(b) Treatment of Amounts Withheld. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless:

(i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or

(ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.

Any amounts withheld from amounts otherwise distributable to a Limited Partner as described in clause (i) or (ii) of this Section 10.5(b) shall be treated as having been distributed to such Limited Partner.

(c) Security Interest. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

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(d) Default. In the event that a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.

(e) Interest. Any amount payable by a Limited Partner under this Section 10.5 shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points, and (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

ARTICLE XI

TRANSFERS AND WITHDRAWALS

11.1	TRANSFER

(a) Definition. The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “Transfer” when used in this Article 11 does not include any redemption of Partnership Units or other Partnership Interests for cash or REIT Stock pursuant to Section 8.6 or Section 8.7.

(b) Restriction on Transfer. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

11.2	TRANSFER OF THE GENERAL PARTNER’S GENERAL PARTNER INTEREST

(a) The General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, except:

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(i) with the Consent of the Outside Limited Partners; or

(ii) if such Transfer is to an entity which is wholly-owned, directly or indirectly, by the General Partner or that wholly-owns, directly or indirectly, the General Partner.

(b) In the event the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.

(a) Notwithstanding any provisions of this Agreement to the contrary, the merger of the General Partner with and into any other entity shall not be deemed to be a Transfer of its General Partner Interest or a withdrawal of the General Partner and shall not require the Consent of any Limited Partner or cause the dissolution of the Partnership, except Consent of the Limited Partners shall be required if such merger of the General Partner has an adverse effect on the economic, distribution, redemption, or conversion rights of Limited Partners, including with respect to the definition of Common Stock, REIT Stock, Aggregate Unpaid Dividend Equivalent Amount, Dividend Equivalent, or Conversion Factor.

11.3	LIMITED PARTNERS’ RIGHTS TO TRANSFER

(a) General. Subject to the provisions of Section 11.3(b), no Limited Partner shall have the right to Transfer all or a portion of such Limited Partner’s Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the consent of the General Partner, which may be given or withheld by the General Partner in its sole and absolute discretion.

(b) Transfers to Permitted Transferees. Notwithstanding the provisions of Section 11.3(a), but subject to the provisions of Sections 11.3(c), 11.3(d), and 11.3(e) and other applicable restrictions on Transfers contained in this Article 11, a Limited Partner may Transfer, with or without the consent of the General Partner, all or a portion of his Common Partnership Units to a Permitted Transferee; provided that such Permitted Transferee must qualify as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and provided further that, no Transfer pursuant to this Section 11.3(b) shall be effective until the General Partner receives notice of such Transfer.

(c) No Transfers Violating Securities Laws. The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such Transfer would require the filing of a registration statement under the Securities Act, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

(d) No Transfers to Certain Lenders. No Transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Treasury Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Treasury Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion.

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(e) Additional Prohibited Transfers. No Transfer by a Limited Partner of its Partnership Units may be made to any Person if:

(i) in the opinion of the General Partner based on the advice of legal counsel, if appropriate, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Sections 857 or 4981 of the Code;

(ii) in the opinion of the General Partner based on the advice of legal counsel, if appropriate, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(iii) such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940, as amended or ERISA;

(iv) such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; or

(v) such Transfer is to a Prohibited Transferee.

(f) Incapacitated Limited Partners. If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

11.4	SUBSTITUTED LIMITED PARTNERS

(a) Consent of the General Partner. No Limited Partner shall have the right to substitute a Permitted Transferee in such Limited Partner’s place. The General Partner shall, however, have the right to consent to the admission of a Permitted Transferee of the Partnership Interest of a Limited Partner pursuant to this Section 11.4 as a Substitute Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

(b) Rights of a Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.6, and such other documents or instruments as may be required in the reasonable discretion of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner.

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(c) Amendments to Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

11.5	ASSIGNEES

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4(a), such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Profit, Losses and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement except as otherwise provided in this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

11.6	GENERAL PROVISIONS

(a) Withdrawal of a Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a Transfer of all of such Limited Partner’s Partnership Units pursuant to which the transferee is admitted as a Substituted Limited Partner or a redemption of all of the Partnership Units held by such Limited Partner pursuant to Sections 4.1(e), 8.6 or 8.7.

(b) Termination of Status as a Limited Partner. Any Limited Partner that Transfers all of such Limited Partner’s Partnership Units (or other Partnership Interests) in a Transfer pursuant to which the transferee is admitted as a Substituted Limited Partner, or redeems all of such Partnership Units held by such Limited Partner pursuant to Sections 4.1(e), 8.6 or 8.7 shall cease to be a Limited Partner.

(c) Allocations. If any Partnership Interest is Transferred during the Partnership’s Fiscal Year in compliance with the provisions of this Article 11 (including Transfers to the General Partner pursuant to Section 8.6(d)) on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration period, in which event Profits, Losses, each item thereof and all other items attributable to such transferred Partnership Interest for such Fiscal Year shall be prorated based upon the applicable method selected by the General Partner).

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(d) Distributions. All distributions of Available Operating Cash, Net Sales Proceeds or other Partnership Assets attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of a Transfer of such Partnership Units (including any Transfer to the General Partner pursuant to Section 8.6(d)), shall be made to the transferor Partner, and all distributions of Available Operating Cash, Net Sales Proceeds or other Partnership Assets thereafter attributable to such Partnership Units shall be made to the transferee Partner.

(e) Capital Accounts. The original Capital Account established for each transferee shall be in the same amount as the Capital Account or portion thereof of the Partner to which such transferee succeeds, at the time such transferee is admitted to the Partnership. The Capital Account of any Partner that is a party to a Transfer of all or all or any portion of a Partnership Interest shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Partner shall include a Capital Contribution or distribution previously made by or to any prior Partner on account of the Partnership Interest of such then-Partner.

(f) Additional Restrictions. In addition to any other restrictions on transfer contained in this Agreement, in no event may any Transfer of a Partnership Interest by any Partner or any redemption pursuant to Section 8.6 be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would cause a termination of the Partnership for Federal or state income tax purposes (except as a result of a redemption of all Partnership Units held by all Limited Partners); (v) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would cause the Partnership to cease to be classified as a partnership for Federal income tax purposes (except as a result of a redemption of all Partnership Units held by all Limited Partners); (vi) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such Transfer would cause the Partnership to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code (provided that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Series A Redemption Right or Series B Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel advises the General Partner that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) if such Transfer would cause the General Partner to own 10% or more of the ownership interests of any tenant of a property held by the Partnership within the meaning of Section 856(d)(2)(B) of the Code; (ix) if such Transfer would result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code; or (x) if in the opinion of the General Partner based on the advice of legal counsel, if appropriate, such Transfer would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Sections 857 or 4981 of the Code.

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ARTICLE XII

ADMISSION OF PARTNERS

12.1	ADMISSION OF SUCCESSOR GENERAL PARTNER

A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately following the successor General Partner’s execution and delivery to the Partnership of an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required or appropriate to effect such Person’s admission as General Partner. In the case of such admission on any day other than the first day of a Fiscal Year, all items attributable to the General Partner Interest for such Fiscal Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(c) hereof. Any such successor General Partner shall carry on the business of the Partnership without dissolution.

12.2	ADMISSION OF ADDITIONAL LIMITED PARTNERS

(a) General. A Person other than the General Partner who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon executing and delivering to the General Partner:

(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.6 hereof; and

(ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b) General Partner’s Consent Required. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of the conditions set forth in Section 12.2(a).

(c) Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Profit, Losses, each item thereof and all other items allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.

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12.3	AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.6 hereof.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

13.1	DISSOLUTION

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Subject to Section 13.1(b), upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):

(a) the expiration of its term as provided in Section 2.5 hereof;

(b) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(c) an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

(d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(e) the occurrence of a Terminating Sale Transaction; or

(f) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner or the Partnership is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner or the Partnership, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner, if applicable.

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As used in this Article 13, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold Common Partnership Units that constitute more than fifty percent (50%) of the aggregate number of outstanding Common Partnership Units not held by the General Partner.

13.2	WINDING UP; LIQUIDATION

(a) Upon dissolution of the Partnership, the business and affairs of the Partnership shall be wound up as provided in this Section 13.2. The General Partner shall act as the “Liquidator” (or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding more than 50% of the total number of Common Partnership Units then issued and outstanding). The Liquidator shall wind up the affairs of the Partnership, shall dispose of such Partnership Assets as it deems necessary or appropriate and shall pay and distribute the assets of the Partnership, including the proceeds of any such disposition, as follows:

(i) first, to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment or reserves as determined by the Liquidator in its sole discretion), other than distributions to Partners pursuant to Article 5, and

(ii) second, to the Partners in accordance with their positive Capital Account balances.

It is intended that such distributions will result in the Partners receiving aggregate distributions in the order of and equal to the amount of distributions that would have been received if the liquidating distributions were made in accordance with Section 5.1. However, if the balances in the Capital Accounts do not result in such intention being satisfied, items of Profits and Losses will be reallocated among the Partners for the Fiscal Year of the liquidation (and, at the election of the General Partner, if necessary and permissible, prior Fiscal Years) so as to cause the balances in the Capital Accounts to be in the amounts necessary to assure that such result is achieved. Notwithstanding anything herein to the contrary, in the event the Partnership is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), liquidation distributions shall be made by the end of the taxable year in which the Partnership liquidates or, if later, within ninety (90) days of the date of such liquidation.

(b) In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be:

(i) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2(a) as soon as practicable.

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(c) The Liquidator shall, in its sole discretion, determine whether to sell any Partnership Assets, including, without limitation, Real Estate Assets, and if so, whether at a public or private sale, for what price and on what terms. If the Liquidator determines to sell or otherwise dispose of any Partnership Asset or any interest therein, the Liquidator shall do so expeditiously and for its fair market value under the circumstances, giving due regard to the activity and condition of the relevant market and general financial and economic conditions. If the Liquidator determines not to sell or otherwise dispose of any Partnership Asset or any interest therein, the Liquidator shall not be required to distribute the same to the Partners promptly but shall have full right and discretion to determine the time and manner of such distribution and distributions giving due regard to the interests of the Partners.

13.3	NO OBLIGATION TO CONTRIBUTE DEFICIT

If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

13.4	NOTICE OF DISSOLUTION

In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

13.5 TERMINATION OF PARTNERSHIP AND CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.6	REASONABLE TIME FOR WINDING-UP

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

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13.7	WAIVER OF PARTITION

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIV

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1	AMENDMENTS

(a) By the General Partner. The General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement except as set forth in Section 14.1(b) hereof. The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners. The Limited Partners shall not have the power to amend this Agreement.

(b) Restrictions on General Partner’s Ability to Amend this Agreement. Notwithstanding Section 14.1(a), this Agreement shall not be amended (whether by merger (including a merger where the Partnership is the surviving entity), division, operation of law, or otherwise) with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would:

(i) convert a Limited Partner’s interest in the Partnership into a General Partner Interest;

(ii) impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership;

(iii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner;

(iv) modify any provision of this Agreement (including, without limitation, Article 8 and the definitions of Common Stock, REIT Stock, Aggregate Unpaid Dividend Equivalent Amount, Dividend Equivalent, or Conversion Factor) in a manner adverse to, or in a manner reasonably expected to have an adverse effect on, the economic, distribution, redemption, or conversion rights of any Limited Partner, including, without limitation, any modification that is reasonably expected to (x) result in adverse tax consequences to a Limited Partner, (y) obligate a Limited Partner to convert or exchange Partnership Units into REIT Stock or other security, or (z) prevent the conversion or exchange of Partnership Units into REIT Stock as provided in this Agreement; or

(v) amend this Section 14.1(b).

14.2	MEETINGS OF THE PARTNERS

(a) General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty-five percent (25%) or more of the Common Partnership Interests. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting.

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(b) Vote Required. Whenever the vote or Consent of the Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.2(c) hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of Partnership Units that constitute more than fifty percent (50%) of the aggregate number of outstanding Common Partnership Units held by the Partners (including the General Partner) shall constitute the consent of the Partners.

(c) Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by holders of Common Partnership Units that constitute more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate number of outstanding Common Partnership Units held by the Partners (including the General Partner). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote the holders of Partnership Units that constitute more than fifty percent (50%) (or such other percentage as is expressly required by this Agreement) of the aggregate number of outstanding Common Partnership Units held by the Partners (including the General Partner). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date of the consent as certified by the General Partner.

(d) Proxy. Each Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or his attorney-in-fact and a copy thereof delivered to the Partnership. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.

(e) Conduct of Meeting. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Meetings of Partners may be conducted in the same manner as meetings of the stockholders of the General Partner and may be held at the same time, and as part of, meetings of the stockholders of the General Partner.

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ARTICLE XV

GENERAL PROVISIONS

15.1	ADDRESSES AND NOTICE

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered if delivered in person, sent by first class United States mail, by overnight delivery or via facsimile to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by e-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

15.2	TITLES AND CAPTIONS

All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3	PRONOUNS AND PLURALS

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4	FURTHER ACTION

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6	CREDITORS

Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

15.7	WAIVER

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8	COUNTERPARTS

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

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15.9	APPLICABLE LAW

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.10	INVALIDITY OF PROVISIONS

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11	MERGER

Subject to Section 11.2, the Partnership may merge with, or consolidate into, any Person or Entity in accordance with Section 17-211 of the Act.

15.12	NO RIGHTS AS STOCKHOLDERS

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as stockholders of the General Partner, including, without limitation, any right to receive dividends or other distributions made to such stockholders or to vote or to consent or receive notice as stockholders in respect to any meeting or stockholders for the election of directors of the General Partner or any other matter.

15.13	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Second Amended and Restated Agreement of Limited Partnership as of the day and year first-above written.

“GENERAL PARTNER”
HEALTHCARE REALTY TRUST INCORPORATED

By:

Name:

Title:

[Signature Page to Agreement of Limited Partnership]

EXHIBIT A

PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS

[To come]

A-1

EXHIBIT B

SERIES A NOTICE OF REDEMPTION REQUEST

The undersigned Limited Partner hereby irrevocably (i) requests that [•] (the “Partnership”) redeem Common Series A Units in the Partnership held by such Limited Partner in accordance with Section 8.6(a) of the Agreement of Limited Partnership of the Partnership, as such agreement may be amended from time to time (the “Partnership Agreement”) and the Series A Redemption Right referred to therein; (ii) agrees to surrender such Common Series A Units and all right, title, and interest therein promptly upon payment of the Redemption Amount; (iii) directs that the Redemption Amount deliverable upon exercise of the Series A Redemption Right be delivered to such Limited Partner at the address as specified in the Partnership Agreement; and (iv) directs that, if the General Partner determines that the Redemption Amount shall be the REIT Stock Amount, the REIT Stock be registered or placed in the name of such Limited Partner and at such address specified in the Partnership Agreement. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has not transferred or encumbered title to such Common Series A Units; (b) has the full right, power and authority to redeem and surrender such Common Series A Units as provided herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such redemption and surrender.

Dated:	[NAME OF LIMITED PARTNER]

By:

Name:

Title:

B-1

EXHIBIT C

SERIES B NOTICE OF REDEMPTION REQUEST

The undersigned Limited Partner hereby irrevocably (i) requests that [•] (the “Partnership”) redeem Common Series B Units in the Partnership held by such Limited Partner in accordance with Section 8.6(b) of the Agreement of Limited Partnership of the Partnership, as such agreement may be amended from time to time (the “Partnership Agreement”); (ii) agrees to surrender such Common Series B Units and all right, title, and interest therein promptly upon payment of the REIT Stock Amount; (iii) directs that the REIT Stock Amount deliverable upon exercise of the Series B Redemption Right be delivered to such Limited Partner at the address as specified in the Partnership Agreement; and (iv) directs that the REIT Stock be registered or placed in the name of such Limited Partner and at such address specified in the Partnership Agreement. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has not transferred or encumbered title to such Common Series B Units; (b) has the full right, power and authority to redeem and surrender such Common Series B Units as provided herein; and (c) has obtained the consent or approval of all Persons, if any, having the right to consent or approve such redemption and surrender.

Dated:	[NAME OF LIMITED PARTNER]

By:
Name:
Title:

C-1